Exhibit 10.5

Execution Version

$330,000,000

SECOND LIEN LOAN AGREEMENT

Dated as of October 9, 2015

among

SUNOPTA INC.,

as Holdings

SUNOPTA FOODS INC.,

as the Borrower,

CERTAIN SUBSIDIARIES OF SUNOPTA INC.,

as Subsidiary Guarantors and Loan Parties,

The Several Lenders

from Time to Time Parties Hereto,

BANK OF MONTREAL,

as Administrative Agent and Collateral Agent,

BMO CAPITAL MARKETS CORP. and

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.,

“RABOBANK NEDERLAND”, NEW YORK BRANCH,

as Joint Lead Arrangers and Joint Bookrunners

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SCHEDULES
Schedule 1.1(a)	Commitments
Schedule 1.1(b)	Debt Repayment
Schedule 13.2	Notice Addresses
EXHIBITS
Exhibit A	Form of Supplemental Guarantee
Exhibit B	Form of Exchange Notes Indenture
Exhibit C	[Reserved]
Exhibit D	Form of Exchange Notice for Senior Interim Loans
Exhibit E-1	Form of Legal Opinion of Simpson Thacher & Bartlett LLP
Exhibit E-2	Form of Legal Opinion of Wildeboer Dellelce LLP
Exhibit E-3	Form of Legal Opinion of Stoel Rives LLP
Exhibit E-4	Form of Legal Opinion of the General Counsel of the Borrower
Exhibit F-1	Form of Credit Party Omnibus Closing Certificate – Secretary’s Certificate
Exhibit F-2	Form of Credit Party Omnibus Closing Certificate – Officer’s Certificate
Exhibit G	Form of Assignment and Acceptance
Exhibit H	Form of Promissory Note
Exhibit I	Form of Solvency Certificate
Exhibit J	Form of Non-Bank Tax Certificate
ANNEXES
ANNEX I	Agreed Security Principles

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SECOND LIEN LOAN AGREEMENT dated as of October 9, 2015, among SUNOPTA FOODS INC., a Delaware corporation (the “Borrower”), SUNOPTA INC., a Canadian corporation and direct parent company of the Borrower (“Holdings”), CERTAIN SUBSIDIARIES OF HOLDINGS, the lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”) and BANK OF MONTREAL, as Administrative Agent and Collateral Agent (such terms and each other capitalized term used but not defined in this preamble having the meaning provided in Section 1 hereto).

WHEREAS, pursuant to the Purchase and Sale Agreement, dated as of July 30, 2015 (together with all exhibits and schedules thereto, the “Purchase and Sale Agreement”), among Holdings, the Borrower, Shine Seller Rep, LLC and the Sellers named (and as defined) therein (collectively, the “Seller”), Holdings will, directly or indirectly, acquire from the Seller all of the issued and outstanding shares of capital stock of Sunrise Holdings (Delaware), Inc. (the “Acquisition”);

WHEREAS, in connection with the foregoing, the Borrower has requested that the Lenders extend credit in the form of Senior Interim Loans to the Borrower on the Closing Date, in Dollars, in an aggregate principal amount of $330,000,000;

WHEREAS, the net proceeds of the Senior Interim Loans and other funds as described in the definition of the term “Transactions” will be used on the Closing Date to consummate the Acquisition, to effect the Debt Repayments and to pay Transaction Expenses; and

WHEREAS, the Borrower intends to issue under one or more senior indentures among the Borrower, the guarantors thereunder and a trustee (collectively, the “Senior Take-out Notes Indenture”), $330,000,000 in aggregate principal amount of senior notes due 2022 (the “Senior Take-out Notes”) pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Senior Take-out Notes Offering”).

WHEREAS, the Guarantors have agreed to guarantee the obligations of the Borrower hereunder.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

SECTION 1.	Definitions

1.1. Defined Terms.

(a) As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“ABL Collateral Agent” shall mean Bank of Montreal, in its capacity as “Agent” under the North American ABL Facility and any successor thereto in such capacity.

“ABL Debt” shall mean the principal amount of:

(1) Indebtedness of the Borrower and any Guarantor outstanding under the North American ABL Facility on the date of this Agreement or incurred from time to time after the date of this Agreement under the North American ABL Facility; and

(2) additional Indebtedness (including letters of credit and reimbursement obligations with respect thereto) of the Borrower or any Guarantor which is or would have been secured equally and ratably with the Indebtedness described in clause (1) by senior Liens on Collateral that were permitted to be incurred and secured under each applicable ABL Debt Document and Parity Lien Document; provided, in the case of any additional Indebtedness referred to in this clause (2), that:

(A) on or before the date on which such additional Indebtedness is incurred by the Borrower or such Guarantor, as applicable, such additional Indebtedness is designated by the Borrower, in an Officer’s Certificate delivered to the Collateral Agent, as “ABL Debt” for purposes of this Agreement and the Collateral Documents; provided, that such Indebtedness may not be designated as both ABL Debt and Additional Parity Debt; and

(B) the collateral agent or other representative with respect to such Indebtedness, the ABL Collateral Agent and each other First Lien Collateral Agent (as defined in the Intercreditor Agreement), the Collateral Agent and each other Second Lien Collateral Agent (as defined in the Intercreditor Agreement), the Borrower and each applicable Guarantor have duly executed and delivered the Intercreditor Agreement (or a joinder to the Intercreditor Agreement in a form reasonably acceptable to each of the parties thereto). For the avoidance of doubt, Permitted Bank Product Obligations and capitalized interest, fees, costs and other charges will not be treated as “ABL Debt.”

“ABL Debt Documents” shall mean the North American ABL Facility, any additional credit agreement or indenture related thereto or to any other ABL Debt Obligations and all other loan documents, security documents, notes, guarantees, instruments and agreements governing or evidencing, or executed or delivered in connection with, the North American ABL Facility or any other ABL Debt Obligations, as such agreements or instruments may be amended or supplemented from time to time.

“ABL Debt Obligations” shall mean (i) ABL Debt incurred or arising under the ABL Debt Documents and (ii) Permitted Bank Product Obligations that are secured, or intended to be secured, under the ABL Debt Documents if the provider of such Permitted Bank Product Obligations has agreed to be bound by the terms of the Intercreditor Agreement or such provider’s interest in the Collateral is subject to the terms of the Intercreditor Agreement.

“ABL Facilities” shall mean the North American ABL Facility and the European ABL Facility.

“ABR” shall mean for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus  1⁄2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate”, (c) the LIBOR Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0% and (d) 2.00%; provided that, for the avoidance of doubt, for purposes of calculating the LIBOR Rate pursuant to clause (c) above, the LIBOR Rate for any day shall be based on the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on such day by reference to the rate appearing on the Reuters Screen LIBOR01 Page (or any successor page or any successor service, or any substitute page or substitute for such service, providing rate quotations comparable to the Reuters Screen LIBOR01 Page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) for a period equal to one-month. The “prime rate” is a rate set by the Administrative Agent based upon various factors, including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the ABR due to a change in such rate announced by the Administrative Agent, in the Federal Funds Effective Rate or in the one-month LIBOR Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“ABR Loan” shall mean each Senior Interim Loan bearing interest based on the ABR.

“Acceptable Commitment” shall have the meaning provided in Section 9.8(b) hereof.

“Acquired Indebtedness” shall mean, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged or consolidated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging or consolidating with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” shall have the meaning provided in the preamble to this Agreement.

“Additional Parity Debt” shall mean any additional Secured Indebtedness that ranks pari passu with the Loans and is permitted to be incurred pursuant to Section 9.7; provided that (i) the representative of such Additional Parity Debt executes a joinder agreement to the Intercreditor Agreement and, if applicable, to the other Collateral Documents, in each case in the form attached thereto, agreeing to be bound thereby, and delivers the joinder to the Intercreditor Agreement to the ABL Collateral Agent and the Collateral Agent and (ii) Holdings has designated such Indebtedness as “Additional Parity Debt” thereunder in writing to the ABL Collateral Agent and the Collateral Agent.

“Additional Parity Debt Documents” shall mean any credit agreement or indenture related to any Additional Parity Debt and all other loan documents, security documents, notes, guarantees, instruments and agreements governing or evidencing, or executed or delivered in connection with, any Additional Parity Debt.

“Administrative Agent” shall mean Bank of Montreal, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, or any successor administrative agent appointed in accordance with the provisions of Section 12.9.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2, or such other address or account as the Administrative Agent may from time to time notify in writing to the Borrower and the Lenders.

“Administrative Questionnaire” shall have the meaning provided in Section 13.6(b)(ii)(D) hereof.

“Affiliate” of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agreed Security Principles” shall mean the principles set forth in Annex I hereto.

“Affiliate Transaction” shall have the meaning provided in Section 9.9(a) hereof.

“Agent Parties” shall have the meaning provided in Section 13.18(d).

“Agents” shall mean the Administrative Agent, Collateral Agent and each Joint Lead Arranger and Joint Bookrunner.

“Agreement” shall mean this Second Lien Loan Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Applicable ABR Margin” shall mean at any date, with respect to each ABR Loan, 5.00% per annum. If the Senior Interim Loans are not paid within the three-month period following the Closing Date, the Applicable ABR Margin will increase by 0.50% per annum at the end of such three-month period and shall increase by an additional 0.50% per annum at the end of each three-month period thereafter until the Interim Loan Conversion Date. Notwithstanding the foregoing, the Applicable ABR Margin shall be capped such that the applicable interest rate shall not exceed the Senior Fixed Rate.

“Applicable LIBOR Margin” shall mean at any date, with respect to each LIBOR Loan, 6.0% per annum. If the Loans are not paid within the three-month period following the Closing Date, the Applicable LIBOR Margin will increase by 0.50% per annum at the end of such three-month period and shall increase by an additional 0.50% per annum at the end of each three-month period thereafter until the Interim Loan Conversion Date. Notwithstanding the foregoing, the Applicable LIBOR Margin shall be capped such that the applicable interest rate shall not exceed the Senior Fixed Rate.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” shall mean

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions (including by way of a Sale and Lease-Back Transaction), of property or assets of the Borrower or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 9.7), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of Cash Equivalents or Investment Grade Securities or surplus, damaged, obsolete or worn-out assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of Holdings, no longer economically practicable or commercially reasonable to maintain or useful in any material respect, taken as a whole, in the conduct of the business of Holdings and the Restricted Subsidiaries taken as a whole) or any disposition of inventory, services, accounts receivable, notes receivable or goods (or other assets) in the ordinary course of business or any disposition of Collateral or the discount or forgiveness of accounts receivable or the conversion of accounts receivable to notes receivable in the ordinary course of business in connection with the collection or compromise thereof;

(b) the disposition of all or substantially all of the assets of Holdings in a manner permitted pursuant to Section 9.14 or any disposition that constitutes a Change of Control pursuant to this Agreement;

(c) the making of any Restricted Payment that is permitted to be made, and is made, under the covenant described under Section 9.5 including the making of any Permitted Investment;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $10.0 million;

(e) any disposition of property or assets (including by way of liquidation or dissolution) or issuance or sale of securities by a Restricted Subsidiary of Holdings to Holdings or by Holdings or a Restricted Subsidiary of Holdings to another Restricted Subsidiary of Holdings;

(f) to the extent allowable under Section 1031 of the Code or comparable law or regulation, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(h) foreclosures, condemnation, casualty, expropriation, forced disposition or any similar action with respect to assets or the granting of Liens not prohibited by this Agreement;

(i) any financing transaction with respect to property built or acquired by Holdings or any Restricted Subsidiary after the Closing Date, including Sale and Lease-Back Transactions and asset securitizations permitted by this Agreement;

(j) the sale, transfer or other disposition or unwinding of any Hedging Obligations;

(k) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of Holdings are not material to the conduct of the business of Holdings and the Restricted Subsidiaries taken as a whole;

(l) the issuance by a Restricted Subsidiary of Preferred Stock or Disqualified Stock that is permitted by Section 9.7;

(m) the granting of any option or other right to purchase, lease or otherwise acquire delinquent accounts receivable in the ordinary course of business;

(n) any exchange of assets for assets (including a combination of assets and Cash Equivalents (which Cash Equivalents shall not constitute in excess of 25% of the aggregate consideration in any exchange of assets pursuant to this clause)) for use in a Similar Business of comparable or greater market value or usefulness to the business of Holdings and the Restricted Subsidiaries as a whole, as determined in good faith by Holdings;

(o) the lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business;

(p) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(q) the licensing and sub-licensing of intellectual property or other general intangibles in the ordinary course of business or consistent with past practice;

(r) the granting of Liens not prohibited by Section 9.10;

(s) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(t) the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law;

(u) transfers of property subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event; provided that any Cash Equivalents received by Holdings or any of its Restricted Subsidiaries in respect of such Casualty Event shall be deemed to be Net Proceeds of an Asset Sale, and such Net Proceeds shall be applied in accordance with Section 9.8 hereof; and

(v) the Opta Minerals Disposition.

“Asset Sale Offer” shall have the meaning provided in Section 9.8(c) hereof.

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit G hereto, or such other form as may be approved by the Administrative Agent.

“Auction Agent” shall mean (a) the Administrative Agent or (b) any other financial institution or advisor employed by Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Loan Prepayment pursuant to Section 5.1(b)(ii); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Bank Products” shall mean any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements and commercial credit card and merchant card services.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended.

“Bankruptcy Law” shall mean the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada) and any similar federal, state, provincial or foreign law for the relief of debtors including any corporate statute that provides for same.

“benefited Lender” shall have the meaning provided in Section 13.8(a) hereof.

“board of directors” shall mean (i) with respect to a corporation, the board of directors of the corporation; (ii) with respect to a partnership, the board of directors or other like governing body, as applicable, of the partnership or of the general partner of the partnership; (iii) with respect to a limited liability company, the board of managers or other like governing body or the board of managers of such Person’s direct or indirect parent so long as such Person remains a limited liability company managed by a sole member; and (iv) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board of Governors” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” shall have the meaning provided in the preamble to this Agreement.

“Borrower Offer of Specified Discount Prepayment” shall mean the offer by Borrower to make a voluntary prepayment of Loans at a specified discount to par pursuant to Section 5.1(b)(ii).

“Borrowing” shall mean and include the incurrence of the Loans on the Closing Date (or resulting from conversions on a given date after the Closing Date) having the same Interest Period.

“Borrowing Base” shall mean, as of any date, an amount equal to: (1) 85% of the face amount of all accounts receivable owned by Holdings and the Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date; plus (2) 70% of the book value of all inventory owned by Holdings and the Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date (it being understood that the accounts receivable and inventory of an acquired or to be acquired business may be included if such acquisition has been completed or is to be completed substantially concurrently with the date of determination), plus $50.0 million of fixed assets owned by Holdings and the Restricted Subsidiaries.

“Business Day” shall mean each day which is not a Legal Holiday.

“Calculation Date” shall mean the date on which the event for which the calculation of the Fixed Charge Coverage Ratio or the Consolidated Secured Leverage Ratio, as applicable, shall occur.

“Canadian Blocked Person”: any Person that is a “designated person”, “politically exposed foreign person” or “terrorist group” as described in any Canadian Economic Sanctions.

“Canadian CFC “ shall mean, with respect to any Person, (i) any Restricted Subsidiary of such Person that is organized or existing under the laws of Canada or any province or territory thereof and is a CFC and any Restricted Subsidiary thereof or (ii) a Restricted Subsidiary that does not meet the requirements of clause (i) but has no material assets other than the Equity Interests of one or more Restricted Subsidiaries that do meet the requirements of clause (i) of this definition or clause (i) of the definition of Foreign Subsidiary.

“Canadian Defined Benefit Plan” means a Canadian Pension Plan, which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian Economic Sanctions” means the Special Economic Measures Act (Canada), the United Nations Act, (Canada) and Part II.1 of the Criminal Code, (Canada), and any related regulations.

“Canadian Employee Benefits Legislation” means the Pension Benefits Act (Ontario) and any Canadian federal, provincial or local counterparts or equivalents, in each case, as applicable, and as amended from time to time.

“Canadian Pension Plan” means, in respect of any Person, all plans or arrangements which are considered to be pension plans for the purposes of any applicable pension benefits standards statute or regulation in Canada established, maintained or contributed to by such Person for its employees or former employees.

“Canadian Pension Event” means (i) the institution of any steps by any Loan Party or any applicable regulatory authority to terminate a Canadian Pension Plan (wholly or in part) if, as a result of such termination, any Loan Party may be required to make an additional contribution to such Canadian Pension Plan, or to incur an additional liability or obligation to such Canadian Pension Plan, equal to or in excess of $1,000,000 or the equivalent thereof in another currency, (ii) failure of Holdings or any Subsidiary to (a) make all payments with respect to Canadian Pension Plans when due, except where failure to do so could not reasonably be expected to result in a Material Adverse Effect or (b) operate each Canadian Pension Plan in such a manner that will not incur material liability under the Income Tax Act (Canada) and applicable Canadian Employee Benefits Legislation, except where failure to do so could not reasonably be expected to result in a Material Adverse Effect, or (iii) if any Loan Party maintains, sponsors, administers, contributes to, participates in or assumes or incurs any liability in respect of any Canadian Defined Benefit Plan or amalgamates with any Person if such Person sponsors, administers, contributes to, participates in or has any liability in respect of, any Canadian Defined Benefit Plan.

“Capital Stock” shall mean:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligations” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided, however, that any obligations relating to a lease that was accounted for by Holdings as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date shall be accounted for as an operating lease and not a Capitalized Lease Obligation for all purposes under this Agreement.

“Cash Equivalents” shall mean:

(1) (a) United States dollars, Canadian dollars, pounds sterling, yen, euros or any national currency of any participating member state of the European Union or (b) such local currencies held by a Foreign Subsidiary from time to time in the ordinary course of business;

(2) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(4) repurchase obligations for underlying securities of the types described in clauses (2), (3) and (7) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (3) above;

(5) commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof and Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(6) marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(7) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(8) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(9) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(10) securities with maturities of 12 months or less from the date of acquisition backed by standby letters of credit issued by any financial institution or recognized securities dealer meeting the qualifications specified in clause (3) above; and

(11) investment funds investing at least 90% of their assets in securities of the types described in clauses (1) through (10) above.

In the case of Investments made by a Foreign Subsidiary (or temporarily held by Holdings or its Restricted Subsidiaries as part of their cash management arrangements with a Foreign Subsidiary in the ordinary course of business or consistent with past practice) in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (7) and clauses (9), (10) and (11) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (11) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under this Agreement regardless of the treatment of such items under GAAP.

“Casualty Event” shall mean any event that gives rise to the receipt by Holdings or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CFC” shall mean, with respect to any Person, (i) any Subsidiary that is a controlled foreign corporation within the meaning of section 957 of the Code, or (ii) any Subsidiary substantially all of the assets of which constitute equity interests in one or more Subsidiaries that are controlled foreign corporations within the meaning of section 957 of the Code.

“Change in Law” shall mean (a) the adoption of any law, treaty, order, policy, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender with any guideline, request, directive or order issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law); provided that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) and all guidelines, requests, directives, orders, rules and regulations adopted, enacted or promulgated in connection therewith shall be deemed to have gone into effect after the Closing Date regardless of the date adopted, enacted or promulgated and shall be included as a Change in Law only to the extent a Lender is imposing applicable increased costs or costs in connection with capital adequacy requirements similar to those described in clauses (a)(ii) and (c) of Section 2.10 generally on other borrowers of loans under similar credit facilities.

“Change of Control” shall mean the occurrence of any of the following after the Closing Date (and excluding, for the avoidance of doubt, the Transactions):

(1) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions (other than by merger, consolidation or amalgamation), of all or substantially all of the assets of Holdings and its Subsidiaries, taken as a whole, to any Person other than a Guarantor;

(2) Holdings becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the Voting Stock of Holdings; or

(3) the Borrower ceasing to be a Wholly-Owned Subsidiary of Holdings.

Notwithstanding the preceding, a conversion of Holdings or any of its Restricted Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited partnership, corporation, limited liability company or other form of entity or an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests for another form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who beneficially owned the Capital Stock of Holdings immediately prior to such transactions continue to beneficially own in the aggregate more than 50% of the Voting Stock of such entity and no “person,” beneficially owns more than 50% of the Voting Stock of such entity.

“Change of Control Offer” shall have the meaning provided in Section 9.12(a) hereof.

“Change of Control Prepayment” shall have the meaning provided in Section 9.12(a) hereof.

“Change of Control Prepayment Date” shall have the meaning provided in Section 9.12(a)(2) hereof.

“Closing Date” shall mean the date of the initial Borrowings hereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all of the collateral, whether now owned or hereafter acquired, from time to time described in the Collateral Documents as collateral security for the benefit of the Collateral Agent and the Lenders, subject to the Agreed Security Principles.

“Collateral Agent” shall mean Bank of Montreal, as the collateral agent for the Lenders under this Agreement and the other Loan Documents, or any successor administrative agent

“Collateral Documents” shall mean, collectively, security agreements (including the Security Agreements), the Perfection Certificate, the pledge agreements, mortgages, collateral assignments, deeds of trust and all other pledges, agreements, financing statements, patent, trademark or copyright filings or other filings or documents that create or purport to create a Lien in the Collateral in favor of the Collateral Agent (for the benefit of the Lenders and the holders of any Permitted Additional Parity Debt) and the Intercreditor Agreement, in each case as they may be amended, restated, supplemented or otherwise modified from time to time, and any instruments of assignment, control agreements, lockbox letters or other instruments or agreements executed pursuant to the foregoing.

“Commitment Letter” shall mean the Commitment Letter, dated as of July 30, 2015, among Borrower, Holdings, Bank of Montreal and BMO Capital Markets.

“Committed Lenders” shall mean Bank of Montreal and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch.

“Communications” shall have the meaning provided in Section 13.18(a).

“Confidential Information” shall have the meaning provided in Section 13.16 hereof.

“Company Representations” shall mean such of the representations and warranties made by or with respect to the Target and its Subsidiaries and their respective businesses in the Purchase and Sale Agreement, but only to the extent that Holdings has (or its applicable Affiliate has) the right to terminate Holdings’ or such Affiliate’s obligations under the Purchase and Sale Agreement or decline to consummate the Acquisition as a result of a breach of such representations and warranties in the Purchase and Sale Agreement.

“Consolidated Depreciation and Amortization Expense” shall mean with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person, including the amortization of intangible assets, deferred financing costs and fees, debt issuance costs, commissions, fees and expenses of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense in respect of Indebtedness of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest charges (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, (e) net payments, if any, made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (v) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any other acquisition, (w) penalties and interest relating to taxes, (x) any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (y) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and discounted liabilities and (z) any accretion of accrued interest on discounted liabilities); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication,

(1) any net after-tax effect of extraordinary, non-recurring or unusual gains, losses or charges (including all fees and expenses relating thereto and including relating to any multi-year strategic initiatives), including, without limitation, expenses incurred in connection with the Transactions, any expenses relating to severance, relocation costs, integration costs, transition costs, preopening, opening, consolidation and closing costs for facilities, one-time compensation costs, signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, costs incurred in connection with acquisitions, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design, retention charges, system establishment costs and implementation costs) and operating expenses attributable to the implementation of cost-savings initiatives, restructuring and duplicative running costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded;

(2) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded;

(3) any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments (including any disposal of abandoned or discontinued operations) or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business as determined in good faith by Holdings shall be excluded;

(4) the Net Income for such period of any Person that is an Unrestricted Subsidiary or any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of Holdings shall be increased by the amount of dividends or distributions or other payments that are actually paid in Cash Equivalents (or to the extent converted into Cash Equivalents) to Holdings or a Restricted Subsidiary thereof in respect of such period and the net losses of any such Person shall only be included to the extent funded with cash from Holdings or any Restricted Subsidiary;

(5) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the Section 9.5(a), the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its

Net Income is not at the date of determination permitted in whole without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than restrictions in this Agreement), unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of Holdings will be increased by the amount of dividends or other distributions or other payments actually paid in Cash Equivalents (or to the extent converted into Cash Equivalents) to Holdings or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(6) effects of adjustments (including the effects of such adjustments pushed down to Holdings and the Restricted Subsidiaries) in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt line items and other noncash charges in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or, if applicable, purchase accounting in relation to the Transactions or any other consummated acquisition or joint venture investment or the amortization or write-off or write-down of any amounts thereof, net of taxes, shall be excluded;

(7) any net after-tax effect of income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments shall be excluded;

(8) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, goodwill, long-lived assets, investments in debt and equity securities and investments recorded using the equity method or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(9) any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock, profit interests or other rights or equity or equity-based incentive programs (“equity incentives”) shall be excluded and any cash charges associated with the equity incentives or other long-term incentive compensation plans, rollover, acceleration, or payout of Equity Interests by management, other employees or business partners of Holdings, shall be excluded;

(10) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, recapitalization, Investment, Asset Sale, disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering and issuance of the Notes and other securities and the syndication and incurrence of any Credit Facilities), issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Loans and other securities and any Credit Facilities) and including, in each case, any such transaction consummated on or prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt the effects of expensing all transaction related expenses in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic No. 805, Business Combinations), shall be excluded;

(11) accruals and reserves that are established or adjusted within twelve months after the Closing Date that are so required to be established or adjusted as a result of the Transactions (or within twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP or changes as a result of modifications of accounting policies shall be excluded;

(12) any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), shall be excluded;

(13) any noncash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation, shall be excluded;

(14) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of FASB Accounting Standards Codification 815 shall be excluded;

(15) any net unrealized gain or loss (after any offset) resulting in such period from currency translation and transaction gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk) and any other monetary assets and liabilities and any other foreign currency translation gains and losses, to the extent such gain or losses are non-cash items, shall be excluded;

(16) any adjustments resulting for the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation, shall be excluded;

(17) effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks, shall be excluded; and

(18) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments, shall be excluded.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement.

Notwithstanding the foregoing, for the purpose of Section 9.5 only (other than Section 9.5(a)(3)(d)), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by Holdings and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from Holdings and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by Holdings or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under Section 9.5(a)(3)(d) hereof.

“Consolidated Secured Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) all Indebtedness of Holdings and the Restricted Subsidiaries that is secured by a Lien on any assets of Holdings and the Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur minus Cash Equivalents included on the consolidated balance sheet of Holdings as of the end of such most recent fiscal quarter to (b) EBITDA of Holdings and the Restricted Subsidiaries for the most recent four fiscal quarter period ending prior to such date for which Holdings has consolidated financial statements available, in each case (a) with such pro forma adjustments to Cash Equivalents and EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio and (b) giving pro forma effect to the incurrence of any Indebtedness that is incurred at the time of or in connection with the event giving rise to the measurement of the Consolidated Secured Leverage Ratio.

“Consolidated Total Assets” shall mean, as at any date of determination, the total assets of Holdings and the Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of Holdings or such other Person.

“Contingent Obligations” shall mean, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” shall mean, with respect to Holdings or any of its Restricted Subsidiaries, one or more debt facilities, including the ABL Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof, in whole or in part, and any indentures or credit facilities or commercial paper facilities that replace, refund, supplement or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding, supplemental or refinancing facility, arrangement or indenture that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided that such increase in borrowings or issuances is permitted under Section 9.7) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or other holders.

“Debt Repayment” shall mean the repayment, prepayment, repurchase or defeasance of the Indebtedness of the Borrower that is identified on Schedule 1.1(b) hereto and that is repaid, prepaid, repurchased or defeased on the Closing Date (or such later date as may be necessary to effect the Debt Repayment in accordance with the tender offers therefor).

“Default” shall mean any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Default Rate” shall have the meaning provided in Section 2.8(c).

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Demand Failure Event” shall have the meaning assigned to “Opco Demand Failure Event” in the Fee Letter.

“Designated Non-cash Consideration” shall mean the fair market value, as set forth in an Officer’s Certificate, of non-cash consideration received by Holdings or any of its Restricted Subsidiaries in connection with an Asset Sale, less the amount of Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Non-cash Consideration; provided that such disposition is in compliance with Section 9.8 hereof.

“Designated Preferred Stock” shall mean means Preferred Stock of Holdings or any direct or indirect parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by Holdings or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of Holdings or the applicable parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of Section 9.5(a) hereof.

“Discount Prepayment Accepting Lender” shall have the meaning provided in Section 5.1(b)(iii) hereof.

“Discounted Loan Prepayment” shall have the meaning provided in Section 5.1(b)(i) hereof.

“Discounted Prepayment Effective Date” shall mean, in the case of a Borrower Offer of Specified Discount Prepayment, five (5) Business Days following the receipt by each relevant Lender of notice from the Auction Agent in accordance with Section 5.1(b)(ii), unless a shorter period is agreed to between Borrower and the Auction Agent.

“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the

Term Loan Maturity Date or the date the Loans are no longer outstanding; provided, that if such Capital Stock is issued to any plan for the benefit of employees of Holdings or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant of Holdings, any of its Subsidiaries, or any other entity in which Holdings or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the board of directors of Holdings (or the compensation committee thereof), in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings or its Subsidiaries or in order to satisfy applicable statutory or regulatory obligations

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Priority Debt” shall mean (1) the North American ABL Facility and (2) any other Credit Facilities that are incurred pursuant to Section 9.7(b)(1) hereof that are secured by any assets of Holdings or any of its Restricted Subsidiaries that secure or, if the North American ABL Facility is no longer outstanding, would have secured pursuant to its terms, the North American ABL Facility.

“EBITDA” shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by the following, in each case (other than clauses (j), and (n)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(a) provision for taxes based on income or profits or capital, including, without limitation, federal, state, provincial, franchise, excise and similar taxes and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to clauses (1) through (18) of the definition of “Consolidated Net Income”; plus

(b) Fixed Charges of such Person for such period (including (w) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains with respect to such obligations, (x) bank fees and other financing fees, (y) costs of surety bonds in connection with financing activities and (z) amounts excluded from Consolidated Interest Expense as set forth in clauses (1)(v) through (z) in the definition thereof); plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(d) the amount of any restructuring charges, accruals or reserves, equity-based or non-cash compensation charges or expenses including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, retention charges (including charges or expenses in respect of incentive plans), start-up or initial costs for any project or new production line, division or new line of business or other business optimization expenses or reserves including, without limitation, costs or reserves associated with improvements to IT and accounting functions, integration and facilities opening costs or any one-time costs incurred in connection with acquisitions and Investments and costs related to the closure and/or consolidation of facilities; plus

(e) any other non-cash charges (including (i) any write-offs or write-downs, (ii) losses on sales, disposals or abandonment of, or any improvement charges or asset write off related to, intangible assets, long-lived assets and investments in debt and equity securities and (iii) all losses from investments) (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) Holdings may elect not to add back such non-cash charge in the current period and (B) to the extent Holdings elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(f) the amount of any non-controlling or minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary; plus

(g) any costs or expense incurred by Holdings or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Holdings or net cash proceeds of an issuance of Equity Interest of Holdings (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under Section 9.5(a); plus

(h) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(i) any net loss from disposed, abandoned or discontinued operations; plus

(j) (i) any expenses, charges or other costs for any period of the same nature or type as the expenses, charges or other costs that were added to “EBITDA” to calculate “Adjusted EBITDA” or “SunOpta Foods Run-Rate Adjusted EBITDA” for the twelve months ended July 4, 2015 as set forth in the “Summary—Summary Financial Data—Non-GAAP Financial Measures” section of the Preliminary Offering Memorandum and (ii) any items under the caption “Additional run-rate adjustments” that were added to “SunOpta Foods Adjusted EBITDA” to calculate “SunOpta Foods Run-Rate Adjusted EBITDA” for the twelve months ended July 4, 2015 as set forth in the “Summary—Summary Financial Data—Non-GAAP Financial Measures” section of the Preliminary Offering Memorandum; plus

(k) any (i) salary, benefit and other direct savings resulting from workforce reductions by such Person implemented or reasonably expected to be implemented within the 12 months following such period, (ii) severance or relocation costs or expenses of such Person during such period and (iii) costs and expenses incurred after the Closing Date related to employment of terminated employees incurred by such Person during such period; plus

(l) any proceeds from business interruption, casualty or liability insurance received by such Person during such period, to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance proceeds were included in computing Consolidated Net Income; plus

(m) to the extent actually reimbursed (and not otherwise included in arriving at Consolidated Net Income), expenses incurred to the extent covered by indemnification provisions in any agreement in connection with any acquisition or merger involving Holdings or any of its Subsidiaries; plus

(n) the amount of net cost savings and synergies projected by Holdings in good faith to be realized as a result of specified actions taken or with respect to which substantial steps have been taken (in the good faith determination of Holdings) and which are expected to be realized within 12 months of the date thereof in connection with the Transactions, future acquisitions and cost saving, restructuring and other similar initiatives (which cost savings shall be added to EBITDA until fully realized and calculated on a pro forma basis as though such cost savings had been realized during such period from such actions; provided that such cost savings are reasonably identifiable and factually supportable (which adjustments may be incremental to (but not duplicative of) pro forma adjustments made pursuant to the second paragraph of the definition of “Fixed Charge Coverage Ratio”); provided that the aggregate amount added back pursuant to this clause (n) for any period of four consecutive fiscal quarters shall not exceed an amount equal to 20% of EBITDA for such period of four consecutive fiscal quarters prior to giving effect to any adjustments pursuant to this clause (n);

(2) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; plus

(b) any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase EBITDA in such prior period; plus

(c) any net income from disposed or discontinued operations.

“Enforceability Exceptions” shall have the meaning provided in Section 8.2 hereof.

“Environmental Law” shall have the meaning provided in Section 8.14 hereof.

“Equity Interest” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” shall any public or private sale or issuance of common stock or Preferred Stock of Holdings (excluding Disqualified Stock), other than:

(1) public offerings with respect to Holdings’ common stock registered on Form S-4 or Form S-8;

(2) sales and issuances pursuant to employee and/or director stock plans or employee and/or director compensation plans;

(3) sales and issuances to shareholders and/or employees of the Target as provided in the Purchase and Sale Agreement;

(4) sales and issuances pursuant to dividend reinvestment programs;

(5) issuances or transfers directly (and not constituting cash proceeds of any such issuance or transfer) as consideration in connection with any acquisition (so long as such acquisition is not prohibited by this Agreement);

(6) sales and issuances to Holdings or any Subsidiary of Holdings; and

(7) any such public or private sale or issuance that constitutes an Excluded Contribution.

“ERISA” shall have the meaning provided in Section 8.11 hereof.

“ERISA Affiliate” shall have the meaning provided in Section 8.11 hereof.

“European ABL Facility” means that certain Amendment and Restatement Agreement relating to the Multipurpose Facilities Agreement dated as of October 14, 2014 among the Organic Corporation B.V., Tradin Organic Agriculture B.V., SunOpta Foods Europe B.V., Tradin Organics USA, LLC. And Trabocca B.V., each of the financial institutions and other entities from time to time parties thereto, and ING Bank N.V. as agent, including any related notes, collateral documents, letters of credit and guarantees, instruments and agreements executed in connection therewith, and any appendices, exhibits or schedules to any of the foregoing (as the same may be in effect from time to time), and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, refinancings or replacements thereof (whether with the original agents and lenders or other agents or lenders or otherwise, and whether provided under the original credit agreement or other credit agreements or otherwise) and any indenture, guarantees, credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund, exchange, supplement or refinance any part of the loans, notes, guarantees, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 9.7 and Section 9.10) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or holders.

“Event of Default” shall have the meaning provided in Section 11 hereof.

“Excess Proceeds” shall have the meaning provided in Section 9.8(c) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Date” shall have the meaning provided in Section 2.14(b)(i) hereof.

“Exchange Notice” shall have the meaning provided in Section 2.14(b)(ii) hereof.

“Excluded Contribution” shall mean net cash proceeds, marketable securities or Qualified Proceeds received by Holdings after the Closing Date from:

(1) contributions to its common equity capital; and

(2) the sale (other than to a Subsidiary of Holdings or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Holdings) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of Holdings;

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of Holdings within 180 days of the date such capital contributions are made, such dividends, distributions, fees or other payments are paid, or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under Section 9.5.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (i) Taxes imposed on or measured by its overall net income or branch profits (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from this Agreement or any other Loan Documents or any transactions contemplated thereunder), (ii) in the case of a Lender, any United States federal withholding Tax imposed on any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document that is required to be imposed on amounts payable to such Lender pursuant to laws in force at the time (A) such Lender becomes a party hereto (other than pursuant to an assignment request by the Borrower under Section 13.7) or (B) such Lender designates a new lending office, except in each case to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts or indemnification payments with respect to such withholding Tax pursuant to Section 5.4, (iii) Taxes attributable to such recipient’s failure to comply with Section 5.4(d), (e), (h) or (i) or (iv) any United States federal withholding Tax imposed under FATCA.

“fair market value” shall mean, with respect to any asset or liability, the fair market value of such asset or liability as determined by Holdings in good faith.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any Treasury regulations promulgated thereunder or official administrative interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code and any law, regulation, rule or promulgation enacted in a non-U.S. jurisdiction implementing an applicable intergovernmental agreement between such non-U.S. jurisdiction and the United States with respect to the foregoing.

“FDA” shall have the meaning provided in Section 8.15 hereof.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York or, if such rate is not so published for any date that is a Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the Fee Letter, dated as of July 30, 2015, among Borrower, Holdings, Bank of Montreal and BMO Capital Markets.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1 hereof.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that Holdings or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by Holdings or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Holdings or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation (including the Transactions), the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Holdings (and may include, for the avoidance of doubt, cost savings, synergies and operating expense reductions resulting from such Investment, acquisition, merger, amalgamation or consolidation (including the Transactions) which is being given pro forma effect that have been or are expected to be realized; provided that any pro forma adjustments in respect of cost savings shall (a) be limited to those which are expected to be realized within 12 months of the applicable date of such calculation and (b) not exceed, for any period of four consecutive fiscal quarters, an amount equal to 20% of EBITDA for such period of four consecutive fiscal quarters prior to giving effect to any adjustments pursuant to this paragraph). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Holdings to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Holdings may designate.

“Fixed Charge Coverage Ratio Calculation Date” shall have the meaning ascribed to such term in the definition of “Fixed Charge Coverage Ratio.”

“Fixed Charges” shall mean, with respect to any Person for any period, the sum of, without duplication:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” shall mean with respect to any Person, (i) any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof or Canada or any province or territory thereof, and any Restricted Subsidiary of such Foreign Subsidiary, or (ii) a Restricted Subsidiary that does not meet the requirements of clause (i) but has no material assets other than the Equity Interests of one or more Foreign Subsidiaries that do meet the requirements of clause (i).

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” shall mean (i) generally accepted accounting principles in the United States which are in effect on the Closing Date or (ii) if elected by Holdings by written notice to the Administrative Agent in connection with the delivery of financial statements and information, the accounting standards and interpretations (“IFRS”) adopted by the International Accounting Standard Board, as in effect on the first date of the period for which Holdings is making such election; provided, that (a) any such election once made shall be irrevocable and (b) from and after such election, all ratios, computations and other determinations based on GAAP contained in this Agreement shall be computed in conformity with IFRS.

“Government Securities” shall mean securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Governmental Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Granting Lender” shall have the meaning provided in Section 13.6(g) hereof.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” shall mean the guarantee by any Guarantor of the Borrower’s Obligations under this Agreement.

“Guaranteed Parties” shall mean the Administrative Agent, any other Agent and each Lender, in each case, with respect to the Obligations or any Guarantee, and each sub-agent appointed by the Administrative Agent pursuant to Section 12 hereof with respect to matters relating to the Obligations.

“Guarantors” shall mean Holdings and each Subsidiary Guarantor.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, commodity option agreement, foreign exchange contract, currency swap agreement or similar agreement (including equity derivative agreements) providing for the transfer, modification or mitigation of interest rate, currency, commodity risks or equity risks either generally or under specific contingencies.

“Historical Financial Statements” shall mean:

(a) unaudited combined balance sheets and related statements of income and cash flows of Target and its Subsidiaries for each fiscal quarter (that is not the last fiscal quarter of a fiscal year) commencing on or after December 31, 2014, and ended at least 45 days prior to the Closing Date;

(b) audited combined balance sheets and related statements of income and cash flows of Target and its Subsidiaries for the three most recently completed fiscal years ended at least 90 days before the Closing Date; and

(c) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of Holdings for the twelve month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 90 days prior to the Closing Date (if the end of such period is a fiscal year-end of Holdings) or ended at least 45 days prior to the Closing Date (if the end of such period is not a fiscal year end of Holdings), in each case, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income), which need not include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

“Holdings” shall have the meaning provided in the preamble to this Agreement.

“Indebtedness” shall mean, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations) due more than twelve months after such property is acquired, except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid after becoming due and payable; or

(d) representing the net obligations under any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person, but limited to the fair market value of the assets subject to such Lien;

provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include Contingent Obligations incurred in the ordinary course of business and (b) obligations under or in respect of any operating lease or Sale and Lease-Back Transactions (except any resulting Capitalized Lease Obligations); provided, further, that Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification Topic No. 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indemnified Liabilities” shall have the meaning provided in Section 13.5 hereof.

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to or measured by, any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document other than (a) Excluded Taxes, (b) Other Taxes and (c) [Reserved].

“Independent Financial Advisor” shall mean an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of Holdings, qualified to perform the task for which it has been engaged.

“Insolvency or Liquidation Proceeding” shall mean:

(1) any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to the Borrower or any Guarantor;

(2) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to the Borrower or any Guarantor or with respect to a material portion of its respective assets;

(3) any liquidation, dissolution, reorganization or winding up of the Borrower or any Guarantor or its securities whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(4) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Borrower or any Guarantor.

“Intellectual Property” shall have the meaning provided in Section 8.13 hereof.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Closing Date, among the ABL Collateral Agent, the Collateral Agent, each Additional First Lien Collateral Agent (as defined in the Intercreditor Agreement) from time to time party thereto and each Additional Second Lien Collateral Agent (as defined in the Intercreditor Agreement) from time to time party thereto, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Interest Period” shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9 hereof.

“Interim Loan Conversion Date” shall mean October 9, 2016 or, if such date is not a Business Day, the next succeeding Business Day.

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or if the applicable securities are not then rated by Moody’s or S&P, an equivalent rating by any other Rating Agency.

“Investment Grade Securities” shall mean:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among Holdings and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers and distributors, commission, travel and similar advances to employees, directors, officers, managers, distributors and consultants in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of Holdings in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 9.5 hereof:

(1) “Investments” shall include the portion (proportionate to Holdings’ equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of Holdings at the time that such Subsidiary is designated an Unrestricted Subsidiary; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in Cash Equivalents by Holdings or a Restricted Subsidiary in respect of such Investment.

“Joint Bookrunners” shall mean BMO Capital Markets Corp. and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch.

“Joint Lead Arrangers” shall mean BMO Capital Markets Corp. and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch.

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lender Default” shall mean (a) the failure (which has not been cured) of a Lender to make available its portion of any Borrowing or (b) a Lender having notified the Administrative Agent and/or the Borrower that it does not intend to comply with the obligations under Section 2.1(a) hereof, or (c) a Lender becoming the subject of a bankruptcy or insolvency proceeding.

“LIBOR Loan” shall mean any Senior Interim Loan bearing interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate” shall mean, for any Interest Period with respect to a LIBOR Loan in Dollars, the rate per annum equal to the greater of (a) the rate per annum equal to the ICE Benchmark Administration (or the successor thereto if the ICE Benchmark Administration is no longer making the LIBOR Rate available) LIBOR Rate (“ICE LIBOR Rate”), as published by Reuters (or other commercially available source providing quotations of ICE LIBOR Rate as designated by Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that if such rate is not available at such time for any reason, then the “LIBOR Rate” for such Interest Period shall be the rate per annum determined by Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the LIBOR Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by such other authoritative source (as is selected by Administrative Agent in its sole reasonable discretion) to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period and (b) 1.0% per annum.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York, the Province of Ontario (Canada) or place of payment, or, London for purposes of the definition of “LIBOR Rate”. If a payment date is on a Legal Holiday, payment will be made on the next succeeding day that is not a Legal Holiday and no interest shall accrue for the intervening period.

“Lien” shall mean, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, or any other agreement to give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes, including the PPSA) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Loan” shall mean any Senior Interim Loan or Senior Term Loan made by any Lender hereunder.

“Loan Documents” shall mean this Agreement, the Fee Letter, the Guarantees and the Collateral Documents.

“Loan Party” shall mean the Borrower, the Guarantors and each other Subsidiary of the Borrower that is a party to a Loan Document.

“Material Adverse Effect” shall mean a material adverse effect on the condition (financial or otherwise), properties, business, assets, management, financial position, shareholders’ equity or results of operations of Holdings and its subsidiaries taken as a whole.

“Material Subsidiary” shall have the meaning provided in Section 8.10 hereof.

“Maturity Date” shall mean (a) if the Loans have not been converted to Senior Term Loans, October 9, 2016 or, if such date is not a Business Day, the next succeeding Business Day, or (b) if the Loans have been converted to Senior Term Loans, October 9, 2022 or, if such date is not a Business Day, the next succeeding Business Day (with respect to clause (b) only, the “Term Loan Maturity Date”).

“Money Laundering Laws” shall have the meaning provided in Section 8.22 hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” shall have the meaning provided in Section 8.17 hereof.

“Mortgaged Property” shall have the meaning provided in Section 8.17 hereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event, (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of Holdings or any of the Restricted Subsidiaries in respect of such Prepayment Event, as the case may be, less (b) the sum of:

(i) the amount, if any, of all taxes paid or estimated to be payable by Holdings or any of the Restricted Subsidiaries in connection with such Prepayment Event,

(ii) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event and (y) retained by Holdings or any of the Restricted Subsidiaries, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction,

(iii) the amount of any Indebtedness secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event, and (iv) reasonable and customary fees paid by the Borrower or a Restricted Subsidiary in connection with any of the foregoing, in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above.

“Net Proceeds” shall mean the aggregate Cash Equivalents proceeds received by Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale, including any Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, taxes paid or payable as a result thereof or any transactions occurring or deemed to occur to effectuate a payment under this Agreement (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness or amounts required to be applied to the repayment of Indebtedness secured by a Lien on such assets and required (other than required by clause (1) of the second paragraph of Section 9.8) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by Holdings or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Holdings or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“North American ABL Facility” means that certain Seventh Amended and Restated Credit Agreement dated as of July 27, 2012, as amended from time to time, among Holdings, the Borrower, each of the financial institutions and other entities from time to time parties thereto, certain affiliates of the borrowers as obligors and Bank of Montreal as agent, including any related notes, collateral documents, letters of credit and guarantees, instruments and agreements executed in connection therewith, and any appendices, exhibits or schedules to any of the foregoing (as the same may be in effect from time to time), and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, refinancings or replacements thereof (whether with the original agents and lenders or other agents or lenders or otherwise, and whether provided under the original credit agreement or other credit agreements or otherwise) and any indenture, guarantees, credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund, exchange, supplement or refinance any part of the loans, notes, guarantees, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 9.7 and, if applicable, Section 9.10) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or holders.

“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b) hereof.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-U.S. Lender” shall mean any Lender that is not a “United States person” as defined under Section 7701(a)(30) of the Code.

“Notice of Borrowing” shall have the meaning provided in Section 2.3(a) hereof.

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a) hereof.

“Obligations” shall mean any principal, interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, provincial, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” shall mean with respect to a Person, the Chairman of the board of directors, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of such Person or any other officer of such Person designated by any such individuals.

“Officer’s Certificate” shall mean a certificate signed on behalf of a Person by an Officer of such Person that meets the requirements set forth in this Agreement.

“Opinion of Counsel” shall mean a written opinion from legal counsel who is reasonably acceptable to the Administrative Agent. The counsel may be an employee of or counsel to Holdings or the Borrower or the Administrative Agent.

“Opta Minerals Disposition” means the direct or indirect sale, transfer or other disposition of all or any part of the Capital Stock or assets of Opta Minerals Inc. (for the avoidance of doubt, including a sale, transfer or other disposition of Capital Stock of any Person owning such Capital Stock or assets, so long as substantially all of the Capital Stock or assets of such Person consists of such Capital Stock or assets).

“Other Intellectual Property” shall have the meaning provided in Section 8.13 hereof.

“Other Taxes” shall mean any and all present or future stamp, registration, documentary, intangible, recording, filing or any other similar excise or property taxes (including interest, fines, penalties, additions to tax and related, reasonable, out-of-pocket expenses with regard thereto) arising from any payment made hereunder or made under any other Loan Document or from the execution or delivery of, registration or enforcement of, consummation or administration of, or otherwise with respect to, this Agreement or any other Loan Document; provided that such term shall not include any of the foregoing Taxes (i) that result from an assignment, grant of a participation pursuant to Section 13.6(c) or transfer or assignment to or designation of a new lending office or other office for receiving payments under any Loan Document (“Assignment Taxes”) to the extent such Assignment Taxes are imposed as a result of a present or former connection between the assignor/participating Lender and/or the assignee/Participant and the taxing jurisdiction (other than a connection arising solely from any Loan Documents or any transactions contemplated thereunder), except to the extent that any such action described in this proviso is requested or required by the Borrower, or (ii) that are Excluded Taxes.

“Overnight Rate” shall mean, for any day the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent, as the case may be, in accordance with banking industry rules on interbank compensation.

“Parity Lien Debt” means the principal amount of:

(1) the Loans initially issued by the Borrower under this Agreement together with the related Guarantees of the Guarantors; and

(2) any Permitted Additional Parity Debt.

“Parity Lien Documents” means the Loan Documents and any additional indenture, credit facility or other agreement pursuant to which any Parity Lien Debt is incurred and the Collateral Documents related thereto (other than any Collateral Documents that do not secure Parity Lien Obligations), as each may be amended, amended and restated, supplemented or otherwise modified.

“Parity Lien Obligations” means Parity Lien Debt and all other Obligations in respect thereof, together with Hedging Obligations that are secured, or intended to be secured, under the Parity Lien Documents if the provider of such Hedging Obligations has agreed to be bound by the terms of the Intercreditor Agreement or such provider’s interest in the Collateral is subject to the terms of the Intercreditor Agreement.

“Participant” shall have the meaning provided in Section 13.6(c) hereof.

“Patriot Act” shall have the meaning provided in Section 13.19 hereof.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Pension Act” shall mean the Pension Protection Act of 2006, as it presently exists or as it may be amended from time to time.

“Perfection Certificate” shall have the meaning ascribed to such term in the U.S. Security Agreement.

“Permit” shall have the meaning provided in Section 8.15 hereof.

“Permitted Additional Parity Debt” means obligations under any Additional Parity Debt; provided that after giving effect to the Incurrence of any such Indebtedness the Consolidated Secured Leverage Ratio of Holdings and the Restricted Subsidiaries shall be less than or equal to 4.5:1.0.

“Permitted Asset Swap” shall mean means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between Holdings or any of its Restricted Subsidiaries and another Person; provided that any Cash Equivalents received must be applied in accordance with the covenant described under Section 9.8; provided further that the assets received are pledged as Collateral to the extent required by the Collateral Documents (except to the extent the Lien thereon is released by the lenders under the North American ABL Facility to the extent that the assets disposed of constituted Collateral).

“Permitted Bank Product Obligations” means, all Obligations of the Borrower or any Guarantor incurred in the ordinary course of business, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise, which may arise under, out of, or in connection with any Bank Products and all Hedging Obligations not for speculation purposes, to any person that is or was a lender (or an affiliate thereof) or the administrative agent (or an affiliate thereof) under the North American ABL Facility at the time the agreements or arrangements in respect of such services were entered into that are secured, or intended to be secured, under an ABL Debt Document, if the provider of such Permitted Bank Product Obligations has agreed to be bound by the terms of the Intercreditor Agreement or such provider’s interest in the Collateral is subject to the terms of the Intercreditor Agreement.

“Permitted Exceptions” shall have the meaning provided in Section 8.17 hereof.

“Permitted Investments” means:

(1) any Investment in Holdings or any of its Restricted Subsidiaries;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by Holdings or any of its Restricted Subsidiaries in a Person (including, to the extent constituting an Investment, in assets of a Person that represent substantially all of its assets or a division, business unit or product line, including research and development and related assets in respect of any product) that is engaged directly or through entities that will be Restricted Subsidiaries in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets (or a division, business unit or product line, including any research and development and related assets in respect of any product), or is liquidated into, Holdings or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation or transfer;

(4) any Investment in securities or other assets, including earnouts, not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the first paragraph under “—Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Closing Date or made pursuant to binding commitments in effect on the Closing Date or an Investment consisting of any extension, modification or renewal of any such Investment or binding commitment existing on the Closing Date; provided that the amount of any such Investment may be increased in such extension, modification or renewal only (a) as required by the terms of such Investment or binding commitment as in existence on the Closing Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under this Agreement;

(6) Hedging Obligations permitted under Section 9.7(b)(9) hereof;

(7) any Investment in a Similar Business, an Unrestricted Subsidiary or a joint venture having an aggregate fair market value taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed the greater of (a) $15.0 million and (b) 1.00% of Consolidated Total Assets (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (7) is made in any Person that is not a Restricted Subsidiary of Holdings at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (7);

(8) guarantees of Indebtedness permitted under Section 9.7 hereof performance guarantees and Contingent Obligations incurred in the ordinary course of business or consistent with past practice and the creation of Liens on the assets of Holdings or any Restricted Subsidiary in compliance with Section 9.10 hereof;

(9) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with Section 9.9(b) hereof (except transactions described in clauses (2) and (4) of such paragraph);

(10) (a) advances to, or guarantees of Indebtedness of, employees not in excess of $2.0 million outstanding at any one time, in the aggregate; and (b) loans and advances to employees, directors, officers, managers, distributors and consultants for business-related travel expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of Holdings;

(11) advances, loans or extensions of trade credit in the ordinary course of business or consistent with past practice by Holdings or any of its Restricted Subsidiaries;

(12) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with past practice;

(13) Investments made in the ordinary course of business or consistent with past practice in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors in the ordinary course of business;

(14) repurchases of Loans;

(15) investments in the ordinary course of business or consistent with past practice consisting of UCC Article 3 endorsements for collection of deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(16) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (16) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or have not been subsequently sold or transferred for cash or marketable securities), not to exceed the greater of (x) $15.0 million or (y) 1.00% of the Consolidated Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (16) is made in any Person that is not a Restricted Subsidiary of Holdings at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (16);

(17) Investments received in compromise or resolution of litigation, arbitration or other disputes;

(18) Investments by Holdings and the Restricted Subsidiaries consisting of deposits, prepayment and other credits to suppliers or lessors in the ordinary course of business;

(19) any Investment acquired by Holdings or any of its Restricted Subsidiaries:

(a) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(b) in exchange for any other Investment or accounts receivable, endorsements for collection or deposit held by Holdings or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor or customer); or

(c) as a result of a foreclosure by Holdings or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(20) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of Holdings; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of Section 9.5(a) hereof;

(21) Investments consisting of purchases and acquisitions of inventory, supplies, material, services, equipment or other assets or purchases of contract rights or licenses or contributions of intellectual property, in each case, in the ordinary course of business or consistent with past practice;

(22) obligations or commitments to public utilities or to any municipalities or governmental or other public authorities in connection with the maintenance of or supply of services or utilities to Holdings or any Restricted Subsidiary;

(23) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past practice;

(24) Investments consisting of promissory notes issued by the Borrower or any Guarantor to future, present or former officers, directors and employees, members of management, or consultants of Holdings or any of its Subsidiaries or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings, to the extent the applicable Restricted Payment is a permitted by Section 9.5 hereof;

(25) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or consistent with past practice or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(26) Investments in joint ventures of Holdings or any of its Restricted Subsidiaries existing on the Closing Date in an amount having an aggregate fair market value not to exceed $10 million at any one time outstanding (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

(27) Investments made in connection with crop financing and related activities, including advances or loans to growers, (i) in the ordinary course of business or consistent with past practice (which shall not be limited in amount) plus (ii) in an amount having an aggregate fair market value not to exceed $10 million at any one time outstanding (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

For purposes of this definition, in the event that a proposed Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Investments described in clauses (1) through (27) above, or is otherwise entitled to be incurred or made pursuant to Section 9.5, Holdings will be entitled to classify, or later reclassify, such Investment (or portion thereof) in one or more of such categories set forth under Section 9.5 hereof;

“Permitted Liens” shall mean, with respect to any Person:

(1) Liens securing the Loans and the related Guarantees;

(2) Liens securing (x) Indebtedness and other Obligations permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was incurred pursuant to clause (1) of Section 9.7(b) and (y) obligations of Holdings or any Subsidiary in respect of any Bank Products or Hedging Obligations provided by any arranger, agent or lender party to any Credit Facility or any Affiliate of such arranger, agent or lender (or any Person that was an arranger, agent or lender or an Affiliate of an arranger, agent or lender at the time the applicable agreements pursuant to which such Bank Products or Hedging Obligations are provided or were entered into); provided, however, that the holders of such Indebtedness and/or obligations (or their respective duly appointed representative) shall, to the extent not then a party to the Intercreditor Agreement, execute a joinder to the Intercreditor Agreement in the form attached thereto agreeing to be bound thereby;

(3) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory or similar obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(4) Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s, mechanics’ and similar Liens, in each case for sums not yet overdue for a period of more than 90 days or remain payable without penalty or being contested in good faith by appropriate actions if adequate reserves with respect thereto are maintained on the book of such person in accordance with GAAP or other Liens arising out of judgments or awards not constituting an Event of Default under this Agreement;

(5) Liens for taxes, assessments or other governmental charges not yet overdue or not yet payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(6) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers acceptances issued, and completion guarantees provided for, in each case, issued pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice prior to the Closing Date;

(7) Liens securing Obligations relating to any Indebtedness permitted to be incurred pursuant to clause (4), (10), (11), (15), (16) or (23) of Section 9.7(b) and; provided that (a) Liens securing Obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock to be incurred pursuant to clause (4) or (23) of Section 9.7(b) extend only to the assets so purchased, leased or improved and any accessions or extensions thereof; (b) Liens securing Obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to clause (10) of Section 9.7(b) relate only to Obligations relating to Refinancing Indebtedness that (i) is secured by Liens on the same assets as the assets securing the Refinancing Indebtedness (other than after-acquired property that is (A) affixed or incorporated into the property covered by such Lien, (B) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof) or (ii) extends, replaces, refunds, refinances, renews or defeases Indebtedness incurred or Disqualified Stock or Preferred Stock issued under clauses (3) (solely to the extent such Indebtedness was secured by a Lien prior to such refinancing), (4), (15), (16) or (23) (solely to the extent such Indebtedness was secured by a Lien prior to such refinancing) of the Section 9.7(b) and (c) Liens securing Indebtedness permitted to be incurred pursuant to clause (11)(y) of Section 9.7(b) shall only be permitted if such Liens are limited to all or part of the same property or assets, including Capital Stock (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof) acquired, or of any Person acquired or merged or consolidated with or into Holdings or any Restricted Subsidiary, in any transaction to which such Indebtedness relates;

(8) Liens existing on the Closing Date or pursuant to agreements in existence on the Closing Date (which may include Liens on after-acquired property that is (A) affixed or incorporated into the property covered by such Lien, (B) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof), including Liens securing any Refinancing Indebtedness secured by such Liens;

(9) (a) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property or other assets owned by Holdings or any of its Restricted Subsidiaries (other than after-acquired property that is (A) affixed or incorporated into the property covered by such Lien, (B) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and

(C) the proceeds and products thereof); and (b) Liens on property or other assets at the time Holdings or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into Holdings or any of its Restricted Subsidiaries; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation; provided, further, that the Liens may not extend to any other property owned by Holdings or any of its Restricted Subsidiaries;

(10) Liens or deposits securing Obligations relating to any Indebtedness or other obligations of a Restricted Subsidiary owing to Holdings or another Restricted Subsidiary permitted to be incurred in accordance with Section 9.7 hereof;

(11) Liens securing (x) Hedging Obligations; provided that, with respect to Hedging Obligations relating to Indebtedness, such Indebtedness is, and is permitted to be under this Agreement, secured by a Lien on the same property securing such Hedging Obligations and (y) obligations in respect of Bank Products;

(12) Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (8), (9), this clause (12) and clause (17) hereof; provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus accessions, additions and improvements on such property (other than after-acquired property that is (A) affixed or incorporated into the property covered by such Lien, (B) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof)), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater committed amount, of the Indebtedness described under clauses (7), (8), (9), this clause (12) and clause (17) hereof at the time the original Lien became a Permitted Lien under this Agreement, and (ii) an amount necessary to pay any fees and expenses, including original issue discount, upfront fees or similar fees and premiums (including tender premiums and accrued and unpaid interest), related to such modification, refinancing, refunding, extension, renewal or replacement;

(13) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 9.7 hereof; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(14) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(15) Liens arising out of conditional sale, title retention, consignment or similar arrangements with vendors for the sale or purchase of goods entered into by Holdings or any Restricted Subsidiary in the ordinary course of business;

(16) Liens solely on any cash earnest money deposits made by Holdings or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement;

(17) Liens securing Permitted Additional Parity Debt;

(18) easements, rights-of-way, encroachments, covenants, conditions, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances which, either individually or in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of Holdings;

(19) any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

(20) Liens arising from UCC (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by Holdings and the Restricted Subsidiaries in the ordinary course of business or purported Liens evidenced by the filing of precautionary UCC (or equivalent statute) financing statements or similar public filings;

(21) licenses and sublicenses granted by Holdings or a Restricted Subsidiary and leases and subleases (by Holdings or any Restricted Subsidiary as lessor or sublessor) to third parties in the ordinary course of business not materially interfering with the business of Holdings;

(22) Liens in favor of collecting banks arising by operation of law under Section 4-210 of the UCC (or equivalent statute) or, with respect to collecting banks located in the State of New York, under Section 4-208 of the UCC (or equivalent statute);

(23) Liens that are contractual rights of set-off or rights of pledge (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts of Holdings or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings and the Restricted Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(24) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(25) Liens securing financings of insurance premiums, which such Liens attach solely to the insurance policies financed and the proceeds thereof;

(26) Liens on brokerage accounts incurred in the ordinary course of business securing obligations to settle trades made by Holdings or the Restricted Subsidiaries;

(27) the rights reserved to or vested in municipalities or governmental or other public authorities or agencies by statutory provisions or by the terms of leases, licenses, franchises, grants or permits, which affect any land to terminate any such leases, licenses, franchises, grants or permits or to require annual or other payments as a condition to the continuance thereof;

(28) deposits with public utilities or to any municipalities or governmental or other public authorities when required by the utility, municipality, governmental or other public authority in connection with the supply of services or utilities to Holdings or any Restricted Subsidiary;

(29) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into by Holdings and the Restricted Subsidiaries in the ordinary course of business;

(30) Liens in favor of Holdings or any Restricted Subsidiary;

(31) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance or discharge of Indebtedness, provided that such defeasance or discharge is not prohibited by this Agreement;

(32) customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness not prohibited by this Agreement is issued;

(33) other Liens securing obligations in an aggregate amount at any one time outstanding not to exceed $20.0 million;

(34) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar trade obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(35) Liens on equipment of Holdings or any of its Restricted Subsidiaries granted in the ordinary course of business to Holdings’ clients;

(36) Liens encumbering reasonable customary deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(37) Liens securing obligations owed by Holdings or any Restricted Subsidiary to any lender under the North American ABL Facility or any Affiliate of such a lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds;

(38) ground leases in respect of real property on which facilities owned or leased by Holdings or any of its Subsidiaries are located;

(39) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary; and

(40) Liens on cash advances in favor of the seller of any property to be acquired in an Investment permitted under this Agreement to be applied against the purchase price for such Investment.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness. For purposes of determining compliance with this definition, (a) Permitted Liens (other than Liens incurred pursuant to clause (17) above) need not be incurred solely by reference to one category of Permitted Liens described above but are permitted to be incurred in part under any combination thereof and (b) in the event that a Lien (or any portion thereof) (other than a Lien incurred pursuant to clause (17) above) meets the criteria of one or more categories of Permitted Liens described above, Holdings shall, in its sole discretion, classify (or later reclassify) such item of Permitted Liens (or any portion thereof) in any manner that complies with this definition and will only be required to include the amount and type of such item of Permitted Liens in one of the above clauses and such Lien will be treated as having been incurred pursuant to only one of such clauses.

“Person” shall any individual, corporation, limited liability company, partnership (including a limited partnership), joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or any other entity.

“Personal Property Collateral” shall have the meaning provided in Section 8.17 hereof.

“Plan” shall mean any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding six plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments to) the Borrower or an ERISA Affiliate.

“Platform” shall have the meaning provided in Section 13.18(c).

“PPSA” means the Personal Property Security Act (Ontario) and/or any other comparable act in force in another Canadian province (including Quebec) that is applicable to the Collateral, as in effect from time to time.

“Preferred Stock” shall mean any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Preliminary Offering Memorandum” shall mean the preliminary confidential offering memorandum of the Borrower dated September 28, 2015.

“Prepayment Event” shall mean any issuance or incurrence by Holdings or any of the Restricted Subsidiaries of any (i) Indebtedness (excluding any Indebtedness permitted to be issued or incurred under Section 9.7(b) hereof other than in the case of Section 9.7(b)(14) hereof with respect to any refinancing of Senior Indebtedness incurred under Section 9.7(b)(2)) or (ii) Equity Offering (together with any equity issuance excluded from such definition pursuant to clause (7) of the definition thereof).

“prime rate” shall mean the “prime rate” referred to in the definition of “ABR.”

“Purchase and Sale Agreement” shall have the meaning provided in the preamble to this Agreement.

“Purchase Money Obligations” mean Indebtedness incurred to finance or refinance the acquisition or leasing by Holdings or a Restricted Subsidiary of such asset, including additions and improvements or the installation, construction, improvement or restoration of such asset and whether acquired through the direct acquisition of such property or assets, or otherwise (including through the purchase of Capital Stock of any Person owning such property or assets); provided that any Lien arising in connection with any such Indebtedness shall be limited to the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; provided further that such Indebtedness is incurred within 365 days after such acquisition or lease of, or the completion of construction of, such asset by Holdings or Restricted Subsidiary.

“Qualified Proceeds” shall the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Rating Agencies” shall mean Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the applicable security or other investment publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Holdings which shall be substituted for Moody’s or S&P or both, as the case may be.

“Refunding Capital Stock” shall have the meaning provided in Section 9.5(b)(2)(a) hereof.

“Register” shall have the meaning provided in Section 13.6(b)(iv) hereof.

“Registered Intellectual Property” shall have the meaning provided in Section 8.13 hereof.

“Regulation T” shall mean Regulation T of the Board of Governors as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board of Governors as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board of Governors as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Business Assets” shall mean assets (other than Cash Equivalents) used or useful in a Similar Business, provided that any assets received by Holdings or a Restricted Subsidiary in exchange for assets transferred by Holdings or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder, other than any event as to which the thirty day notice period has been waived.

“Reporting Jurisdiction” shall have the meaning provided in Section 8.3 hereof.

“Required Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the Loans (excluding the Loans of Defaulting Lenders) in the aggregate at such date.

“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Payment” shall have the meaning provided in Section 9.5 hereof.

“Restricted Subsidiary” shall mean, at any time, any direct or indirect Subsidiary of Holdings that is not then an Unrestricted Subsidiary; provided that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.” The Borrower shall at all times be a Restricted Subsidiary.

“S&P” shall mean Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by Holdings or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by Holdings or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Sanctions” shall have the meaning provided in Section 8.22 hereof.

“Sanctioned Country” shall have the meaning provided in Section 8.22 hereof.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Secured Debt Documents” means collectively, the ABL Debt Documents and the Parity Lien Documents.

“Secured Indebtedness” shall mean any Indebtedness Holdings or any of its Restricted Subsidiaries secured by a Lien.

“Secured Obligations” means Obligations under the Loan Documents.

“Secured Parties” means, the Administrative Agent, the Collateral Agent, each Lender and each other holder of, or oblige in respect of, any Secured Obligations in respect of the Loans outstanding at any such time.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreements” means the U.S. Security Agreement and each other security document, dated as of the Closing Date or thereafter, among the Borrower, Holdings, the other grantors party thereto and/or the Collateral Agent, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Senior Fixed Rate” shall mean 9.5% per annum.

“Senior Indebtedness” means:

(1) all Indebtedness of the Borrower or any Guarantor outstanding under the North American ABL Facility and the Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Borrower or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Closing Date or thereafter created or incurred) and all obligations of the Borrower or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all (x) Hedging Obligations (and guarantees thereof) and (y) obligations in respect of Bank Products (and guarantees thereof) owing to a lender under the North American ABL Facility or any Affiliate of such lender (or any Person that was a lender or an Affiliate of such lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into); provided, that such Hedging Obligations and obligations in respect of Bank Products, as the case may be, are permitted to be incurred under the terms of this Agreement;

(3) any other Indebtedness of the Borrower or any Guarantor permitted to be incurred under the terms of this Agreement, unless the instrument under which such Indebtedness is incurred expressly provides that it is or subordinated in right of payment to the Notes or any related Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3); provided that Senior Indebtedness shall not include:

(a) any obligation of such Person to Holdings or any of Holding’s Subsidiaries;

(b) any liability for federal, state, provincial, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Agreement.

“Senior Interim Loan Commitment” shall mean (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1(a) hereto as such Lender’s “Senior Interim Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Senior Interim Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the total Senior Interim Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Senior Interim Loan Commitments as of the Closing Date is $330,000,000.

“Senior Interim Loans” shall have the meaning provided in Section 2.1(a) hereof.

“Senior Interim Loans Requested Amount” shall have the meaning provided in Section 2.3(a) hereof.

“Senior Loans” shall mean Senior Interim Loans and/or Senior Term Loans, as the context requires.

“Senior Notes” shall mean senior notes due 2022, to be issued in connection with the exchange for the Senior Term Loans under the Senior Refinancing Indenture, in an aggregate principal amount of up to $330,000,000 (less the amount of any Senior Take-out Notes and any Senior Interim Loans and Senior Term Loans that remain outstanding after the issuance of the Senior Notes), together with interest, fees and all other amounts payable in connection therewith, and for purposes of Section 5.2 hereof, any senior debt securities issued in connection with the refinancing of the Senior Interim Loans.

“Senior Refinancing Indenture” shall mean the indenture pursuant to which the Senior Notes shall be issued, to be entered into in connection with the exchange of the Senior Term Loans, among the Borrower, the Guarantors and a trustee, having terms substantially as set forth in the form of indenture attached as Exhibit B hereto and as the same may be amended, supplemented or otherwise modified from time to time in accordance therewith.

“Senior Take-out Notes” shall have the meaning provided in the recitals to this Agreement.

“Senior Take-out Notes Indenture” shall have the meaning provided in the recitals to this Agreement.

“Senior Take-out Notes Offering” shall have the meaning provided in the recitals to this Agreement.

“Senior Unsecured Indebtedness” of a Person shall mean any Indebtedness of such Person that ranks pari passu in right of payment with the Loans, but is not secured by a Lien on any assets of such Person or its Affiliates.

“Senior Term Loans” shall have the meaning provided in Section 2.14(a) hereof.

“Significant Subsidiary” shall mean any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1 02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Closing Date.

“Similar Business” shall mean (1) any business engaged or proposed to be engaged in by Holdings or any of its Restricted Subsidiaries on the Closing Date and any reasonable extension thereof, and (2) any business or other activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which Holdings and the Restricted Subsidiaries are engaged or proposed to be engaged on the Closing Date.

“Specified Discount” shall have the meaning provided in Section 5.1(b)(ii) hereof.

“Specified Discount Prepayment Amount” shall have the meaning provided in Section 5.1(b)(ii) hereof.

“Specified Discount Prepayment Response” means the irrevocable written response by each Lender, in form reasonably satisfactory to the Borrower and the Administrative Agent, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” shall have the meaning provided in Section 5.1(b)(ii) hereof.

“Specified Discount Proration” shall have the meaning provided in Section 5.1(b)(iv) hereof.

“Specified Representations” shall mean the representations and warranties with respect to the Borrower set forth in Sections 8.1 (with respect to the Loan Parties), 8.2, 8.3(b), 8.5, 8.7, 8.17, 8.18, 8.21 (with respect to the incurrence of the Loans and the use of proceeds thereof) and 8.22 (with respect to the incurrence of the Loans and the use of proceeds thereof) of this Agreement.

“SPV” shall have the meaning provided in Section 13.6(g) hereof.

“Subordinated Indebtedness” shall mean, with respect to the Loans,

(1) any Indebtedness of Holdings which is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” shall mean, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(a) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(b) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means each Subsidiary of Holdings, if any, that Guarantees the Loans in accordance with the terms of this Agreement.

“Successor Company” shall have the meaning provided in Section 9.14(a)(1) hereof.

“Target” shall mean Sunrise Holdings (Delaware), Inc.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by Holdings or any Restricted Subsidiary in connection with the Transactions (including payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock options, expenses in connection with hedging transactions related to the North American ABL Facility and any original issue discount or upfront fees) and this Agreement and the transactions contemplated thereby.

“Transactions” shall mean, collectively, the Acquisition, the issuance of the Senior Interim Loans and the Guarantees thereof on the Closing Date, the borrowings under the North American ABL Facility on the Closing Date, the Common Stock Offering, the Debt Repayment, the payment of the Transaction Expenses, the Take-out Notes Offering and the other transactions contemplated by this Agreement and the Loan Documents (including the Closing Date Loans) and the other transactions in connection therewith or incidental thereto.

“Transferee” shall have the meaning provided in Section 13.6(e) hereof.

“Treasury Capital Stock” shall have the meaning provided in Section 9.5(b)(2)(a) hereof.

“Trustee” shall have the meaning provided in Section 2.14(b)(iv) hereof.

“Type” shall mean as to any Loan, its nature as an ABR Loan or a LIBOR Loan.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Subsidiary” shall mean:

(1) Opta Minerals Inc. and its Subsidiaries;

(2) any Subsidiary of Holdings which at the time of determination is an Unrestricted Subsidiary (as designated by Holdings, as provided below); and

(3) any Subsidiary of an Unrestricted Subsidiary.

Holdings may designate any Subsidiary of Holdings other than the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, Holdings or any Subsidiary of Holdings (other than solely any Subsidiary of the Subsidiary to be so designated); provided that:

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by Holdings;

(2) such designation complies with Section 9.5 hereof; and

(3) each of (a) the Subsidiary to be so designated and (b) its Subsidiaries has not, at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Holdings or any Restricted Subsidiary.

Holdings may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either (a) Holdings could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test; or (b) the Fixed Charge Coverage Ratio for Holdings and the Restricted Subsidiaries would be equal to or greater than such ratio for Holdings and the Restricted Subsidiaries immediately prior to such designation, in each case, on a pro forma basis taking into account such designation.

Any such designation by Holdings shall be notified by Holdings to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the board of directors of Holdings or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S.” or “United States” shall mean the United States of America.

“U.S. Lender” shall have the meaning provided in Section 5.4(h) hereof.

“U.S. Security Agreement” shall mean the Second Lien Security Agreement, dated as of the Closing Date, among the Borrower, Holdings the other grantors party thereto and the Collateral Agent, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments;

provided, that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being extended, replaced, refunded, refinanced, renewed or defeased (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable extension, replacement, refunding, refinancing, renewal or defeasance shall be disregarded.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100.0% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required by applicable law) shall at the time be owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.

1.2. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” shall mean “from and including”; the words “to” and “until” each shall mean “to but excluding”; and the word “through” shall mean “to and including.”

(g) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(h) Any reference to any Person shall be constructed to include such Person’s successors or assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(i) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(j) The word “will” shall be construed to have the same meaning as the word “shall”.

(k) The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(l) Any definition of, or reference to, any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as amended, restated, amended and restated, renewed, extended, supplemented or otherwise modified from time to time.

(m) To the extent any provision of the Senior Refinancing Indenture is deemed to be incorporated and set forth in this Agreement, (i) any reference to the “Issuer” in the Senior Refinancing Indenture shall be deemed to be a reference to the Borrower, (ii) any reference to the “Company” in the Senior Refinancing Indenture shall be deemed to be a reference to Holdings, (iii) any reference to a “Holder” in the Senior Refinancing Indenture shall be deemed to be a reference to a Lender, (iv) any reference to the “Trustee” in the Senior Refinancing Indenture shall be deemed to be a reference to the Administrative Agent, (v) any reference to the “Notes” in the Senior Refinancing Indenture shall be deemed to be a reference to the Loans, (vi) any reference to “this Indenture” in the Senior Refinancing Indenture shall be deemed to be a reference to this Agreement and the other Loan Documents, in each case as the context may require and (vii) any reference to the “Notes Collateral Agent” in the Senior Refinancing Indenture shall be deemed to be a reference to the Collateral Agent.

1.3. Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP.

1.4. Rounding. Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5. References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Loan Documents) shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.

1.6. [Reserved]

SECTION 2.	Amount and Terms of Credit

2.1. Commitments.

(a) Subject to and upon the terms and conditions herein set forth, each Lender having a Senior Interim Loan Commitment severally agrees to make a loan or loans (each a “Senior Interim Loan”) in a single draw on the Closing Date to the Borrower in Dollars, which Senior Interim Loans shall not exceed for any such Lender the Senior Interim Loan Commitment of such Lender and in the aggregate shall not exceed $330,000,000.

Such Senior Interim Loans (i) shall be incurred and maintained (except as provided in Section 2.6 and 2.10 hereof) as LIBOR Loans, (ii) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed, (iii) shall not exceed for any such Lender the Senior Interim Loan Commitment of such Lender and (iv) shall not exceed in the aggregate the Total Senior Interim Loan Commitment.

On the Maturity Date, the Borrower shall repay all then unpaid Loans in full in Dollars.

(b) Each Lender may at its option make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (A) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (B) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 hereof shall apply).

2.2. Maximum Number of Borrowings. More than one Borrowing may be incurred on any date, provided that at no time shall there be outstanding more than ten Borrowings of LIBOR Loans under this Agreement.

2.3. Notice of Borrowing.

(a) The Borrower shall give the Administrative Agent at the Administrative Agent’s Office prior to 9:00 a.m. (New York City time) on the date of Borrowing prior written notice (or telephonic notice promptly confirmed in writing) of the Borrowing of the Senior Interim Loans. Such notice (a “Notice of Borrowing”) shall specify (i) the aggregate principal amount of the Senior Interim Loans to be borrowed (the “Senior Interim Loans Requested Amount”) (such Senior Interim Loans Requested Amount not to exceed the aggregate Senior Interim Loan Commitments of all Lenders), (ii) the date of the Borrowing (which shall be the Closing Date) and (iii) the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of the proposed Borrowing of Senior Interim Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(b) Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Officer of the Borrower.

2.4. Disbursement of Funds.

(a) No later than 10:00 a.m. (New York City time) on the date of the Borrowing or such earlier time as may be agreed among the Lenders, the Borrower and the Administrative Agent for the purpose of consummating the Transactions each Lender will make available its pro rata portion of each Borrowing requested.

(b) Each Lender shall make available all amounts it is to fund to the Borrower under the Borrowing for its applicable Senior Interim Loan Commitments, and in immediately available funds to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will make available to the Borrower, by depositing to an account designated by the Borrower to the Administrative Agent the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of the Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of the Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in Dollars. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8 hereof, for the respective Loans.

(c) Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to, fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5. Repayment of Loans; Evidence of Debt.

(a) The Borrower shall repay to the Administrative Agent, for the benefit of the Lenders, on the Maturity Date, the then-outstanding Loans, in Dollars.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 13.6(b)(iv) hereof, and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, the Type of each Loan made and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (b) and (c) of this Section 2.5 shall, to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.6. Conversions and Continuations.

(a) Subject to the penultimate sentence of this clause (a), (i) the Borrower shall have the option on any Business Day to convert all or a portion equal to at least $500,000 (and multiples of

$100,000 in excess thereof) of the outstanding principal amount of Senior Interim Loans of one Type into a Borrowing or Borrowings of another Type and (ii) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Loans as LIBOR Loans for an additional Interest Period; provided that (A) no partial conversion of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to a single Borrowing to less than the $500,000, (B) ABR Loans may not be converted into LIBOR Loans if an Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (C) LIBOR Loans may not be continued as LIBOR Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, and (D) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 1:00 p.m. (New York City time) at least (1) three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing), in the case of a continuation of LIBOR Loans or (2) one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing), in the case of a conversion into ABR Loans (each, a “Notice of Conversion or Continuation”) specifying the Senior Interim Loans to be so converted or continued, the Type of Senior Interim Loans to be converted into or continued and, if such Senior Interim Loans are to be converted into or continued as LIBOR Loans, the Interest Period to be initially applicable thereto (if no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration). The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Senior Interim Loans.

(b) If any Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of LIBOR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a) above, the Borrower shall be deemed to have elected to continue such Borrowing of LIBOR Loans as a Borrowing of LIBOR Loans with an Interest Period equal to the expired Interest Period, effective as of the expiration date of such current Interest Period.

2.7. Pro Rata Borrowings. Each Borrowing of Senior Interim Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable Senior Interim Loan Commitments. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) other than as expressly provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Loan Documents shall not release any Person from performance of its obligation under any Loan Document.

2.8. Interest.

(a) The unpaid principal amount of each Senior Interim Loan that is an ABR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be equal to the lesser of (i) the Senior Fixed Rate and (ii) the Applicable ABR Margin plus the ABR, in effect from time to time; provided that, immediately upon the occurrence of a Demand Failure Event, the interest rate on the Senior Loans shall increase to the Senior Fixed Rate.

(b) The unpaid principal amount of each Senior Interim Loan that is a LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be equal to the lesser of (i) the Senior Fixed Rate and (ii) the Applicable LIBOR Margin plus the relevant LIBOR Rate, in each case, in effect from time to time; provided that, immediately upon the occurrence of a Demand Failure Event, the interest rate on the Senior Loans shall increase to the Senior Fixed Rate.

(c) If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (the “Default Rate”) (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any overdue interest, to the extent permitted by Requirements of Law, the rate described in Section 2.8(a) hereof plus 2% from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).

(d) The unpaid principal amount of each Senior Term Loan shall bear interest at the Senior Fixed Rate.

(e) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in Dollars; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, (iii) in respect of a Senior Term Loan, every quarter beginning with the last business day of the first quarter following the Interim Loan Conversion Date, (iv) in respect of each Senior Interim Loan, on the Interim Loan Conversion Date and (v) in respect of each Loan, (A) on any prepayment (on the amount prepaid), (B) at maturity (whether by acceleration or otherwise) and (C) after such maturity, on demand.

(f) All computations of interest hereunder shall be made in accordance with Section 5.5 hereof.

(g) The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9. Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans in accordance with Section 2.6(a), the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower be a one, two, three or six-month period or (if available to all the Lenders making such LIBOR Loans as determined by such Lenders in good faith based on prevailing market conditions) any period shorter than one month requested by the Borrower.

Notwithstanding anything to the contrary contained above:

(a) the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b) if any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(d) the Borrower shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the Interim Loan Conversion Date.

2.10. Increased Costs, Illegality, Etc.

(a) In the event that (x) in the case of clause (i) below, the Required Lenders or (y) in the case of clauses (ii) and (iii) below, any Lender, shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the LIBOR Rate for any Interest Period prior to the earlier of (x) the occurrence of a Demand Failure Event and (y) the Interim Loan Conversion Date that (A) deposits in the principal amounts of the Senior Interim Loans comprising such LIBOR Borrowing are not generally available in the relevant market or (B) by reason of any changes arising on or after the Closing Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate; or

(ii) that, due to a Change in Law occurring at any time or after the Closing Date and prior to the earlier of (x) the occurrence of a Demand Failure Event and (y) the Interim Loan Conversion Date, which Change in Law shall (A) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, (B) subject any Lender to any Tax with respect to any Loan Document or any LIBOR Loan made by it (other than (i) Taxes indemnifiable under Section 5.4 or (ii) Excluded Taxes), or (C) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Loans made by such Lender, which results in the cost to such Lender of making, converting into, continuing or maintaining LIBOR Loans hereunder increasing by an amount which such Lender reasonably deems material or the amounts received or receivable by such Lender hereunder with respect to the foregoing shall be reduced; or

(iii) at any time prior to the earlier of (x) the occurrence of a Demand Failure Event and (y) the Interim Loan Conversion Date, that the making or continuance of any LIBOR Loan has become unlawful as a result of compliance by such Lender in good faith with any Requirement of Law (or would conflict with any such Requirement of Law not having the force of law even though the failure to comply therewith would not be unlawful);

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to LIBOR Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly (but no later than fifteen days) after receipt of written demand therefor such additional amounts as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by applicable Requirements of Law.

(b) At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (i) if the affected LIBOR Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (ii) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Loan into an ABR Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c) If, after the Closing Date and prior to the earlier of (x) the occurrence of a Demand Failure Event and (y) the Interim Loan Conversion Date, any Change in Law relating to capital adequacy or liquidity of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy or liquidity occurring after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly (but in any event no later than fifteen days) after written demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any applicable Requirement of Law as in effect on the Closing Date. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

2.11. Compensation. If (a) any payment of principal of any LIBOR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Sections 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of LIBOR Loans is not made on the date specified in a Notice of Borrowing, (c) any ABR Loan is not converted into a LIBOR Loan on the date specified in a Notice of Conversion or Continuation, (d) any LIBOR Loan is not continued as a LIBOR Loan on the date specified in a Notice of Conversion or Continuation or (e) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall after the Borrower’s receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent (within fifteen days after such request) for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan.

2.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(c) or 5.4 with respect to such Lender, it will, if requested by the Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10 or 5.4.

2.13. Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the Borrower; provided that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. For the purposes of this Section 2.13, a Lender does not have knowledge (and should not have knowledge) of the occurrence of an event giving rise to any Tax until such Lender is reasonably able to determine (or should have been able to determine) that such event did actually trigger such Tax.

2.14. Permanent Refinancing.

(a) On the Interim Loan Conversion Date, all outstanding Senior Interim Loans shall be automatically converted into term loans (each, a “Senior Term Loan”) having an aggregate principal amount equal to the unpaid principal amount of such Senior Interim Loans, in each case to the extent such Loans are not repaid in whole or in part in cash on or prior to such date and no Event of Default under Section 11.1(I)(f) or Section 11.1(I)(g), in each case with respect to the Borrower, shall have occurred and be continuing; and

(b) (i) On the 1st and/or 15th day of each calendar month (each, an “Exchange Date”), or if such day is not a Business Day, the preceding Business Day, on or after the Interim Loan Conversion Date, but in any event no more than three times in each fiscal quarter, at the option of the applicable Lender, the Senior Term Loans may be exchanged in whole or in part for one or more Senior Notes having an aggregate principal amount equal to the unpaid principal amount of such Senior Term Loans; provided, however, that the Borrower shall not be required to issue Senior Notes in each case until the Borrower shall have received requests to issue at least $50,000,000 in aggregate principal amount (or if the aggregate principal amount of Senior Term Loans outstanding at such time is less than $50,000,000, such lesser aggregate principal amount of Senior Term Loans outstanding at such time) of Senior Notes and that the amount of Senior Term Loans exchanged for Senior Notes in any exchange request must be in excess of $50,000,000 in principal amount (or if the aggregate principal amount of Senior Term Loans outstanding at such time is less than $50,000,000, must be equal to such lesser aggregate principal amount of Senior Term Loans outstanding at such time).

(ii) Such Lender shall provide the Borrower prior irrevocable written notice of such election (each such notice, an “Exchange Notice”), substantially in the form of Exhibit D hereto, at least five Business Days prior to the date of exchange. The Exchange Notice shall specify the principal amount of Senior Term Loans to be exchanged and, subject to the terms of the Senior Refinancing Indenture, the name of the proposed registered holder and the amount of each Senior Note requested. Senior Term Loans exchanged for Senior Notes pursuant to this Section 2.14 shall be deemed repaid and canceled, and the Senior Notes so issued shall be governed by and construed in accordance with the provisions of the Senior Refinancing Indenture. The Senior Notes shall be issued in the form set forth in the Senior Refinancing Indenture.

(iii) As more particularly provided in the Senior Refinancing Indenture, (A) Senior Notes issued pursuant to the Senior Refinancing Indenture shall bear interest at the Senior Fixed Rate and (B) Senior Notes issued pursuant to the Senior Refinancing Indenture (I) shall mature on October 9, 2022 and (II) shall be redeemable as set forth in the Senior Refinancing Indenture and the Senior Notes attached thereto.

(iv) Not later than five Business Days after the Exchange Date following delivery of any Exchange Notice, the Borrower shall (A) deliver a written notice to the trustee under the Senior Refinancing Indenture (the “Trustee”), directing such Trustee to authenticate and deliver Senior Notes as specified in the Exchange Notice and (B) use all commercially reasonable efforts to effect delivery of such Senior Notes to the requesting Lender.

(c) The Borrower agrees that as a condition to the effectiveness of the exchange of Senior Term Loans for Senior Notes:

(i) The Borrower shall have selected a bank or trust company reasonably acceptable to the Lenders to act as Trustee.

(ii) The Borrower shall have issued the Senior Notes pursuant to the Senior Refinancing Indenture substantially in the applicable form set forth therein, and the Borrower and each Guarantor shall have executed and delivered the Senior Refinancing Indenture.

(iii) The Borrower and each Guarantor shall have provided to the Administrative Agent copies of resolutions of its board of directors approving the execution and delivery of the Senior Refinancing Indenture and, in the case of the Borrower, the issuance of the Senior Notes, together with a customary certificate of the secretary of the Borrower or such Guarantor certifying such resolutions.

(d) If the foregoing conditions set forth in Section 2.14(c) hereof are not satisfied with respect to a particular Exchange Notice, then the Lenders of the applicable Senior Term Loans shall retain all of their rights and remedies with respect to such Senior Term Loans pursuant to this Agreement until such conditions are satisfied and such Senior Term Loans are so exchanged for Senior Notes, subject to Section 13.1(b). The Borrower agrees to satisfy the conditions set forth in Section 2.14(c) hereof no later than ten Business Days after receipt of the first Exchange Notice, subject to the proviso in Section 2.14(b)(i).

(e) Nothing in this Section 2.14 shall prevent or limit the ability of the Borrower from repaying or refinancing the Loans in any other manner not otherwise prohibited by this Agreement.

SECTION 3.	[Reserved]

SECTION 4.	Fees; Commitments

4.1. Administrative Agent’s Fees. The Borrower agrees to pay to the Administrative Agent the administrative agent fees in the amounts and on the dates as set forth in writing from time to time between the Administrative Agent and the Borrower.

4.2. Mandatory Termination of Commitments. The Senior Interim Loan Commitments shall terminate at 5:00 p.m. (New York City time) on the Closing Date.

SECTION 5.	Payments

5.1. Voluntary Prepayments.

(a) The Borrower shall have the right to prepay Loans without premium or penalty, in whole or in part from time to time on the following terms and conditions: (a) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than 1:00 p.m. (New York City time) (i) in the case of LIBOR Loans, three Business Days prior to or (ii) in the case of ABR Loans or Senior Term Loans, one Business Day prior to, the date of such prepayment; (b) each partial prepayment of (i) any Borrowing of LIBOR Loans shall be in a minimum amount of $5,000,000 and in multiples of $1,000,000 in excess thereof and (ii) any ABR Loans or Senior Term Loans shall be in a minimum amount of $1,000,000 and in multiples of $100,000 in excess thereof, provided that no partial prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than $5,000,000 and (c) any prepayment of LIBOR Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11 hereof. At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Loan of a Defaulting Lender.

(b) Notwithstanding anything in this Agreement to the contrary, so long as no Default or Event of Default has occurred and is continuing, the Borrower may prepay the outstanding Loans on the following basis:

(i) The Borrower shall have the right to make a voluntary prepayment of Loans at a discount to par (such prepayment, the “Discounted Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment made in accordance with this Section 5.1(b); provided that the Borrower shall not initiate any action under this Section 5.1(b) in order to make a Discounted Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date the Borrower was notified that no Lender was willing to accept any prepayment of any Loan at the Specified Discount.

(ii) Subject to the proviso to subsection (i) above, the Borrower may from time to time offer to make a Discounted Loan Prepayment by providing the Auction Agent with three (3) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Borrower, to each Lender, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) and the specific percentage discount to par (the “Specified Discount”) of such Loans to be prepaid, (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to the Lenders (the “Specified Discount Prepayment Response Date”).

(iii) Each Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount of such Lender’s Loans to be prepaid at such offered discount. Each acceptance of a Discounted Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(iv) If there is at least one Discount Prepayment Accepting Lender, the Borrower will make prepayment of outstanding Loans pursuant to this paragraph (b) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (ii); provided that, if the aggregate principal amount of Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro-rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the Borrower of the respective Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount of Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount and Type of Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (v) below (subject to subsection (x) below).

(v) In connection with any Discounted Loan Prepayment, the Borrower and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Loan Prepayment, the payment of customary fees and expenses from the Borrower in connection therewith.

(vi) If any Term Loan is prepaid in accordance with this subsection (b), the Borrower shall prepay such Loans on the Discounted Prepayment Effective Date. The Borrower shall make such prepayment to the Auction Agent, for the account of the Discount Prepayment Accepting Lenders at the Administrative Agent’s Office in immediately available funds not later than 11:00 a.m., New York City time, on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the Loans on a pro rata basis across such installments. The Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Loans pursuant to this Section 5.1(b) shall be paid to the Discount Prepayment Accepting Lenders. The aggregate principal amount of Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Loan Prepayment.

(vii) To the extent not expressly provided for herein, each Discounted Loan Prepayment shall be consummated pursuant to procedures consistent, with the provisions in this Section 5.1(b), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(viii) Notwithstanding anything in this Agreement to the contrary, for purposes of this Section 5.1(b), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(ix) Each of the Borrower and the Lenders acknowledges and agrees that the Auction Agent may perform any and all of its duties under this Section 5.1(b) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Loan Prepayment provided for in this Section 5.1(b) as well as activities of the Auction Agent.

(x) The Borrower shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Loan Prepayment at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by the Borrower to make any prepayment to a Lender, as applicable, pursuant to this Section 5.1(b) shall not constitute a Default or Event of Default under this Agreement).

(c) Notwithstanding the foregoing and except to the extent provided in the Fee Letter as it relates to the Lenders party thereto, from and after the occurrence of a Demand Failure Event, in connection with each prepayment of Loans pursuant to this Section 5.1 or and each prepayment of Loans pursuant to Section 5.2 arising from any incurrence of Indebtedness described in clause (i) of the definition of “Prepayment Event”, the Borrower shall at the time of such prepayment to the Administrative Agent for the ratable benefit of Lenders whose Loans are being prepaid, a prepayment premium equal to the redemption premium then applicable to a redemption of Senior Notes under the Senior Refinancing Indenture (without regard to whether any Senior Notes are outstanding or the Senior Refinancing Indenture has been entered into).

5.2. Mandatory Prepayments.

(a) Loan Prepayments. (i) Prior to the Interim Loan Conversion Date, on each occasion that a Prepayment Event occurs, the Borrower shall, within three Business Days after its receipt of the Net Cash Proceeds of a Prepayment Event, prepay, in accordance with clause (c) below Loans with principal amount equal to 100% of the Net Cash Proceeds from such Prepayment Event; provided that the Borrower may, to the extent required by the ABL Facilities, apply such Net Cash Proceeds to prepay, repay or repurchase Indebtedness outstanding under such ABL Facilities within three Business Days after receipt thereof, prior to the application of such Net Cash Proceeds to prepay Loans; provided, further, that the Borrower shall not be required to make any prepayment pursuant to this Section 5.2(a), if and to the extent such prepayment is prohibited by, or would result in the violation by any Loan Party of, the terms of any First Lien Document (as defined in the Intercreditor Agreement).

(ii) At any time on or after the Interim Loan Conversion Date, the provisions of Section 5.2(a)(i) shall no longer be operative.

(b) [Reserved]

(c) Application to Repayment Amounts. Each prepayment of Senior Interim Loans required by Section 5.2(a)(i) hereof shall be applied on a pro rata basis based on the aggregate principal amount of Senior Interim Loans outstanding at such time; provided that in the event that any Lender or Affiliate of a Lender purchases Senior Take-Out Notes pursuant to a Securities Demand (as defined in the Fee Letter) at an issue price above the price at which such Lender or such Affiliate has reasonably determined such Senior Take-Out Notes can be resold by such Lender or Affiliate to a bona fide third party at the time of such purchase (and notifies the Borrower thereof), the Net Cash Proceeds received by the Borrower in respect of the associated Prepayment Event may, at the option of the applicable Lender, be applied first to prepay the Senior Interim Loans of such Lender (provided that if there is more than one such Lender or Affiliate then such Net Cash Proceeds will be applied pro rata to prepay the Senior Interim Loans of such Lenders in proportion to such Lenders’ principal amount of Senior Take-Out Notes purchased from the Borrower) prior to being applied to prepay the Senior Interim Loans held by other Lenders. With respect to each such prepayment, the Borrower will, not later than the date specified in Section 5.2(a) hereof for making such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent provide notice of such prepayment to each Lender.

(d) Application to Loans. With respect to each prepayment of Loans required by Section 5.2(a) hereof or required or permitted by Section 9.8(b) hereof the Borrower may, if applicable, designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11 hereof.

(e) [Reserved]

(f) LIBOR Interest Periods. In lieu of making any payment pursuant to this Section 5.2 or pursuant to Section 9.8(b) hereof in respect of any LIBOR Loan other than on the last day of the Interest Period therefor so long as no Event of Default shall have occurred and be continuing, the Borrower at its option may deposit with the Administrative Agent an amount in Dollars equal to the amount of the LIBOR Loan to be prepaid and such LIBOR Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then-customary rate for accounts of such type. Such deposit shall constitute cash collateral for the LIBOR Loans to be so prepaid, provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

5.3. Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto, not later than 2:00 p.m. (New York City time), in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder shall be made in Dollars and all other payments under each Loan Document shall, unless otherwise specified in such Loan Document, be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York City time) or, otherwise, on the next Business Day) like funds relating to the payment of principal or interest ratably to the Lenders entitled thereto.

(b) Any payments under this Agreement that are made later than 2:00 p.m. (New York City time) may be deemed to have been made on the next succeeding Business Day in the Administrative Agent’s sole discretion. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, in the Administrative Agent’s sole discretion, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4. Net Payments.

(a) Any and all payments made by or on behalf of the Borrower or any Guarantor under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided that if the Borrower or any Guarantor or the Administrative Agent shall be required by applicable Requirements of Law to deduct or withhold any Taxes from such payments, then (i) the Borrower or such Guarantor or the Administrative Agent shall make such deductions or withholdings as are reasonably determined by the Borrower, such Guarantor or the Administrative Agent to be required by any applicable Requirement of Law, (ii) the Borrower, such Guarantor or the Administrative Agent, as applicable, shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable Requirements of Law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower or such Guarantor shall be increased as necessary so that after making all required deductions and withholdings (including deductions or withholdings applicable to additional sums payable under this Section 5.4) the Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made. Whenever any Indemnified Taxes or Other Taxes are paid by the Borrower or such Guarantor, as promptly as possible thereafter, the Borrower or Guarantor shall send to the Administrative Agent for its own account or for the account of a Lender, a certified copy of an official receipt received by the Borrower or such Guarantor showing payment thereof (or other evidence of such payment reasonably acceptable to the Administrative Agent).

(b) The Borrower shall timely pay and shall indemnify and hold harmless the Administrative Agent and each Lender with regard to any Other Taxes (whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority).

(c) The Borrower shall indemnify and hold harmless the Administrative Agent and each Lender within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes imposed on the Administrative Agent or such Lender, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender, or the Administrative Agent (as applicable) on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall deliver to the Borrower and the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Loan Party pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(e) Without limiting the generality of the foregoing, each Non-U.S. Lender with respect to any Loan made to the Borrower shall, to the extent it is legally entitled to do so:

(i) deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Non-U.S. Lender becomes a party to this Agreement, two copies of (A) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” United States Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or any applicable successor form) (together with a certificate (substantially in the form of Exhibit J hereto) representing that such Non-U.S. Lender is not a bank (within the meaning of Section 881(c)(3)(A) of the Code), is not a “10 percent shareholder” (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower, is not a “ controlled foreign corporation” related to the Borrower (as described in Section 881(c)(3)(C) of the Code) and the interest payments in question are not effectively connected with a United States trade or business conducted by such Lender), (B) Internal Revenue Service Form W-8BEN, Form W-8BEN-E or Form W-8ECI (or any applicable successor form), in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. federal withholding tax on payments by the Borrower under this Agreement, (C) Internal Revenue Service Form W-8IMY (or any applicable successor form) and all necessary attachments (including the forms and certifications described in clauses (A) and (B) above, as required) or (D) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and

(ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it to the Borrower and the Administrative Agent, and from time to time thereafter if reasonably requested by the Borrower and the Administrative Agent;

unless in any such case any Change in Law has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Non-U.S. Lender from duly completing and delivering any such form with respect to it and such Non-U.S. Lender promptly so advises the Borrower and the Administrative Agent. Each Person that shall become a Participant pursuant to Section 13.6 or a Lender pursuant to Section 13.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.4(e); provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

(f) If any Lender or the Administrative Agent, as applicable, determines, in its sole discretion exercised in good faith, that it had received and retained a refund of an Indemnified Tax or Other Tax for which a payment has been made by the Borrower or any Guarantor pursuant to this Agreement or any other Loan Document, which refund in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment made by the Borrower or any Guarantor, then the Lender or the Administrative Agent, as the case may be, shall reimburse the Borrower or such Guarantor for such amount (net of all out-of-pocket expenses of such Lender or the Administrative Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender or Administrative Agent, as the case may be, determines in its sole discretion exercised in good faith to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any taxes imposed on the refund) than it would have been in if the payment had not been required; provided that the Borrower or such Guarantor, upon the request of the Lender or the Administrative Agent, agrees to repay the amount paid over to the Borrower or such Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender or the Administrative Agent in the event the Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. In such event, such Lender or the Administrative Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender or the Administrative Agent may delete any information therein that it deems confidential). A Lender or the Administrative Agent shall claim any refund that it determines is available to it, unless it concludes in its sole discretion that it would be adversely affected by making such a claim. No Lender nor the Administrative Agent shall be obliged to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party in connection with this clause (f) or any other provision of this Section 5.4.

(g) [Reserved].

(h) Each Lender and Agent that is a United States person under Section 7701(a)(30) of the Code (each, a “U.S. Lender”) shall deliver to the Borrower and the Administrative Agent two Internal Revenue Service Forms W-9 (or substitute or successor form), properly completed and duly executed, certifying that such Lender or Agent is exempt from United States federal backup withholding tax (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete or invalid, (iii) after the occurrence of a change in the Agent’s or Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

(i) If a payment made to any Lender or any Agent under this Agreement or any other Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or such Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or such Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender or Agent has or has not complied with such Lender’s or Agent’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 5.4(i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(j) The agreements in this Section 5.4 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

5.5. Computations of Interest. Interest on LIBOR Loans and Senior Term Loans shall be calculated on the basis of a 360-day year for the actual days elapsed and interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Administrative Agent’s prime rate and overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

To the extent applicable, for the purposes of the Interest Act (Canada), whenever any interest or fee under the Agreement is calculated using a rate based on a number of days less than a full year, such rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by the number of days based on which such rate is calculated.

5.6. Limit on Rate of Interest.

(a) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obligated to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect to any of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b) Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a) hereof, the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(a) Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Loan Documents would obligate the Borrower or any other Loan Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any Requirement of Law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable Requirements of Law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8 hereof.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable Requirement of Law, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

SECTION 6.	Conditions Precedent to Initial Borrowing

The initial Borrowing under this Agreement is subject to the satisfaction of the following conditions precedent, except as otherwise agreed or waived pursuant to Section 13.1.

6.1. Loan Documents. The Administrative Agent shall have received:

(a) this Agreement, executed and delivered by a duly authorized Officer of each of the Borrower, each Agent and each Lender; and

(b) the U.S. Security Agreement, executed and delivered by a duly authorized Officer of each of the Borrower and each Person that is a Guarantor as of the Closing Date.

6.2. [Reserved].

6.3. Legal Opinions. The Administrative Agent shall have received the executed legal opinions of (i) Simpson Thacher & Bartlett LLP, counsel to the Borrower, substantially in the form of Exhibit E-1, (ii) Wildeboer Dellelce LLP and Stoel Rives LLP, counsel to the Borrower, substantially in the form of Exhibits E-2 and E-3, respectively, and (iii) the general counsel of the Borrower in the form of Exhibit E-4. The Borrower, the other Loan Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinions.

6.4. Notice of Borrowing. The Borrower shall have delivered to the Administrative Agent a Notice of Borrowing.

6.5. Contemporaneous Debt Repayments. Substantially simultaneously with the initial Borrowing under this Agreement, the Debt Repayment shall have been consummated.

6.6. Closing Certificates. The Administrative Agent shall have received (i) a certificate of the Loan Parties, dated the Closing Date, substantially in the form of Exhibit F-1, with appropriate insertions, executed by the Secretary or any Assistant Secretary of each Loan Party, and attaching the documents referred to in Section 6.7, (ii) a certificate of the Loan Parties, dated the Closing Date, substantially in the form of Exhibit F-2, with appropriate insertions, executed by the President or any Vice President of each Loan Party and (iii) such other closing certificates as it may reasonably request.

6.7. Authorization of Proceedings of Each Loan Party; Organizational Documents. The Administrative Agent shall have received (a) a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the board of directors or managers of each Loan Party (or a duly authorized committee thereof) authorizing (i) the execution, delivery and performance of the Loan Documents (and any agreements relating thereto) to which it is a party and (ii) in the case of the Borrower, the extensions of credit contemplated hereunder and (b) true and complete copies of each of the organizational documents of each Person that is a Loan Party as of the Closing Date.

6.8. Fees. All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to any Commitment Letter in respect of the Senior Interim Loan Commitments, to the extent invoiced at least three Business Days prior to the Closing Date, shall, upon the initial Borrowings hereunder, have been, or will be substantially simultaneously, paid (which amounts may be offset against the proceeds of the Senior Interim Loans on the Closing Date).

6.9. Representations and Warranties. On the Closing Date, the Company Representations shall be true and correct, but only to the extent that Holdings has (or its applicable affiliate has) the right to terminate Holdings’ (or such affiliate’s) obligations under the Purchase and Sale Agreement or decline to consummate the Acquisition as a result of a breach of such Company Representation and the Specified Representations shall be true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) (except in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) as of the respective date or respective period, as the case may be).

6.10. Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a certificate from the Chief Financial Officer, the Treasurer, the Vice President-Finance or any other senior financial officer of Holdings and the Borrower substantially in the form of Exhibit I.

6.11. Acquisition. The Acquisition shall have been consummated, or substantially simultaneously with the borrowing under this Agreement shall be consummated, in all material respects in accordance with the terms of the Purchase and Sale Agreement, after giving effect to any modifications, amendments, consents, waivers or requests by you (or your affiliate) thereto, other than those (including the effects of any requests) that are materially adverse to the interests of the Lenders, without the prior consent of the Joint Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned).

6.12. Patriot Act. The Administrative Agent and the Joint Bookrunners shall have received all documentation and other information about the Borrower and the Guarantors as shall have been reasonably requested in writing by the Administrative Agent or the Joint Bookrunners at least ten

Business Days prior to the Closing Date and as is mutually agreed to be required by U.S. and Canadian regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, OFAC and the FCPA, Part II.1 of the Criminal Code (Canada), the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

6.13. Financial Statements. The Administrative Agent shall have received true, correct and complete copies of the Historical Financial Statements.

6.14. [Reserved].

6.15. Material Adverse Effect. (a) Except as set forth on the Seller Disclosure Schedule (as defined in the Purchase and Sale Agreement), since December 31, 2014 through the date of the Purchase and Sale Agreement, there shall not have occurred any event that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in the Purchase and Sale Agreement) and (b) between the date of the Purchase and Sale Agreement and the Closing Date (as defined in the Purchase and Sale Agreement), there shall have been no event, circumstance, development, change or effect that would reasonably be expected to have a Material Adverse Effect (as defined in the Purchase and Sale Agreement). Any disclosure with respect to a section or schedule of the Purchase and Sale Agreement (including any section of the Seller Disclosure Schedule (as defined in the Purchase and Sale Agreement)) shall be deemed to have been disclosed for other sections and schedules of the Purchase and Sale Agreement (including a section of the Seller Disclosure Schedule (as defined in the Purchase and Sale Agreement)) where the relevance of such disclosure would be reasonably apparent.

The acceptance of the benefits of the Borrowing shall constitute a representation and warranty by each Loan Party to each of the Lenders that all the applicable conditions specified in Section 6 above have been satisfied as of that time.

SECTION 7.	Guarantee

7.1. Guarantee. Subject to this Section 7, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally, guarantees to each Lender and to the Administrative Agent, irrespective of the validity and enforceability of this Agreement, the other Loan Documents or the obligations of the Borrower hereunder or thereunder, that: (a) the principal of and interest and premium, if any, on the Loans shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Loans, if any, if lawful, and all other obligations of the Borrower to the Lenders or the Administrative Agent hereunder or thereunder shall be promptly paid in full, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Loans or any of such other obligations, that same shall be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Loans, this Agreement or the other Loan Documents, the absence of any action to enforce the same, any waiver or consent by any Lender with respect to any provisions hereof or thereof, the recovery of any judgment against the Borrower, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Borrower, any right to require a proceeding first against such Holdings, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by full payment of the obligations contained in the Loans, this Agreement and the other Loan Documents.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Administrative Agent, the Collateral Agent or any Lender in enforcing any rights under this Section 7.1.

If any Lender, the Administrative Agent or the Collateral Agent is required by any court or otherwise to return to the Borrower, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Borrower or the Guarantors, any amount paid to the Administrative Agent, the Collateral Agent or such Lender, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Lenders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Lenders, the Administrative Agent and the Collateral Agent, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 11 hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Section 11 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any nonpaying Guarantor so long as the exercise of such right does not impair the rights of the Lenders under the Guarantees.

Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Borrower for liquidation, reorganization, should the Borrower become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Borrower’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment of the Loans is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Loans or Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment had not been made. In the event that any payment or any part thereof is rescinded, reduced, restored or returned, the Loans shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The Guarantee issued by any Guarantor shall be a general secured senior obligation of such Guarantor and shall rank equally in right of payment with all existing and future Senior Indebtedness of such Guarantor, if any.

Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

7.2. Limitation on Guarantor Liability

Each Guarantor and each Lender hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance, or similar limitation, for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state, Canadian or provincial law to the extent applicable to any Guarantee or as otherwise limited by or required under the Agreed Security Principles. To effectuate the foregoing intention, the Administrative Agent, the Collateral Agent, the Lenders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as shall, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Section 7, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer, or similar limitation, under applicable law. Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all guaranteed obligations under this Agreement to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

7.3. Execution and Delivery

To evidence its Guarantee set forth in Section 7 hereof, each Guarantor hereby agrees that this Agreement shall be executed on behalf of such Guarantor by its President or Treasurer, one of its Vice Presidents or one of its Assistant Vice Presidents or other authorized signatory.

If required by Section 9.13 hereof, Holdings shall cause any Restricted Subsidiary to comply with the provisions of Section 9.13 hereof and this Section 7, to the extent applicable.

7.4. Subrogation

Subject to Section 7.1, each Guarantor shall be subrogated to all rights of the Administrative Agent, the Collateral Agent and the Lenders against the Borrower in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 7.1 hereof; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Borrower under this Agreement or the other Loan Documents shall have been paid in full.

7.5. Benefits Acknowledged

Each Guarantor acknowledges that it shall receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

7.6. Release of Guarantees by Guarantors

(a) Each Guarantee by a Subsidiary Guarantor shall provide by its terms that it shall be automatically and unconditionally released and discharged, and no further action by such Subsidiary Guarantor, the Borrower, the Administrative Agent, the Collateral Agent or any Lender is required for the release of such Guarantor’s Guarantee, upon:

(i) any sale, exchange, disposition or transfer (by merger, amalgamation, consolidation, dividend, distribution or otherwise) of (x) the Capital Stock of such Subsidiary

Guarantor, after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary or (y) all or substantially all the assets of such Subsidiary Guarantor, in each case if such sale, exchange, disposition or transfer is made in compliance with the applicable provisions of this Agreement;

(ii) the release or discharge of the guarantee by such Subsidiary Guarantor of Indebtedness under the North American ABL Facility, or the release or discharge of such other guarantee or obligation that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee (it being understood that a release subject to a contingent reinstatement will constitute a release for the purposes of this clause (ii), and that if any such guarantee is so reinstated, such Guarantee shall also be reinstated to the extent that such Subsidiary Guarantor would then be required to provide a Guarantee pursuant to Section 9.13);

(iii) the designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Agreement;

(iv) upon the merger or consolidation of any Subsidiary Guarantor with and into the Borrower or another Guarantor or upon the liquidation of such Subsidiary Guarantor following the transfer or all of its assets to the Borrower or another Guarantor; or

(v) upon payment in full of all Obligations of the Borrower (other than any contingent obligations or contingent indemnification obligations not then due) arising under this Agreement.

(b) The Administrative Agent and the Collateral Agent hereby agree to execute and deliver (at the Borrower’s expense) any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor pursuant to Section 7.6(a) hereof.

7.7. Effectiveness of Certain Guarantees

The provisions set forth in this Section 7 with respect to Sunrise Holdings (Delaware), Inc., Sunrise Growers, Inc., Farm Capital Incorporated and Pacific Ridge Farms, LLC will only become operative concurrently with the consummation of the Acquisition.

SECTION 8.	Representations, Warranties and Agreements

In order to induce the Lenders to enter into this Agreement and to make the Loans as provided for herein, Holdings, the Borrower and each other Guarantor makes, on the Closing Date, the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans:

8.1. Corporate Status. Each of Holdings and its Subsidiaries has been duly incorporated or organized, as the case may be, and is validly existing as a corporation or organization, as the case may be, in good standing under the laws of its respective jurisdiction of organization, each with full power and authority (corporate and otherwise) to own or lease its properties or assets owned or leased by it and conduct its business as described in the Preliminary Offering Memorandum, except to the extent that the failure of any Subsidiary to be in good standing would not reasonably be expected to have a Material Adverse Effect. Each of Holdings and its Subsidiaries has been duly qualified as a foreign corporation or organization, as the case may be, for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect.

8.2. Corporate Power and Authority; Enforceability. Each Loan Party has all requisite corporate or other organizational power and authority to execute, deliver perform its obligations under the Loan Documents to which it is a party. Each Loan Document has been duly authorized by each Loan Party party thereto, and upon execution and delivery thereof, each Loan Document will constitute the valid and binding obligation of each Loan Party party thereto enforceable against the Loan Parties party thereto in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors’ rights generally, (ii) general principles of equity, whether considered in a proceeding at law or in equity and (iii) state, provincial or federal securities laws or policies relating to the non-enforceability of the indemnification provisions contained therein (clauses (i), (ii) and (iii) collectively, the “Enforceability Exceptions”).

8.3. No Violation.

(a) None of the execution, delivery or performance by any Loan Party of the Loan Documents to which it is a party or the compliance with the terms and provisions thereof will (1) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the assets of Holdings or its Subsidiaries pursuant to the terms or provisions of, or give any other party a right to terminate any of its obligations under, or result in the acceleration of any obligation under, any indenture, mortgage, deed of trust, loan agreement or other material agreement or material instrument to which Holdings or any of its Subsidiaries is a party or by which Holdings or any of its Subsidiaries is bound or to which any of the property or assets of Holdings or any of its Subsidiaries is subject (other than any lien or encumbrance created or imposed pursuant to the Loan Documents or any Permitted Exceptions), (2) result in any violation of the provisions of the charter and organizational documents of the Borrower or any Guarantor as currently in effect or (3) result in any violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Holdings or any of its Subsidiaries or any of their properties, except, in cases (1) and (3), for any such default or violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Neither Holdings nor any of its Subsidiaries is (1) in violation of its Certificate of Incorporation or By-laws, (2) except where such violation or default would not reasonably be expected to have a Material Adverse Effect, in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, voting trust agreement, loan agreement, bond, debenture, note agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound or (3) except where such lack of compliance would not reasonably be expected to have a Material Adverse Effect (and except, in the case of Opta Minerals Inc., for the failure to be in compliance with all of the financial covenants under certain of its debt instruments as of July 4, 2015, which lack of compliance is disclosed in the Preliminary Offering Memorandum, and for which Opta Minerals Inc. has obtained a waiver from its lenders), in violation of any law, regulation or order applicable to it or its business. To the knowledge of Holdings and the Borrower, no other party under any such agreement or instrument described in clause (2) of the preceding sentence to which it is a party is in default thereunder or has given written or oral notice to Holdings or any of its officers or directors of such other party’s intention to terminate, cancel or refuse to renew any such agreement or instrument, except for such terminations, cancellations or non-renewals that would not reasonably be expected to have a Material Adverse Effect.

8.4. Litigation. Except as otherwise disclosed in the Preliminary Offering Memorandum, or except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there are no legal or governmental actions, suits, investigations or proceedings before or by any federal, provincial or state court, commission, regulatory body, administrative agency or other governmental body, domestic or foreign, pending or, to the knowledge of Holdings and the Borrower, threatened to which Holdings or any of its Subsidiaries is or may be a party or of which property owned or leased by Holdings or any of its Subsidiaries is or may be the subject, or related to environmental or discrimination matters, (ii) no material labor disturbance by the employees of Holdings or any of its Subsidiaries exists or, to the knowledge of Holdings and the Borrower, is imminent or being threatened and (iii) neither Holdings nor any of its Subsidiaries is a party or subject to the provisions of any material injunction, judgment, decree or order of any court, governmental agency or other regulatory body, domestic or foreign.

8.5. Margin Regulations. None of the Transactions will violate or result in a violation of Regulations T, U and X of the Board of Governors.

8.6. Governmental Approvals. The execution, delivery and performance of each Loan Document do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (a) such as have been obtained or made and are in full force and effect, (b) as may be required to perfect the Collateral Agent’s security interests granted pursuant to the Collateral Documents, (c) such consents, approvals, registrations, filings or actions the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect and (d) as disclosed in the Preliminary Offering Memorandum.

8.7. Investment Company Act. No Loan Party is, and after giving effect to the Transactions, will be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8. True and Complete Disclosure.

(a) The Preliminary Offering Memorandum does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Borrower by a Lender expressly for use therein.

(b) The projections (including financial estimates, forecasts and other forward-looking information) previously provided to the Lenders prior to the date of this Agreement were based on good faith estimates and assumptions believed by Holdings and the Borrower to be reasonable at the time made; it being recognized by the Lenders that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Holdings, the Borrower and the Restricted Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

8.9. Financial Condition; Financial Statements. The consolidated financial statements and schedules, if any, of Holdings and its Subsidiaries, and the related notes thereto, included or incorporated by reference in the Preliminary Offering Memorandum present fairly in all material respects the financial position of Holdings and the Borrower as of the respective dates of such financial statements and schedules, and the results of operations and cash flows of Holdings and its Subsidiaries for the respective periods covered thereby; such statements, schedules and related notes have been prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis as certified by the independent public accountants named therein; no other consolidated financial statements or schedules, if any, of Holdings and its Subsidiaries are required to be included or incorporated by reference in the Preliminary Offering Memorandum; and the summary historical financial data included in the Preliminary Offering Memorandum under the caption “Summary—Summary Financial Data—Summary Historical and Pro Forma Financial Data of SunOpta” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” present fairly in all material respects the information set forth therein.

8.10. Tax Matters. Holdings and each Subsidiary of Holdings that would constitute a “significant subsidiary” as such term is defined in Rule 1-02 of Regulation S-X under the Securities Act (each such Subsidiary, a “Material Subsidiary” and, collectively, the “Material Subsidiaries”) have filed all necessary federal, provincial, state and foreign income and franchise tax returns, each of which has been true and correct in all material respects. Holdings and each of its Subsidiaries have paid all taxes shown as due thereon, except for any such failure to pay as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and Holdings has no knowledge of any material tax deficiency which has been or might be asserted or threatened against Holdings or any of the Material Subsidiaries.

8.11. Compliance with ERISA; Labor Disputes.

(a) Holdings and its Subsidiaries and any “employee benefit plan” (as defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (collectively, “ERISA”)), whether or not subject to ERISA, established or maintained by Holdings or its Subsidiaries or by the ERISA Affiliates (as defined below) of any of Holdings’ U.S. Subsidiaries are in compliance in all material respects with ERISA, the Code and any applicable non-U.S. pension and benefit laws, regulations, or rulings, and all such plans have been fully funded and expensed in accordance with GAAP. “ERISA Affiliate” means, with respect to any of Holdings’ U.S. Subsidiaries, any natural person or entity which is a member of any controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code of which such Subsidiary is a member. Except as would not result in material liability to Holdings and its Subsidiaries, (i) no “reportable event” (as defined under Section 4043 of ERISA) has occurred or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by Holdings’ U.S. Subsidiaries or any of their ERISA Affiliates, (ii) no “employee benefit plan” established or maintained by Holdings’ U.S. Subsidiaries or any of their ERISA Affiliates, if such “employee benefit plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined under Section 4062 or 4069 of ERISA), and (iii) each “employee benefit plan” established or maintained by Holdings’ U.S. Subsidiaries or any of their ERISA Affiliates that is intended to be qualified under Section 401(a) of the Code is the subject of an unexpired favorable determination letter issued by the Internal Revenue Service and nothing has occurred, whether by action or failure to act, which would reasonably be expected to cause the loss of such qualification. None of Holdings’ U.S. Subsidiaries nor any of their ERISA Affiliates has incurred or would reasonably expect to incur any material liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (ii) Sections 412, 4971, 4975 or 4980B of the Code. Neither Holdings nor any of the Material Subsidiaries has incurred or would reasonably expect to incur any material liability under any applicable non-U.S. pension or benefit laws, regulations or rulings which has not been fully funded or expensed in accordance with GAAP. No “employee benefit plan” is, or would reasonably be expected to be, (i) in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (ii) in “critical and declining” status (within the meaning of Section 305 of ERISA) or (iii) subject to liability or the imposition of a lien under Section 436 or 430(k) of the Code, ERISA or other applicable non-U.S. pension legislation.

(b) Neither Holdings nor any of its Subsidiaries is involved in any labor dispute, except where the dispute would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, nor, to the knowledge of Holdings and the Borrower, is any such dispute threatened. Neither Holdings nor any of its Subsidiaries has been in violation of the Fair Labor Standards Act or other applicable U.S. or non-U.S. legal requirements related to the hours worked by and payments made to their employees, except for such violations as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.12. [Reserved].

8.13. Intellectual Property. Holdings and the Borrower each owns, or possesses and/or has been granted valid and enforceable licenses for, all registered patents, patent applications, trademarks, trademark applications, tradenames, servicemarks and copyrights necessary to the conduct of its business as such business is described in the Preliminary Offering Memorandum (collectively, the “Registered Intellectual Property”). Neither Holdings nor the Borrower has any knowledge of any material infringement or misappropriation by third parties of any of the Registered Intellectual Property, or any material inventions, manufacturing processes, formulae, trade secrets, know-how, unregistered trademarks, and other intangible property and assets necessary to the conduct of its business as such business is described in the Preliminary Offering Memorandum (collectively, the “Other Intellectual Property,” and together with the Registered Intellectual Property, the “Intellectual Property”), nor is there any pending or, to the knowledge of Holdings and the Borrower, threatened action, suit, proceeding or claim by others challenging Holdings’ or the Borrower’s rights of title or other interest in or to any Intellectual Property, and neither Holdings nor the Borrower knows of any facts which would form a reasonable basis for any such claim. There is no pending or, to the knowledge of Holdings or the Borrower, threatened action, suit, proceeding or claim by others challenging the validity and scope of any Intellectual Property, and neither Holdings nor the Borrower knows of any facts which would form a reasonable basis for any such claim. There is no pending or, to the knowledge of Holdings and the Borrower, threatened action, suit, proceeding or claim by others that Holdings or the Borrower or any of their products or processes or the Intellectual Property infringe or otherwise violate any patent, trademark, servicemark, copyright, trade secret or other proprietary right of others, and neither Holdings nor the Borrower is aware of any facts that would form a reasonable basis for any such claim, except for such claims or facts as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither Holdings nor the Borrower is aware of any grounds for an interference proceeding before the U.S. Patent and Trademark Office or the Canadian Intellectual Property Office in relation to any of the patents or patent applications currently owned by Holdings or the Borrower. There is no pending or, to the knowledge of Holdings and the Borrower, threatened action, suit proceeding or claim by any current or former employee, consultant or agent of Holdings or the Borrower seeking either ownership rights to any invention or other intellectual property right or compensation from Holdings or the Borrower for any invention or other intellectual property right made by such employee, consultant or agent in the course of his/her employment with Holdings, the Borrower or otherwise. The Preliminary Offering Memorandum fairly and accurately describes in all material respects Holdings’ and the Borrowers’ rights with respect to the Intellectual Property. Holdings and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all their Intellectual Property in all material aspects, and neither Holdings nor the Borrower has any reason to believe that such Intellectual Property is not or, if not yet patented or registered, would not be, valid and enforceable against an unauthorized user.

8.14. Environmental Laws. Except as otherwise disclosed in the Preliminary Offering Memorandum, or except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Holdings and its Subsidiaries (i) are in compliance with all applicable foreign, federal, provincial, state and local laws and regulations relating to the protection of human or occupational health and safety (in each case, to the extent relating to exposure to hazardous or toxic substances or wastes, pollutants or contaminants) or of the environment or the storage, handling or transportation of hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”), (ii) have received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval. Holdings, in its reasonable judgment, has concluded that any costs or liabilities associated with Environmental Laws applicable to Holdings and its Subsidiaries (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any liabilities to third parties) would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.15. Compliance with FDA.

(a) Holdings and the Material Subsidiaries possess all licenses, certificates, authorizations or permits issued by the appropriate governmental or regulatory agencies or authorities (including, without limitation, the Food and Drug Administration (the “FDA”)) that are necessary to enable them to own, lease and operate their respective properties and to carry on their respective businesses as presently conducted (collectively, the “Permits”), and such Permits are in full force and effect, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Holdings or the Borrower, as applicable, has fulfilled and performed all of its obligations with respect to the Permits in all material respects. Neither Holdings nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such license, certificate, authority or permit, except as would not reasonably be expected to have a Material Adverse Effect. All applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for any and all requests for a Permit from the FDA or other governmental authority relating to Holdings or the Borrower, as applicable, its business and its products, when submitted to the FDA or other governmental authority by or on behalf of Holdings or the Borrower, as applicable, were true, complete and correct in all material respects. Any necessary or required updates, changes, corrections or modification to such applications, notifications, submissions, information, claims, reports and statistics and other data have been submitted to the FDA or other governmental authority, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of Holdings and the Borrower, there are no facts or circumstances that would reasonably be expected to give rise to any material liability of Holdings or the Borrower under any Permits. Holdings and the Borrower and, to their knowledge, their respective directors, officers, employees and agents have operated and currently are in compliance with applicable statutes and implementing regulations administered or enforced by the FDA, or any other federal, provincial, state, local, or foreign governmental authority, governing the conduct of Holdings’ and the Borrower’s business as presently conducted, except for such noncompliance as would not reasonably be expected to have a Material Adverse Effect.

(b) Except as otherwise described in the Preliminary Offering Memorandum, or except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither Holdings nor the Borrower has had any product or manufacturing site (whether Holdings-owned, Borrower-owned or that of a contract manufacturer for Holdings or Borrower products or product candidates) subject to a governmental authority (including, without limitation, the FDA) shutdown or import or export prohibition; to the knowledge of Holdings and the Borrower, neither the FDA nor any other governmental authority has threatened such action; and neither Holdings nor the Borrower has any outstanding FDA Form 483 or other non-ordinary course governmental authority notice of inspectional observations, “warning letter” or other correspondence or notice from the FDA or other governmental authority alleging or asserting noncompliance with any applicable laws, except for such observations or allegations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect

8.16. Properties. Each Loan Party has good and marketable title to all real property and good and marketable title to all other tangible properties and assets owned by it, in each case free and clear of all Liens, charges, claims, encumbrances or restrictions, except such as (i) otherwise permitted under this Agreement or (ii) do not materially affect the value of such properties, taken as a whole, and do not interfere with the use made and proposed to be made of such properties by the Loan Parties. Any real property and buildings held under lease by the Loan Parties are held under valid, subsisting and enforceable leases with such exceptions as would not interfere with the use made and proposed to be made of such property and buildings by Holdings or such Loan Party, as applicable, or as would not reasonably be expected to have a Material Adverse Effect. Holdings and its Subsidiaries own or lease all such properties as are necessary to its operations as now conducted.

8.17. Security.

(a) Upon execution and delivery, the mortgages, deeds of trust or deeds to secure debt (each, a “Mortgage” and collectively, the “Mortgages”) will be effective to grant a legal, valid and enforceable mortgage lien or security title on all of the mortgagor’s right, title and interest in the real property included in the Collateral (each, a “Mortgaged Property” and, collectively, the “Mortgaged Properties”). When the Mortgages are duly recorded in the proper recorders’ offices or appropriate public records and the mortgage recording fees and taxes in respect thereof are paid and compliance is otherwise had with the formal requirements of state or provincial law, applicable to the recording of real estate mortgages generally, each such Mortgage shall constitute a validly perfected and enforceable second priority lien or security title and security interest in the related Mortgaged Property for the benefit of the Administrative Agent, subject only to the encumbrances and exceptions to title expressly permitted in the Mortgages (including those liens under the North American ABL Facility and the other liens expressly permitted to be incurred or exist on the Collateral pursuant to this Agreement) or expressly set forth as an exception to the policies of title insurance obtained to insure the lien of each Mortgage with respect to each of the Mortgaged Properties (such encumbrances and exceptions, the “Permitted Exceptions”), and to the Enforceability Exceptions.

(b) Upon filing of financing statements (or equivalent filings) or Mortgages, as applicable, with respect to the Collateral described in the Security Agreements and the equipment and fixtures described in the Mortgages (the “Personal Property Collateral”) and the due execution and delivery of the Intercreditor Agreement, the security interests granted thereby that can be perfected by the filing of a financing statement (or equivalent filings) or Mortgage, as applicable, will constitute valid, perfected liens and security interests in the Personal Property Collateral, for the benefit of the Administrative Agent, enforceable in accordance with the terms contained therein against all creditors of any grantor or mortgagor, subject to the Enforceability Exceptions, and subject only to liens expressly permitted to be incurred or exist on the Personal Property Collateral under this Agreement.

(c) Upon execution and delivery, the Security Agreements will be effective to grant a legal, valid and enforceable security interest in all of the grantor’s right, title and interest in the Collateral (other than the Mortgaged Properties and property excluded from the Collateral pursuant to the terms of the Security Agreements as described in the Preliminary Offering Memorandum).

(d) The Borrower and the Guarantors will collectively own, have rights in or have the power and authority to collaterally assign rights in the Collateral, free and clear of any liens other than the Permitted Exceptions and as may be limited by the Enforceability Exceptions.

8.18. Solvency. Immediately after the consummation of the Transactions and the other transactions contemplated by this Agreement, (i) the fair value of the assets of Holdings and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of Holdings and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) Holdings and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; (iv) Holdings and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital and (v) Neither Holdings nor the Borrower is an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada). For purposes of this Section 8.18, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

8.19. Insurance. Each of Holdings and its Subsidiaries maintains insurance of the types and in the amounts which it deems adequate for its business, including, but not limited to, insurance covering real and personal property owned or leased by it against theft, damage, destruction, acts of vandalism and all other risks customarily insured against, all of which insurance is in full force and effect, except for such failure to maintain insurance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.20. Dividends. Except as may be limited by applicable federal, state or provincial corporate law or comparable laws, no Subsidiary of the Borrower or Holdings is currently prohibited, directly or indirectly, from paying any dividends to the Borrower or Holdings, from making any other distribution on such Subsidiary’s capital stock or other ownership interests, from repaying to the Borrower or Holdings any loans or advances to such Subsidiary from the Borrower or Holdings or from transferring any of such Subsidiary’s property or assets to the Borrower or Holdings or any other Subsidiary of the Borrower or Holdings, except as described in the Preliminary Offering Memorandum or contained in this Agreement.

8.21. Anti-Bribery; Anti-Corruption. Neither Holdings nor any of its Subsidiaries, nor any director or officer of Holdings or its Subsidiaries, nor, to the knowledge of Holdings and the Borrower, any agent, employee or representative of Holdings or its Subsidiaries, or any affiliate or other person associated with or acting on behalf of Holdings or its Subsidiaries, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment of corporate funds or benefit to any foreign or domestic government or regulatory official or employee, including, without limitation, of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, as amended, the Corruption of Foreign Public Officials Act (Canada), as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offense under any other applicable anti-bribery or anti-corruption laws; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. Each of Holdings and the Borrower has instituted, maintained and enforced, and will continue to maintain and enforce, policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

8.22. Patriot Act; Sanctions.

(a) The operations of Holdings and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, those of the Bank Secrecy Act, as amended by Title III of the Patriot Act, those of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the applicable money laundering statutes of all jurisdictions in which Holdings and its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental or regulatory agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Holdings or its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Borrower, threatened.

(a) Neither Holdings nor any of its Subsidiaries, nor any director or officer of Holdings or its Subsidiaries, nor, to the knowledge of Holdings and the Borrower, any agent, employee or representative of Holdings or its Subsidiaries, or any affiliate or other person associated with or acting on behalf of Holdings or its Subsidiaries is (i) currently the subject or target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), nor is Holdings or any of its Subsidiaries located, organized or resident in a country or territory that is the subject or the target of Sanctions or Canadian Sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan and Syria (each, a “Sanctioned Country”) or (ii) a Person that is a Canadian Blocked Person or an affiliate of a Canadian Blocked Person; and the Borrower will not directly or indirectly use the proceeds of the Loans hereunder, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or the target of Sanctions or Canadian Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions or Canadian Sanctions. For the past five years, Holdings and its Subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or Canadian Sanctions or with any Sanctioned Country.

8.23. Purchase and Sale Agreement. The Purchase and Sale Agreement is in full force and effect, and, to the knowledge of Holdings and the Borrower, no party to the Purchase and Sale Agreement has sought to modify, amend or waive any of the provisions thereof, (ii) except as disclosed in or contemplated by the Purchase and Sale Agreement, no consent, approval, authorization or order of, or filing or registration with, any court or governmental agency or body was required for the execution and delivery of, or is required for the performance of, the Purchase and Sale Agreement by Holdings and, to the knowledge of Holdings and the Borrower, by any of the other parties thereto and the consummation of the transactions contemplated thereby, and (iii) other than the Purchase and Sale Agreement and the agreements disclosed therein or contemplated thereby (including the ancillary agreements relating to the Acquisition), there are no other material agreements relating to Holdings’ proposed acquisition of the equity interests to be acquired pursuant to the Purchase and Sale Agreement.

SECTION 9.	Covenants

9.1. Reports and Other Information.

(a) Notwithstanding that Holdings may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, so long as any Loans are outstanding, Holdings will file with the SEC from and after the Closing Date:

(i) within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(ii) within 45 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-Q by a non-accelerated filer) after the end of each of the first three fiscal quarters of each fiscal year, quarterly reports on Form 10-Q, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form; and

(iii) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form;

in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that Holdings shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event Holdings will make available such information to Lenders, prospective lenders, securities analysts and prospective investors, in each case within 15 days after the time Holdings would be required to file such information with the SEC, if it were subject to Section 13 or 15(d) of the Exchange Act. In addition, to the extent not satisfied by the foregoing, Holdings will, for so long as any Loans are outstanding, furnish to Lenders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(b) If Holdings has designated any of its Subsidiaries as an Unrestricted Subsidiary and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of Holdings, then the annual and quarterly information required by Section 9.1(a) shall include a presentation of selected financial metrics (in Holdings’ sole discretion) of such Unrestricted Subsidiaries as a group in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(c) Notwithstanding the foregoing, the requirements in this Section 9.1 shall be deemed satisfied by Holdings if Holdings furnishes financial information relating to any parent entity of Holdings; provided, however, that the same is accompanied by selected financial metrics (in the Borrower’s sole discretion) that show the differences between the information relating to such parent, on the one hand, and the information relating to Holdings and the Restricted Subsidiaries on a standalone basis, on the other hand.

(d) To the extent any information is not provided within the time periods specified in this Section 9.1 and such information is subsequently provided, Holdings will be deemed to have satisfied its delivery obligations with respect to its delay in delivery at such time and any Default with respect thereto shall be deemed to have been cured.

9.2. Compliance Certificate.

(a) Holdings shall deliver to the Administrative Agent, within 120 days after the end of each fiscal year ending after the Closing Date (or 30 days after such later date as specified in Section 9.2(a)(i)) a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of Holdings and the Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether Holdings and the Restricted Subsidiaries have kept, observed, performed and fulfilled their obligations under this Agreement, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge Holdings and the Restricted Subsidiaries have kept, observed, performed and fulfilled each and every condition and covenant contained in this Agreement during such fiscal year and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Agreement (or, if a Default shall have occurred and is continuing, describing all such Defaults of which he or she may have knowledge and what action Holdings is taking or proposes to take with respect thereto).

(b) When any Default has occurred and is continuing under this Agreement, or if the Administrative Agent or the holder of any other evidence of Indebtedness of Holdings or any Restricted Subsidiary gives any notice or takes any other action with respect to a claimed Default, Holdings and the Borrower shall promptly (which shall be no more than five Business Days after becoming aware of such Default) deliver to the Administrative Agent by registered or certified mail or by facsimile transmission an Officer’s Certificate specifying such event and what action Holdings proposes to take with respect thereto.

9.3. Taxes. Holdings and the Borrower shall pay or discharge, and shall cause each of the Restricted Subsidiaries to pay or discharge, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment or discharge is not adverse in any material respect to the Lenders.

9.4. Stay, Extension and Usury Laws. The Borrower and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this this Agreement; and the Borrower and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and (to the extent that they may lawfully do so) covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Administrative Agent or the Lenders, but shall suffer and permit the execution of every such power as though no such law has been enacted.

9.5. Limitation on Restricted Payments.

(a) Holdings shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of Holdings’, or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger, amalgamation or consolidation other than:

(A) dividends or distributions by Holdings payable solely in Equity Interests (other than Disqualified Stock) of Holdings; or

(B) dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, Holdings or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower, including in connection with any merger, amalgamation or consolidation;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Senior Unsecured Indebtedness or any Subordinated Indebtedness, other than:

(A) Indebtedness permitted under clauses (6), (7) and (8) of Section 9.7(b) hereof; or

(B) the purchase, repurchase or other acquisition or redemption, defeasance or retirement for value of Senior Unsecured Indebtedness or Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition or redemption, defeasance or retirement for value; or

(IV) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above (other than any exception thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, Holdings could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth Section 9.7(a) (the “Fixed Charge Coverage Test”); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings and the Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by Section 9.5(b)(1) hereof, but excluding all other Restricted Payments permitted by Section 9.5(b) hereof), is less than the sum of (without duplication):

(a) 50% of the Consolidated Net Income of Holdings for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Closing Date occurs to the end of Holdings’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b) 100% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by Holdings since immediately after the Closing Date from the issue or sale of:

(i) Equity Interests of Holdings, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x) Equity Interests to any future, present or former employees, directors, officers, managers, distributors or consultants of Holdings or any of Holdings’ Subsidiaries after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 9.5(b); and

(y) Designated Preferred Stock; or

(ii) Indebtedness of Holdings or a Restricted Subsidiary that has been converted into or exchanged for such Equity Interests of Holdings;

provided, however, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock, (X) Equity Interests or convertible debt securities of Holdings sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(c) 100% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of Holdings following the Closing Date (other than by a Restricted Subsidiary and other than any Excluded Contributions); plus

(d) 100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(i) the sale or other disposition (other than to Holdings or a Restricted Subsidiary) of, or other returns on Investments from, Restricted Investments made by Holdings or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from Holdings or its Restricted Subsidiaries (other than by Holdings or a Restricted Subsidiary) and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by Holdings or its Restricted Subsidiaries, in each case, after the Closing Date; or

(ii) the sale (other than to Holdings or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Closing Date; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary, or the transfer or conveyance of the assets of an Unrestricted Subsidiary, into Holdings or a Restricted Subsidiary, in each case after the Closing Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets, other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment.

(b) The foregoing provisions of Section 9.5(a) hereof shall not prohibit:

(1) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of this Agreement;

(2) (a) the redemption, repurchase, defeasance, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of Holdings or any Restricted Subsidiary, in exchange for, or out of the proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary) of, Equity Interests of Holdings to the extent contributed to Holdings (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (b) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of Holdings or to an employee stock ownership plan or any trust established by Holdings or any of its Subsidiaries) of Refunding Capital Stock, and (c) if, immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (11) of this Section 9.5(b), the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) (X) the prepayment, redemption, defeasance, repurchase, exchange or other acquisition or retirement of Senior Unsecured Indebtedness of the Borrower or a Guarantor made by exchange for, or out of the proceeds of a substantially concurrent sale of, new Indebtedness of the Borrower or a Guarantor or Disqualified Stock of the Borrower or a Guarantor that, in each case, is incurred in compliance with Section 9.7 hereof so long as:

(a) the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Senior Unsecured Indebtedness being so prepaid, redeemed, defeased, repurchased, exchanged, acquired or retired for value, plus the amount of any reasonable premium to be paid (including reasonable tender premiums), defeasance costs and any fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(b) such new Indebtedness is unsecured;

(c) such new Indebtedness or Disqualified Stock has a final scheduled maturity date or final mandatory redemption date equal to or later than the final scheduled maturity date of the Senior Unsecured Indebtedness being so redeemed, defeased, repurchased, exchanged, acquired or retired (or, if earlier, the date that is 91 days after the Term Loan Maturity Date); and

(d) such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Senior Unsecured Indebtedness being so redeemed, defeased, repurchased, exchanged, acquired or retired (or requires no or nominal payments in cash prior to the date that is 91 days after the Term Loan Maturity Date);

(Y) the prepayment, redemption, defeasance, repurchase, exchange or other acquisition or retirement of Subordinated Indebtedness of the Borrower or a Guarantor made by exchange for, or out of the proceeds of a substantially concurrent sale of, new Indebtedness of the Borrower or a Guarantor or Disqualified Stock of the Borrower or a Guarantor that, in each case, is incurred in compliance with Section 9.7 hereof so long as:

(a) the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so prepaid, redeemed, defeased, repurchased, exchanged, acquired or retired for value, plus the amount of any reasonable premium to be paid (including reasonable tender premiums), defeasance costs and any fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(b) such new Indebtedness is subordinated to the Loans or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, defeased, repurchased, exchanged, acquired or retired;

(c) such new Indebtedness or Disqualified Stock has a final scheduled maturity date or final mandatory redemption date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, defeased, repurchased, exchanged, acquired or retired (or, if earlier, the date that is 91 days after the Term Loan Maturity Date); and

(d) such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, defeased, repurchased, exchanged, acquired or retired (or requires no or nominal payments in cash prior to the date that is 91 days after the Term Loan Maturity Date); and

(Z) the prepayment, redemption, defeasance, repurchase, exchange or other acquisition or retirement of Disqualified Stock of the Borrower or a Guarantor made by exchange for, or out of the proceeds of a substantially concurrent sale of, new Disqualified Stock of the Borrower or a Guarantor that, in each case, is incurred in compliance with Section 9.7 hereof so long as:

(a) the liquidation preference of such new Disqualified Stock does not exceed the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so prepaid, redeemed, defeased, repurchased, exchanged, acquired or retired for value, plus the amount of any reasonable premium to be paid (including reasonable tender premiums), defeasance costs and any fees and expenses incurred in connection with the issuance of such new Disqualified Stock;

(b) [reserved];

(c) such new Disqualified Stock has a final mandatory redemption date equal to or later than the final mandatory redemption date of the Disqualified Stock being so redeemed, defeased, repurchased, exchanged, acquired or retired (or, if earlier, the date that is 91 days after the Term Loan Maturity Date); and

(d) such new Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Disqualified Stock being so redeemed, defeased, repurchased, exchanged, acquired or retired (or requires no or nominal payments in cash prior to the date that is 91 days after the Term Loan Maturity Date);

(4) a Restricted Payment to pay for the repurchase, redemption, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of Holdings held by any future, present or former employee, director, officer, manager or consultant (including trustees, administrators, executors, powers of attorney, heirs, assignees, estates and beneficiaries of any of the foregoing) of Holdings or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or arrangement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by Holdings in connection with such repurchase, retirement or other acquisition), including any Equity Interests rolled over or purchased by management, directors or employees of Holdings in connection with the Transactions; provided, however, that the aggregate Restricted Payments made under this clause (4) does not exceed $5.0 million in any fiscal year following the Closing Date (with unused amounts in any fiscal year being carried over to the next two succeeding fiscal years); provided further that such amount in any fiscal year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) Holdings to any future, present or former employee, director, manager or consultant (including trustees, administrators, executors, powers of attorney, heirs, assignees, estates and beneficiaries of any of the foregoing) of Holdings or any of its Subsidiaries that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of Section 9.5(a); plus

(b) the cash proceeds of key man life insurance policies received by Holdings or its Restricted Subsidiaries after the Closing Date; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided, further, that (i) cancellation of Indebtedness owing to Holdings or any of its Restricted Subsidiaries from any future, present or former employee, director, manager or consultant (including trustees, administrators, executors, powers of attorney, heirs, assignees, estates and beneficiaries of any of the foregoing) of Holdings or any of its Subsidiaries in connection with a repurchase of Equity Interests of Holdings and (ii) the repurchase of Equity Interests deemed to occur upon the exercise of options, warrants or similar instruments if such Equity Interests represents all or a portion of the exercise price thereof or payments, in lieu of the issuance of fractional Equity Interests or withholding to pay other taxes payable in connection therewith, in the case of each of clauses (i) and (ii), will not be deemed to constitute a Restricted Payment for purposes of this Section 9.5 or any other provision of this Agreement;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Holdings or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with Section 9.7 hereof to the extent that such dividends are included in the definition of “Fixed Charges”;

(6) payments made or expected to be made by Holdings or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, manager or consultant and any repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants or other convertible, exchangeable or exercisable instruments if such Equity Interests represent a portion of the exercise price of such instruments or required withholding or similar taxes;

(7) Restricted Payments in an amount equal to the amount of Excluded Contributions previously received;

(8) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (8) (in the case of Restricted Investments, at the time outstanding (without giving effect to the sale of an Investment to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for, Cash Equivalents) not to exceed $15.0 million;

(9) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness in accordance with Sections 9.8 and 9.12 hereof or with any remaining Excess Proceeds following an Asset Sale Offer; provided that all Loans (and other Additional Parity Debt, as applicable) tendered in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have first been repurchased, redeemed or acquired for value;

(10) payments of cash, dividends, distributions, advances or other Restricted Payments by Holdings or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares; and

(11) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by Holdings after the Closing Date; provided that the amount of dividends paid pursuant to this clause (6) shall not exceed the aggregate amount of cash actually received by Holdings from the sale of such Designated Preferred Stock; provided, however, that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, Holdings and the Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00.

Notwithstanding anything to the contrary in the foregoing, until the Interim Loan Conversion Date, no Restricted Payments as defined in clauses (I)-(III) of the definition thereof shall be permitted pursuant to Section 9.5(a) or clause (8) of Section 9.5(b).

For purposes of determining compliance with this Section 9.5, in the event that a Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (11) above, or is permitted pursuant to Section 9.5(a), Holdings will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this covenant.

Holdings shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the next to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Holdings and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the penultimate sentence of the definition of “Investments.” Such designation shall be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 9.5(a) or (b) hereof, or pursuant to the definition of “Permitted Investments”, and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Agreement. For the avoidance of doubt, this Section 9.5 shall not restrict the making of any “AHYDO catch up payment” with respect to, and required by the terms of, any Indebtedness of the Borrower or any of its Restricted Subsidiaries permitted to be incurred under the terms of this Agreement.

9.6. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) Holdings will not, and will not permit any of its Restricted Subsidiaries that is not the Borrower or a Subsidiary Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1) (A) pay dividends or make any other distributions to Holdings, the Borrower or any Restricted Subsidiary that is a Subsidiary Guarantor on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(B) pay any Indebtedness owed to Holdings, the Borrower or any Restricted Subsidiary that is a Guarantor;

(2) make loans or advances to Holdings, the Borrower or any Restricted Subsidiary that is a Guarantor; or

(3) sell, lease or transfer any of its properties or assets to Holdings, the Borrower or any Restricted Subsidiary.

(b) The restrictions in Section 9.6(a) hereof shall not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions pursuant to the ABL Facilities and the related documentation and Hedging Obligations and Bank Products and other contractual encumbrances or restrictions in effect on the Closing Date;

(2) (x) this Agreement, the Loans and the Guarantees, (y) the Senior Refinancing Indenture and the Senior Notes and (z) the Senior Take-out Notes Indenture and the Senior Take-out Notes;

(3) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions of the nature discussed in clause (3) of Section 9.6(a) hereof on the property so acquired;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person acquired by or merged or consolidated with or into Holdings or any of its Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges with or into Holdings or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so acquired;

(6) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of Holdings pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7) Indebtedness and Liens otherwise permitted to be incurred pursuant to Section 9.7 and Section 9.10;

(8) restrictions on cash or other deposits or net worth imposed by (i) customers, lenders or suppliers or (ii) other third parties under contracts entered into in the ordinary course of business or arising in connection with any Permitted Liens;

(9) customary provisions in joint venture agreements and other similar agreements or arrangements relating solely to such joint venture;

(10) customary provisions contained in contracts, leases, sub-leases, licenses, sub-licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(11) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which Holdings or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of Holdings or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of Holdings or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(12) any encumbrance or restriction with respect to a Restricted Subsidiary which was previously an Unrestricted Subsidiary pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of Holdings or any other Restricted Subsidiary other than the assets and property of such Subsidiary;

(13) other Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred subsequent to the Closing Date pursuant to Section 9.7; provided that, in the judgment of Holdings, such incurrence will not materially impair the Borrower’s ability to make payments under the Loans when due;

(14) provisions limiting the disposition or distribution of assets or property in asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment), which limitation is applicable only to the assets that are the subject of such agreements;

(15) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary;

(16) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(17) restrictions arising in connection with cash or other deposits permitted under Section 9.10;

(18) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of Section 9.6(a) hereof imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (17) of this Section 9.6(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Holdings, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

9.7. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and Holdings will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or any Restricted Subsidiary that is not a Guarantor to issue Preferred Stock; provided that Holdings may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and any Restricted Subsidiary that is not a Guarantor may issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for Holdings and the Restricted Subsidiaries for Holdings’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the then outstanding aggregate principal amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock that may be incurred or issued, as applicable, pursuant to this paragraph (plus any Refinancing Indebtedness in respect thereof) by Restricted Subsidiaries that are not Guarantors shall not exceed 4.0% of Consolidated Total Assets (in each case, determined on the date of such incurrence).

(b) The provisions of Section 9.7(a) hereof shall not apply to:

(1) the incurrence of Indebtedness pursuant to Credit Facilities by Holdings or any Restricted Subsidiary and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the undrawn face amount thereof); provided that the aggregate principal amount of such Indebtedness outstanding pursuant to this clause (1) without duplication, does not exceed an amount equal to the greater of (a) $350.0 million and (b) the Borrowing Base at the time such debt is incurred;

(2) Indebtedness arising under this Agreement (including any Guarantee);

(3) Indebtedness of the Borrower and any Restricted Subsidiary in existence on the Closing Date (other than Indebtedness described in clauses (1) and (2) of this Section 9.7(b) outstanding on the Closing Date);

(4) Indebtedness (including Capitalized Lease Obligations and Purchase Money Obligations) and Disqualified Stock incurred or issued by Holdings or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary, to finance the purchase, restoration, lease or improvement of property (real or personal), equipment or other assets, including assets that are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness incurred to refinance any other Indebtedness incurred under this clause (4), not to exceed the greater of (a) $35.0 million and (b) 2.25% of Consolidated Total Assets at any time outstanding;

(5) Indebtedness incurred by Holdings or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, bank guarantees, workers’ compensation claims, self-insurance obligations, bankers’ acceptances, warehouse receipts, guarantees, statutory, export or import indemnities, customs, revenue bonds or similar instruments issued or created, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 Business Days following such drawing or incurrence;

(6) Indebtedness of Holdings to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not the Borrower or a Subsidiary Guarantor is subordinated in right of payment to the Guarantee of the Notes by Holdings (for the avoidance of doubt, any such Indebtedness owing to a Restricted Subsidiary that is not the Borrower or a Subsidiary Guarantor shall be deemed to be expressly subordinated in right of payment to the Guarantee of the Notes by Holdings unless the terms of such Indebtedness expressly provide otherwise); provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Holdings or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (6);

(7) Indebtedness of a Restricted Subsidiary to Holdings or another Restricted Subsidiary; provided that if the Borrower or a Subsidiary Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not the Borrower or a Subsidiary Guarantor, such Indebtedness is subordinated in right of payment to the Loans or the Guarantee of the Loans of such Subsidiary Guarantor, as applicable (for the avoidance of doubt, any such Indebtedness owing to a Restricted Subsidiary that is not the Borrower or a Subsidiary Guarantor shall be deemed to be expressly subordinated in right of payment to the Loans or the Guarantee of the Loans, as applicable, unless the terms of such Indebtedness expressly provide otherwise); provided, further, that any subsequent transfer of any such Indebtedness (except to Holdings or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (7);

(8) shares of Preferred Stock of a Restricted Subsidiary issued to Holdings or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Holdings or another of its Restricted Subsidiaries or any pledge of such Capital Stock constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock not permitted by this clause (8);

(9) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) and Permitted Bank Product Obligations;

(10) the incurrence or issuance by Holdings or any Restricted Subsidiary of Indebtedness, the issuance by Holdings or any Restricted Subsidiary of Disqualified Stock or the issuance by any Restricted Subsidiary of Preferred Stock which serves to extend, replace, refund, refinance, renew or defease any Indebtedness incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (2) and (3) above, this clause (10) and clauses (11), and (16) below or any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance, renew or defease such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs, accrued interest and fees and expenses in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided that such Refinancing Indebtedness:

(a) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased (or requires no or nominal payments in cash prior to the date that is 91 days after the Term Loan Maturity Date);

(b) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated in right of payment to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated in right of payment to the Loans or the Guarantee thereof at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(c) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of Holdings that is not the Borrower or a Subsidiary Guarantor that refinances Indebtedness or Disqualified Stock of Holdings;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of Holdings that is not the Borrower or a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Subsidiary Guarantor; or

(iii) Indebtedness or Disqualified Stock of Holdings or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and, provided, further, that subclause (a) of this clause (10) will not apply to any extension, replacement, refunding, refinancing, renewal or defeasance of any Credit Facilities or ABL Debt.

(11) (x) Indebtedness or Disqualified Stock of Holdings and Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary, incurred or issued to finance an acquisition (or other purchase of assets) or (y) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by Holdings or any Restricted Subsidiary or merged into or consolidated with Holdings or a Restricted Subsidiary in accordance with the terms of this Agreement; provided that in the case of (x) and (y) after giving effect to such acquisition, merger, amalgamation or consolidation, either (a) Holdings would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test or (b) the Fixed Charge Coverage Ratio of Holdings and the Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition, amalgamation or merger;

(12) Indebtedness of Holdings or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to Credit Facilities permitted under this Section 9.7, in a principal amount not in excess of the stated amount of such letter of credit;

(13) (a) any guarantee by Holdings or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Agreement, or (b) any guarantee by a Restricted Subsidiary of Indebtedness of Holdings; provided that such guarantee is incurred in accordance with Section 9.13;

(14) (a) Indebtedness consisting of Indebtedness issued by Holdings or any of its Restricted Subsidiaries to future, present or former employees, directors, officers, managers and consultants thereof (including trustees, administrators, executors, powers of attorney, heirs, assignees, estates and beneficiaries), in each case to finance the purchase or redemption of Equity Interests of Holdings to the extent described in Section 9.5(b)(4) or (b) Indebtedness representing deferred compensation to employees of Holdings or any of its Restricted Subsidiaries incurred in the ordinary course of business;

(15) Indebtedness or Disqualified Stock of Holdings and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (15), does not at any one time outstanding exceed $25.0 million (in each case, determined on the date of such incurrence); it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (15) shall cease to be deemed incurred or outstanding for purposes of this clause (15) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which Holdings or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (15);

(16) Indebtedness or Disqualified Stock of Holdings and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100% of the net cash proceeds received by Holdings since immediately after the Closing Date from the issue or sale of Equity Interests of Holdings or cash contributed to the capital of Holdings (in each case, other than proceeds of Disqualified Stock, sales of Equity Interests to Holdings or any of its Subsidiaries or Excluded Contributions) as determined in accordance with Section 9.5(a)(3)(b) and Section 9.5(a)(3)(c) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 9.5(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (1), (2) and (3) of the definition thereof);

(17) Indebtedness arising from agreements of Holdings or the Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by Holdings and the Restricted Subsidiaries in connection with such disposition;

(18) obligations in respect of self-insurance and performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by Holdings or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice;

(19) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds; provided that such Indebtedness is extinguished within ten Business Days of its incurrence;

(20) Indebtedness of Holdings or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(21) Indebtedness of Holdings and any Restricted Subsidiary of Holdings to the extent the proceeds of such Indebtedness are deposited and used to defease or satisfy and discharge any Senior Notes or Senior Take-Out Notes;

(22) Indebtedness incurred on behalf of, or representing guarantees of Indebtedness of, joint ventures of the Borrower or any Restricted Subsidiary not in excess, at any one time outstanding, of $7.5 million;

(23) obligations or commitments to public utilities or to any municipalities or governmental or other public authorities in connection with the maintenance of or supply of services or utilities to Holdings or any Restricted Subsidiary;

(24) endorsement of instruments or other payment items by Holdings or any Restricted Subsidiary for deposit;

(25) to the extent constituting Indebtedness, customer deposits and advance payments (including progress premiums) received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(26) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables or payables for credit management purposes, in each case incurred or undertaken consistent with past practice or in the ordinary course of business on arm’s length commercial terms; and

(27) the incurrence of Indebtedness of Restricted Subsidiaries of Holdings that are not Guarantors in an amount outstanding under this clause (27) not to exceed together with any other Indebtedness incurred under this clause (27) the greater of (a) $10.0 million and (b) 1.0% of Consolidated Total Assets (in each case, determined on the date of such incurrence); it being understood that any Indebtedness deemed incurred pursuant to this clause (27) shall cease to be deemed incurred or outstanding for purposes of this clause (27) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which Holdings or such Restricted Subsidiaries could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (27).

(c) For purposes of determining compliance with this Section 9.7:

(x) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (27) of Section 9.7(b) or is entitled to be incurred pursuant to Section 9.7(a) hereof, Holdings, in its sole discretion, may classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) as one or more types of Indebtedness in clauses (1) through (27) of this Section 9.7(b) or under Section 9.7(a) hereof; provided that all Indebtedness outstanding under the ABL Facilities on the Closing Date shall be treated as incurred on the Closing Date under clause (1) of Section 9.7(b) hereof; and

(y) Holdings shall be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 9.7(a) and 9.7(b) hereof.

(d) Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, shall not be deemed to be an incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 9.7 or Section 9.10. Any Refinancing Indebtedness and any Indebtedness permitted to be incurred under this Agreement to refinance Indebtedness incurred pursuant to clauses (1) and (15) of Section 9.7(b) hereof shall be deemed to include additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs, fees and expenses in connection with such refinancing.

(e) For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (x) the principal amount of such Indebtedness being refinanced plus (y) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums, defeasance costs and other costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

(f) Notwithstanding anything to the contrary, Holdings shall not, and shall not permit the Borrower or any Subsidiary Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is contractually subordinated or junior in right of payment to any Indebtedness of the Borrower or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Loans or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Borrower or such Guarantor, as the case may be. Unsecured Indebtedness shall not be treated as subordinated or junior to Secured Indebtedness merely because it is unsecured. Indebtedness shall not be treated as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral or because it is guaranteed by other obligors.

9.8. Asset Sales.

(a) Holdings shall not, and shall not permit any of its Restricted Subsidiaries to consummate an Asset Sale, unless:

(1) Holdings or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (such fair market value to be determined by Holdings at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of;

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor, on a per transaction basis, received by Holdings or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the following amounts shall be deemed to be Cash Equivalents for the purposes of this Section 9.8:

(A) any liabilities (as shown on Holdings’ or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto or, if incurred or increased subsequent to the date of such balance sheet, such liabilities that would have been shown on Holdings’ or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or increase had taken place on or prior to the date of such balance sheet, as determined by Holdings) of Holdings or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets and for which Holdings and all of its Restricted Subsidiaries have been validly released by all applicable creditors or indemnified in writing;

(B) any securities, notes or other obligations or assets received by Holdings or such Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into Cash Equivalents (to the extent of Cash Equivalents received) within 180 days following the closing of such Asset Sale;

(C) any Designated Non-cash Consideration received by Holdings or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (i) $25.0 million or 2.00% of Consolidated Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value in each case being measured at the time received and without giving effect to subsequent changes in value; and

(D) any stock or assets of the kind referred to in clauses (2)(a) or 2(c) of Section 9.5(b); and

(3) if such Asset Sale involves the disposition of Collateral, the Borrower or such Guarantor has complied with the provisions of this Agreement and the Collateral Documents.

(b) Within 365 days after the receipt of any Net Proceeds of any Asset Sale, Holdings or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to reduce or offer to reduce Indebtedness as follows:

(A) if the assets subject to such Asset Sale constitute Collateral, to permanently repay any ABL Debt or to reduce (or offer to reduce, as applicable) Obligations under the Loans, Senior Notes, the Senior Take-Out Notes and any Additional Parity Debt on a pro rata basis;

(B) if the assets subject to such Asset Sale do not constitute Collateral, to reduce Obligations under Senior Indebtedness that is secured by a Lien, which Lien is permitted by this Agreement;

(C) if the assets subject to such Asset Sale do not constitute Collateral, to permanently reduce (or offer to reduce) Obligations under other Senior Indebtedness (and to correspondingly reduce commitments with respect thereto), provided that the Borrower shall equally and ratably reduce (or offer to reduce, as applicable) Obligations under the Loans and any Additional Parity Debt on a pro rata basis; or

(D) if the assets subject to such Asset Sale are the property or assets of a Restricted Subsidiary that is not the Borrower or a Guarantor, to permanently reduce Indebtedness of (i) such Restricted Subsidiary that is not the Borrower or a Guarantor, other than Indebtedness owed to Holdings or another Restricted Subsidiary or (ii) the Borrower or a Guarantor; or

(2) to make (a) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in Holdings or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in the case of each of (a), (b) and (c) that are used or useful in a Similar Business; provided that the assets (including Capital Stock) acquired with the Net Proceeds of a disposition of Collateral are pledged as Collateral to the extent required under the Collateral Documents (except to the extent the Lien thereon is released in accordance with the terms of the Collateral Documents); or

(3) to make an investment in (a) any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in Holdings or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) acquisitions of other assets, in the case of each of (a), (b) and (c) that replace the businesses, properties and/or assets that are subject of such Asset Sale; provided that the assets (including Capital Stock) acquired with the Net Proceeds of a disposition of Collateral are pledged as Collateral to the extent required under the Collateral Documents (except to the extent the Lien thereon is released in accordance with the terms of the Collateral Documents);

provided that, in the case of clause (2) and (3) above, a binding commitment entered into not later than such 365th day shall extend the period for such Investment or other payment for an additional 180 days after the end of such 365-day period so long as Holdings or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, then such Net Proceeds shall constitute Excess Proceeds.

(c) Any Net Proceeds that are not invested or applied as provided and within the time period set forth in Section 9.8(b) shall be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Borrower shall (x) prepay the Loans, and, (y) if required or permitted by the terms of any Indebtedness that is pari passu with the Loans (“Pari Passu Indebtedness”), to prepay or offer to prepay the amount of Loans and such Pari Passu Indebtedness (an “Asset Sale Offer”), to prepay a maximum aggregate principal amount of the Loans, Senior Notes or Senior Take-out Notes, as applicable, and such Senior Indebtedness that is a minimum of

$2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer and, if applicable, additional interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Agreement.

To the extent that the aggregate amount of Loans and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, Holdings or any of its Subsidiaries may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in this Agreement. If the aggregate principal amount of Loans or Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, Holdings or the applicable trustee, as applicable, shall select the Loans and Pari Passu Indebtedness to be prepaid on a pro rata basis (so long as an authorized denomination results therefrom) based on the accreted value or principal amount of the Loans or Pari Passu Indebtedness, as applicable. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(d) Pending the final application of any Net Proceeds pursuant to this Section 9.8, the Borrower or the applicable Restricted Subsidiary may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by this Agreement.

9.9. Transactions with Affiliates.

(a) Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to Holdings or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) Holdings delivers to the Administrative Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $10.0 million, a resolution adopted in good faith by a majority of the board of directors of the Borrower approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 9.9(a).

(b) The provisions of Section 9.9(a) hereof shall not apply to the following:

(1) transactions between or among Holdings or any of its Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(2) Restricted Payments permitted by Section 9.5 hereof or the definition of “Permitted Investments”;

(3) (A) employment agreements, employee benefit and incentive compensation plans and arrangements and (B) the payment of reasonable fees, expenses and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of, or for the benefit of, former, current or future officers, directors, managers, employees, distributors or consultants of Holdings or any of its Restricted Subsidiaries;

(4) transactions in which Holdings or any of its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to Holdings or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, to Holdings or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(5) the Transactions and the payment of all fees and expenses related to the Transactions, including the Transaction Expenses;

(6) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business or consistent with past practice and otherwise in compliance with the terms of this Agreement which are fair to the Borrower and the Restricted Subsidiaries, in the reasonable determination of the board of directors of the Borrower or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(7) the issuance or transfer of Equity Interests (other than Disqualified Stock) of Holdings to any director, officer, employee or consultant;

(8) payments on Indebtedness and Disqualified Stock (and cancellation of any thereof) of Holdings and its Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, manager or consultant of Holdings or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement that are, in each case, approved by Holdings in good faith; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with such employees, directors, officers, managers or consultants which, in each case, are approved by Holdings in good faith;

(9) the pledge of Equity Interests of any Unrestricted Subsidiary;

(10) payments to or from, and transactions with, joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business or consistent with past practice (including, without limitation, any cash management activities related thereto);

(11) any contributions to the common equity capital of Holdings;

(12) transactions permitted by, and complying with, the provisions of Section 9.14;

(13) transactions between Holdings or any of the Restricted Subsidiaries and any Person, the sole affiliation to Holdings or any of the Restricted Subsidiaries of which is that a director of such Person is also a director of Holdings; provided, however, that such director abstains from voting as a director of Holdings on any matter involving such other Person;

(14) intellectual property licenses in the ordinary course of business; and

(15) any agreement or arrangement as in effect as of the Closing Date, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date).

9.10. Liens. Holdings shall not, and shall not permit the Borrower or any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures Obligations under any Indebtedness or any related guarantee of Holdings, the Borrower or any Subsidiary Guarantor (any such Lien, the “Initial Lien”) on any asset or property of Holdings, the Borrower or any Subsidiary Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, except, in the case of any asset or property that does not constitute Collateral (including assets or property that previously constituted Collateral that have been released from the Liens securing the Loans and the Guarantees), any Initial Lien on such assets or property shall be permitted notwithstanding it is not a Permitted Lien if, subject to the Agreed Security Principles, the Loans are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secures any Subordinated Indebtedness) the obligations secured by such Initial Lien until such time as such obligations are no longer secured by an Initial Lien on such assets or property.

Any Lien which is granted to secure the Loans under this Section 9.10 shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien which release and discharge in the case of any sale of any such asset or property shall not affect any Lien that the Collateral Agent may have on the proceeds from such sale.

9.11. Corporate Existence. Subject to Sections 9.14 and 9.15, Holdings shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its existence, whether corporate, partnership, limited liability company or other existence, as the case may be, and (ii) the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of Holdings or any such Restricted Subsidiary; provided that Holdings shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries (other than the Borrower), if Holdings in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of Holdings and the Restricted Subsidiaries, taken as a whole.

9.12. Offer to Repurchase upon Change of Control.

(a) If a Change of Control occurs, unless otherwise prepaid in accordance with Section 5.2(a) or Section 9.8 hereof, the Borrower shall make an offer to prepay all of the Loans pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Prepayment”) equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest, to the date of purchase, subject to the right of Lenders of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Borrower shall send notice of such Change of Control Offer by first-class mail, with a copy to the Administrative Agent, to each Lender to the address of such Lender appearing in the Register with a copy to the Administrative Agent, with the following information:

(1) that a Change of Control Offer is being made pursuant to this Section 9.12 and that such Lender has the right to require the Borrower to prepay such Lender’s Loans;

(2) the prepayment amount and the prepayment date, which will be no earlier than 15 days nor later than 60 days from the date such notice is mailed (the “Change of Control Prepayment Date”);

(3) that any Loans not properly accepted for prepayment pursuant to this Section 9.12 will remain outstanding and continue to accrue interest;

(4) that unless the Borrower defaults in the prepayment of the Change of Control Prepayment, all Loans accepted for prepayment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Prepayment Date;

(5) that Lenders electing to have their Loans prepaid pursuant to a Change of Control Offer shall be required to give written notice to the Administrative Agent prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Lenders shall be entitled to withdraw their election to require the Borrower to prepay such Loans, provided that the Borrower receives, not later than the close of business on the expiration date of the Change of Control Offer, a facsimile transmission or letter setting forth the name of the Lender, the principal amount of Loans accepted for prepayment, and a statement that such Lender is withdrawing its election to have such Loans prepaid;

(7) [Reserved].

(8) that if such notice is delivered prior to the occurrence of a Change of Control stating that the Change of Control Offer is conditional on the occurrence of such Change of Control and shall describe each such condition, and, if applicable, shall state that, in the Borrower’s discretion, the Change of Control Payment Date may be delayed until such time as any or all such conditions shall be satisfied, or that such purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed; and

(9) the other instructions, as determined by the Borrower, consistent with this Section 9.12, that a Lender must follow.

The notice, if mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Lender receives such notice. If (a) the notice is mailed in a manner herein provided and (b) any Lender fails to receive such notice or a Lender receives such notice but it is defective, such Lender’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Loans as to all other Lenders that properly received such notice without defect.

(b) On the Change of Control Prepayment Date, the Borrower shall, to the extent permitted by law,

(i) prepay all Loans, or portions thereof, accepted for prepayment in accordance with this Section 9.12, pursuant to the Change of Control Offer;

(ii) deposit with the Administrative Agent an amount equal to the aggregate Change of Control Prepayment in respect of all Loans or portions thereof so accepted for prepayment; and

(iii) deliver, or cause to be delivered, to the Administrative Agent, an Officer’s Certificate to the Administrative Agent stating that such Loans or portions thereof have been prepaid by the Borrower.

(c) The Borrower shall not be required to make a Change of Control Offer following a Change of Control if a third-party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 9.12 applicable to a Change of Control Offer made by the Borrower and repays all Loans accepted for prepayment pursuant to such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(d) Other than as specifically provided in this Section 9.12, any prepayment pursuant to this Section 9.12 shall be made pursuant to the provisions of Sections 5.2, 5.5 and 5.6 hereof.

(e) The provisions of this Section 9.12, and the definition of “Change of Control,” may be waived or modified with the written consent of the Required Lenders.

9.13. Guarantees of Indebtedness by Restricted Subsidiaries. Holdings shall not permit any of its Restricted Subsidiaries (other than the Borrower or a Subsidiary Guarantor), to guarantee the payment of any Domestic Priority Debt of the Borrower or any Subsidiary Guarantor unless it (i) causes (in the case of any Restricted Subsidiary that is not a Foreign Subsidiary or a Canadian CFC) and (ii) uses commercially reasonable efforts to cause (in the case of any Restricted Subsidiary that is a Foreign Subsidiary or a Canadian CFC):

(1) such Restricted Subsidiary within 30 days executes and delivers a Supplemental Guarantee substantially in the form of Exhibit A hereto providing for a Guarantee by such Restricted Subsidiary, provided that if such Indebtedness is by its express terms subordinated in right of payment to the Loans or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Loans; and

(2) such Restricted Subsidiary to waive and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Holdings or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee.

provided that this Section 9.13 shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

Holdings may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall not be required to comply with the 30 day period described in clause (1) above.

Notwithstanding the foregoing, Holdings shall not be obligated to cause any Foreign Subsidiary or a Canadian CFC to Guarantee the Loans to the extent and for so long as the incurrence of such Guarantee could reasonably be expected to give rise to or result in: (1) any violation of applicable law or regulation; (2) any liability for the officers, directors or shareholders of such Restricted Subsidiary; (3) any cost, expense, liability or obligation (including with respect to any non-U.S. taxes) other than reasonable out-of-pocket expenses and other than reasonable expenses incurred in connection with any governmental or regulatory filings required as a result of, or undertaken in connection with, such Guarantee, which in any case cannot be avoided through measures reasonably available to Holdings or a Restricted Subsidiary; or (4) an inconsistency with the Intercreditor Agreement or the Agreed Security Principles.

Holdings shall use its commercially reasonable efforts to cause Coöperatie SunOpta U.A., an entity organized under the laws of The Netherlands (“Coöperatie”) to guarantee the Loans within 90 days after the Closing Date or as soon as reasonably practicable thereafter (in the good faith determination of Holdings).

Any Restricted Subsidiary that is not obligated to provide a Guarantee due to the exceptions set forth in the second preceding paragraph shall not be permitted to guarantee the payment of any Indebtedness of Holdings, the Borrower or a Restricted Subsidiary that is not a Foreign Subsidiary or a Canadian CFC unless such Indebtedness is Domestic Priority Debt.

Each additional Guarantee may include such guarantee limitation provisions (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate benefit or purpose, thin capitalization, distributable reserves, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other provisions reasonably required to comply with applicable laws of its jurisdiction of organization when entering into its Guarantee or such other document that may evidence such Guarantee.

In the event a Restricted Subsidiary is required to and is able to provide a Guarantee in accordance with this covenant, concurrently with the execution and delivery of such Guarantee or as soon as reasonably practicable thereafter, such Restricted Subsidiary will, subject to the Intercreditor Agreement and the Agreed Security Principles, execute and deliver a joinder agreement to the Collateral Documents or other agreements or instruments providing for a pledge of its assets as Collateral for the Loans substantially consistent with the security documents relating to the applicable Domestic Priority Debt securing such assets. For the avoidance of doubt, such joinder, agreements or instruments may include such additional provisions that are reasonably required to comply with applicable laws of such Restricted Subsidiary’s jurisdiction of organization relating to the second priority nature of the Lien, the nature of the indebtedness being secured, the limited discretion that may be exercised by a notes collateral agent and other customary or required differences or exceptions to reflect the differences between a first priority security interest and a second priority security interest.

9.14. Merger, Consolidation or Sale of All or Substantially All Assets.

(a) Neither Holdings nor the Borrower shall consolidate, amalgamate or merge with or into or wind up into (whether or not Holdings or the Borrower, as applicable, is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) either: (x) Holdings or the Borrower, as the case may be, is the surviving entity; or (y) the Person formed by or surviving any such consolidation, amalgamation or merger (if other than Holdings or the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of Holdings or the Borrower, as applicable, or the laws of the United States, any state thereof, the District of Columbia or any territory thereof or, in the case of Holdings, the laws of Canada or any province thereof (such Person, as the case may be, being herein called the “Successor Company”); provided that if the surviving Person is not a corporation, a corporation organized or existing under the laws of the jurisdiction of organization of the Borrower or the laws of the United States, any state thereof, the District of Columbia or any territory thereof shall be a co-Borrower of the Loans;

(2) the Successor Company, if other than Holdings or the Borrower, expressly assumes all the obligations of Holdings or the Borrower, as the case may be, under the Loans and the Collateral Documents pursuant to a supplemental agreement or other documents or instruments;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four quarter period,

(A) Holdings (or, if applicable the Successor Company) would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 9.7(a) hereof, or

(B) the Fixed Charge Coverage Ratio for Holdings (or, if applicable, the Successor Company) and the Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for the Borrower and the Restricted Subsidiaries immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case Section 9.14(c)(1)(B) hereof shall apply, shall have by supplemental agreement confirmed that its Guarantee shall apply to such Person’s obligations under this Agreement, the Loans and the Collateral Documents; and

(6) Holdings (or, if applicable, the Successor Company) shall have delivered to the Administrative Agent an Officer’s Certificate stating that such consolidation, merger, amalgamation or transfer and such supplemental agreements, if any, comply with this Agreement and, if a supplemental agreement is required in connection with such transaction, such supplement shall comply with the applicable provisions of this Agreement.

(b) The Successor Company shall succeed to, and be substituted for Holdings or the Borrower, as the case may be, under this Agreement, the Guarantees, the Loans, the Collateral Documents, the Senior Refinancing Indenture and the Senior Notes as applicable. Notwithstanding clauses (3) and (4) of Section 9.14(a) hereof,

(1) any Restricted Subsidiary that is not a Subsidiary Guarantor may consolidate or amalgamate with, merge with or into or transfer all or part of its properties and assets to Holdings or any Restricted Subsidiary,

(2) any Subsidiary Guarantor may consolidate or amalgamate with or merge with or into or transfer all or part of its properties and assets to Holdings, the Borrower or a Subsidiary Guarantor (or to a Restricted Subsidiary that is not a Subsidiary Guarantor if that Restricted Subsidiary becomes a Subsidiary Guarantor)

(3) (a) Holdings may merge with an Affiliate of Holdings solely for the purpose of reincorporating Holdings in Canada or any province or territory thereof or in the United States, any state thereof, the District of Columbia or any territory thereof and (b) the Borrower may merge with an Affiliate of the Borrower solely for the purpose of reincorporating the Borrower in the United States, any state thereof, the District of Columbia or any territory thereof, in the case of each of clauses (a) and (b), so long as the amount of Indebtedness of Holdings and the Restricted Subsidiaries is not increased thereby.

(c) Subject to certain limitations described in this Agreement governing release of a Guarantee upon the sale, disposition or transfer of a Subsidiary Guarantor, no Subsidiary Guarantor shall, and the Borrower shall not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not the Borrower or Subsidiary Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) (A) such Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor, as applicable, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such surviving Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(B) the Successor Person, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under this Agreement and such Subsidiary Guarantor’s related Guarantee pursuant to supplemental agreements or other documents or instruments in form reasonably satisfactory to the Administrative Agent;

(C) immediately after such transaction, no Default exists; and

(D) Holdings shall have delivered to the Administrative Agent an Officer’s Certificate stating that such consolidation, merger, amalgamation or transfer and such supplemental agreements, if any, comply with this Agreement; or

(2) with respect to the Subsidiary Guarantors, the transaction is an Asset Sale that is made in compliance with Section 9.8 hereof.

(d) Subject to certain limitations described in this Agreement, the Successor Person shall succeed to, and be substituted for, such Subsidiary Guarantor under this Agreement and such Guarantor’s Guarantee. The foregoing clauses do not apply to the Transactions or any related transaction occurring on the Closing Date. Notwithstanding the foregoing, any Subsidiary Guarantor may (i) merge or consolidate with or into, wind up into or transfer all or part of its properties and assets to another Guarantor or the Borrower, (ii) merge with an Affiliate of Holdings solely for the purpose of reincorporating the Subsidiary Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or (iii) convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor or (iv) liquidate or dissolve or change its legal form if Holdings determines in good faith that such action is in the best interests of Holdings and is not materially adverse to the interests of the Lenders, in each case without regard to the requirements set forth in the preceding paragraph.

(e) Notwithstanding anything to the contrary, the transactions contemplated by the Stock Purchase Agreement shall be permitted without compliance with this Section 9.14.

9.15. Successor Corporation Substituted. Upon any consolidation, amalgamation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Borrower in accordance with Section 9.14 hereof, the successor corporation formed by such consolidation or into or with which the Borrower is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, amalgamation, sale, lease, conveyance or other disposition, the provisions of this Agreement referring to the Borrower shall refer instead to the successor corporation and not to the Borrower), and may exercise every right and power of the Borrower under this Agreement with the same effect as if such successor Person had been named as the Borrower herein; provided that the predecessor Borrower shall not be relieved from the obligation to pay the principal of and interest, if any, on the Loans except in the case of a sale, assignment, transfer, conveyance or other disposition of all of the Borrower’s assets that meets the requirements of Section 9.14 hereof.

9.16. Use of Proceeds. All proceeds of the Senior Interim Loans will be used by Holdings and its Subsidiaries to effect the Transactions.

9.17. Further Assurances. Subject to the limitations set forth in this Agreement (including, for the avoidance of doubt, the Agreed Security Principles), the Intercreditor Agreement and the Collateral Documents, at any time and from time to time, at the expense of each Loan Party, such Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents and the payment of any fees and taxes required in connection with the execution and delivery of this Agreement), which may be required under any applicable law, or which the Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created.

SECTION 10.	Collateral Documents.

10.1. Collateral and Collateral Documents.

(a) The due and punctual payment of the principal of and interest on the Loans when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest on the Loans and performance of all other Obligations of the Borrower and the Guarantors to the Lenders, the Administrative Agent or the Collateral Agent under this Agreement, the Loans and the Collateral Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Collateral Documents, which define the terms of the Liens that secure the Loans and such other Obligations, subject to the terms of the Intercreditor Agreement. The Administrative Agent and the Borrower hereby acknowledge and agree that subject to the Intercreditor Agreement, the Collateral Agent holds the Collateral in trust for the benefit of the Collateral Agent, the Administrative Agent and the Lenders, in each case pursuant to the terms of the Collateral Documents and the Intercreditor Agreement. Each Lender, by extending Loans, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreement, and authorizes and directs the Collateral Agent to enter into the Collateral Documents and the Intercreditor Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith. It is hereby expressly acknowledged and agreed that, in doing so, the Administrative Agent and the Collateral Agent are not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Subject to the terms and provisions hereof, the Intercreditor Agreement and the Agreed Security Principles, the Borrower shall deliver to the Collateral Agent copies of all documents pursuant to the Collateral Documents, and shall do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 10.1(a) to assure and confirm to the Collateral Agent the security interest in the Collateral contemplated hereby, by the Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Agreement and of the Loans secured hereby, according to the intent and purposes herein expressed. Holdings shall, and shall cause it’s Restricted Subsidiaries to, use its and their commercially reasonable efforts to take any and all actions reasonably required to cause the Collateral Documents to create and maintain, as security for the Obligations, a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the Intercreditor Agreement), in favor of the Collateral Agent for the benefit of the Secured Parties, subject only to Permitted Liens.

(b) Holdings and the Restricted Subsidiaries shall be bound by the Agreed Security Principles.

(c) Each of Holdings, the Borrower and each Subsidiary of Holdings that is a Subsidiary Guarantor as of the Closing Date shall use its commercially reasonable efforts to complete on the Closing Date all filings and other similar actions required by the Collateral Documents in connection with the perfection of security interests in the Collateral of Holdings, the Borrower and such Subsidiary Guarantors as of the Closing Date; provided, that, if Holdings, the Borrower and such Subsidiary Guarantors are not able to complete such actions (other than the filing of Uniform Commercial Code and PPSA financing statements or equivalent filings in the Province of Quebec, which shall be completed on the Closing Date) on the Closing Date, Holdings, the Borrower and such Subsidiary Guarantor shall use their commercially reasonable efforts to complete such actions (i) with respect to fee owned real property that constitutes Collateral, within 120 days after the Closing Date or as soon thereafter as reasonably practicable (in the good faith determination of the Borrower) and (ii) with respect to all other Collateral, within 90 days after the Closing Date or as soon thereafter as reasonably practicable (in the good faith determination of the Company), subject to the Agreed Security Principles, with respect to any assets owned by Coöperatie.

(d) Each Lender, by its acceptance of the Loans, (i) consents to the subordination of Liens provided for in the Intercreditor Agreement, (ii) agrees that it shall be bound by, and shall take no actions contrary to, the provisions of the Intercreditor Agreement and (iii) authorizes and instructs the Collateral Agent on behalf of each holder of Priority Lien Obligations to enter into the Intercreditor Agreement as Collateral Agent on behalf of such holders of Priority Lien Obligations. The foregoing provisions of this Section 10.1(d) are intended as an inducement to the Lenders of Priority Lien Obligations to offer the Loans and such Lenders are intended third party beneficiaries of such provisions and of the Intercreditor Agreement.

10.2. Release of Liens on Collateral.

(a) The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall be automatically be released shall be automatically released:

(1) in full, upon payment in full of all Obligations (other than any contingent obligations or contingent indemnification obligations not then due) arising hereunder;

(2) upon the sale, conveyance, transfer, exchange or other disposition of such Collateral (including as part of or in connection with any other sale, conveyance, transfer,

exchange or other disposition permitted hereunder) to any Person other than a Loan Party, to the extent such sale, conveyance, transfer, exchange or other disposition is not prohibited under Section 9.8 hereof;

(3) to the extent the property constituting such Collateral is owned by any Guarantor, upon release of such Guarantor of its obligations under the Guarantee;

(4) to the extent such Collateral is comprised of property leased to a Loan Party by a third party that is not the Loan Party, upon termination or expiration of such lease;

(5) if the release of such Liens is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of Lenders whose consent may be required in accordance with Section 13.1 hereof);

(6) (A) if the Liens on particular assets securing ABL Debt Obligations then secured by that asset are released or will be released simultaneously therewith (unless such release occurs in connection with the discharge in full of such ABL Debt Obligations, which discharge (i) is not in connection with a foreclosure of, or other exercise of remedies with respect to, the Collateral or (ii) is not in connection with a replacement or refinancing of such ABL Debt Obligations, it being understood that in the case of this clause (ii) the Loans will be secured on a second priority basis by Collateral that secures the Domestic Priority Debt that is outstanding after giving effect to any such replacement or refinancing, subject to the Agreed Security Principles) or (B) if such assets do not secure any ABL Debt Obligations because a security interest is no longer granted in such assets to secure the ABL Debt Obligations, due to a waiver by the holders of ABL Debt Obligations or for any other reason (other than in the context described in the parenthetical phrase contained in subclause (A) of this clause (6));

(7) with respect to Net Proceeds constituting Collateral, to the extent such Net Proceeds are used for any one or more purposes permitted under Section 9.8 hereof;

(8) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Collateral Documents;

(9) if such assets constitute Excluded Collateral (as defined in the Agreed Security Principles) or if, pursuant to the Agreed Security Principles, such assets are no longer required to be subject to a Lien granted to the Collateral Agent; or

(10) in accordance with clause (c) below;

(b) The Administrative Agent and the Collateral Agent hereby agree to execute and deliver (at the Borrower’s expense) any instruments, documents and agreements necessary or desirable to evidence and confirm the release of any Collateral pursuant to clause (a) above.

(c) Subject to the terms of the Intercreditor Agreement, the second priority liens on the Collateral securing the Loans and any Additional Parity Debt shall terminate and be released automatically to the extent the first priority liens on the Collateral are released in connection with the foreclosure of, or other exercise of remedies with respect to, such Collateral by the ABL Collateral Agent (except with respect to any proceeds of such sale, conveyance, transfer or other disposition that remain after satisfaction in full of the ABL Debt Obligations) (notwithstanding the existence of an Event of Default). Except as set forth in clause (1) through (9) of Section 10.2(a) and the prior sentence, no release of the second-priority liens on all or substantially all of the Collateral securing the Loan and any

Permitted Additional Parity Debt shall be made unless (i) consent to such release has been given by the requisite percentage or number of the holders of the Loans and any Permitted Additional Parity Debt at the time outstanding as provided for in the applicable Loan Document or Additional Parity Debt Document.

SECTION 11.	Defaults and Remedies

11.1. Events of Default.

(I) An “Event of Default,” wherever used herein, means any one of the following events:

(a) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Loans;

(b) default for 30 days or more in the payment when due of interest on or with respect to the Loans;

(c) (1) failure by the Borrower or any Guarantor for 60 days after receipt of written notice given by Administrative Agent or (x) prior to the earlier of the Interim Loan Conversion Date and the occurrence of a Demand Failure Event, the Required Lenders or (y) thereafter, Lenders holding at least 25.0% in principal amount of the Outstanding Loans to comply with any of its obligations, covenants or agreements (other than a default referred to in clause (a) or (b) above) contained in this Agreement or the Loans or (2) failure by the Borrower or any Guarantor in the due performance of its obligation to issue Senior Notes as contemplated in Section 2.14 and such default shall continue unremedied for a period of at least 30 days;

(d) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by Holdings or any of its Restricted Subsidiaries or the payment of which is guaranteed by Holdings or any of its Restricted Subsidiaries, other than Indebtedness owed to Holdings or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Loans, if both:

(i) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(ii) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $25.0 million or more outstanding;

(e) failure by Holdings, the Borrower or any Significant Subsidiary to pay final judgments aggregating in excess of $25.0 million (net of amounts covered by insurance policies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(f) Holdings, the Borrower or any Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(i) commences any Insolvency or Liquidation Proceeding or other proceedings to be adjudicated bankrupt or insolvent;

(ii) consents to the institution of any Insolvency or Liquidation Proceeding or other bankruptcy proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(iii) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(iv) makes a general assignment for the benefit of its creditors; or

(v) generally is not paying its debts as they become due;

(g) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against Holdings, the Borrower or any Significant Subsidiary (in each case determined as of the most recent consolidated financial statements for a fiscal quarter end provided as required under Section 9.01) in any Insolvency or Liquidation Proceeding or other proceeding in which Holdings, the Borrower or any such Significant Subsidiary is to be adjudicated bankrupt or insolvent;

(ii) appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of Holdings, the Borrower or any Significant Subsidiary (in each case determined as of the most recent consolidated financial statements for a fiscal quarter end provided as required under Section 9.01), or for all or substantially all of the property of Holdings, the Borrower or any such Significant Subsidiary; or

(iii) orders the liquidation of Holdings, the Borrower or any Significant Subsidiary (in each case determined as of the most recent consolidated financial statements for a fiscal quarter end provided as required under Section 9.01);

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(h) the Guarantee of Holdings or any Significant Subsidiary (in each case determined as of the most recent consolidated financial statements for a fiscal quarter end provided as required under Section 9.01) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of Holdings any Guarantor that is Holdings or a Significant Subsidiary, as the case may be, denies in writing that it has any further liability under its Guarantee or gives written notice to such effect, other than by reason of the termination of this Agreement or the release of any such Guarantee in accordance with this Agreement;

(i) (A) (i) any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived); the Borrower or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof); (ii) there could result from any event or events set forth in subclause (i) of this clause (j) the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability; and (iii) such lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or (B) any Canadian Pension Event; or

(j) with respect to any Collateral, individually or in the aggregate, having a fair market value in excess of $25.0 million, any default or breach by the Borrower or any Guarantor in the performance of its obligations under the Collateral Documents or this Agreement as a result of which any of the Collateral Documents ceases to be in full force and effect, or any of the Collateral Documents ceases to give the Collateral Agent, the Administrative Agent and the Lenders fully perfected Liens in such Collateral purported to be created thereby, or any of the Collateral Documents is declared null and void or the Borrower or any Guarantor denies in writing that it has any further liability under any Collateral Document or gives written notice to such effect (in each case, other than in accordance with the terms of this Agreement or the Collateral Documents), except to the extent that any such loss of perfection or priority results solely from the failure of the Collateral Agent to maintain possession of any certificate actually delivered to it representing securities pledged under the Collateral Documents; provided that if a failure of the sort described in this clause (i) is susceptible of cure (without any loss of priority), no Event of Default shall arise under this clause (i) with respect thereto until 60 days after notice of such failure shall have been given to Holdings by the Administrative Agent or the Lenders of at least 25% in principal amount of the then outstanding Loans under this Agreement.

(II) In the event of any Event of Default specified in clause (I)(c) of Section 11.1 hereof, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Senior Interim Loan) will be annulled, waived and rescinded, automatically and without any action by the Administrative Agent or the Required Lenders, if within 20 days after such Event of Default arose:

(a) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(b) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(c) the default that is the basis for such Event of Default has been cured.

11.2. Remedies upon Event of Default, Waivers of Past Defaults.

(a) If any Event of Default (other than an Event of Default specified in clause (I)(f) or (I)(g) of Section 11.1 hereof) occurs and is continuing under this Agreement, (x) prior to the earlier of Interim Loan Conversion Date or the occurrence of a Demand Failure Event, the Administrative Agent may and, upon the written request of the Required Lenders, shall or (y) thereafter, the Administrative Agent may, and upon written request of the Lenders holding at least 25% in aggregate principal amount of the Loans then outstanding shall declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Loans to be due and payable immediately. Upon the effectiveness of such declaration, such principal and interest shall be due and payable immediately.

Notwithstanding the foregoing, in the case of an Event of Default arising under clause (f) or (g) of Section 11.1(I) hereof, all outstanding Loans and other Obligations shall become due and payable immediately without further action or notice. The Administrative Agent may withhold from the Lenders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest.

(b) The Lenders of a majority in aggregate principal amount of the then outstanding Loans by written notice to the Administrative Agent may on behalf of all the Lenders rescind any acceleration with respect to the Loans and its consequences under this Agreement or the Collateral Documents (except if such rescission would conflict with any judgment of a court of competent jurisdiction) provided all existing Events of Default (except nonpayment of interest on, premium, if any, or the principal of any Loan held by a non-consenting Lender that has become due solely because of the acceleration) have been cured or waived. In the event of any Event of Default specified in clause (c) of Section 11.1(I) hereof, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Loans) shall be annulled, waived and rescinded, automatically and without any action by the Administrative Agent or the Required Lenders, if within 20 days after such Event of Default arose:

(i) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(ii) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(iii) the default that is the basis for such Event of Default has been cured.

(c) If a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default will also be cured without any further action and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed under Section 9.01 or otherwise to deliver any notice or certificate pursuant to any other provision of this Agreement shall be deemed to be cured upon the delivery of any such report required by such covenant or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified herein.

11.3. Application of Proceeds. Subject to the terms of the Intercreditor Agreement and the Security Agreements, if the Administrative Agent or any Agent collects any money or property pursuant to this Section 11 or receives any money from the Collateral Agent as the distribution of proceeds received upon realization of any Collateral, it shall pay out the money or property in the following order:

(i) first, to the Administrative Agent, such Agent, the Collateral Agent, their agents and attorneys for amounts due under Section 12 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Administrative, such Agent or the Collateral Agent and the costs and expenses of collection;

(ii) second, to Lenders for amounts due and unpaid on the Obligations for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Obligations for principal, premium, if any, and interest, respectively; and; and

(iii) third, to the Borrower or to such party as a court of competent jurisdiction shall direct including a Guarantor, if applicable; provided that all sums due and owing the Secured Parties have been paid in full as required by this Agreement and the other Loan Documents.

SECTION 12.	The Agents

12.1. Appointment.

(a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Section 12 (other than Section 12.1(c) with respect to the Joint Lead Arrangers and the Joint Bookrunners and Section 12.9 with respect to the Borrower) are solely for the benefit of the Agents and the Lenders, and the Borrower shall not have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Loan Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.

(b) The Administrative Agent and each Lender hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agent and each Lender irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein and in the other Loan Documents, or any fiduciary relationship with any of the Administrative Agent or the Lenders, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Collateral Agent.

(c) Each of the Joint Lead Arrangers and Joint Bookrunners, each in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12.

12.2. Delegation of Duties. The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Loan Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence, bad faith or misconduct of any agents, subagents or attorneys-in-fact selected by it in the absence of gross negligence, bad faith or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).

12.3. Exculpatory Provisions. No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence, bad faith or willful misconduct, as determined in the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any of the Borrower, any other Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of the Borrower or any other Loan Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. The Collateral Agent shall not be under any obligation to the Administrative Agent or any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

12.4. Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agent and the Collateral Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable Requirements of Law. For purposes of determining compliance with the conditions specified in Section 6 hereof on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

12.5. Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or the Collateral Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable).

12.6. Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or the Collateral Agent hereinafter taken, including any review of the affairs of the Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Collateral Agent to any Lender. Each Lender represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Borrower and each other Loan Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and any other Loan Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower or any other Loan Party that may come into the possession of the Administrative Agent or the Collateral Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7. Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Loan Parties and without limiting the obligation of the Loan

Parties to do so), ratably according to their respective portions of the aggregate principal amount of Loans outstanding on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Senior Interim Loan Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the aggregate principal amount of Loans outstanding immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against any Agent in any way relating to or arising out of the Senior Interim Loan Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Collateral Agent under or in connection with any of the foregoing, provided that no Lender shall be liable to an Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s, gross negligence, bad faith or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction; provided, further, that no action taken by the Administrative Agent in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence, bad faith or willful misconduct for purposes of this Section 12.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 12.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower, provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence, bad faith or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder. The indemnity provided to each Agent under this Section 12.7 shall also apply to such Agent’s respective Affiliates, directors, officers, members, controlling persons, employees, trustees, investment advisors and agents and successors.

12.8. Agents in Their Individual Capacities. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and any other Loan Party as though such Agent were not an Agent hereunder and under the other Loan Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

12.9. Successor Agents. Each of the Administrative Agent and the Collateral Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Default under Section 11.1 hereof is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if the Administrative Agent or the Collateral Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice. Upon the acceptance of a successor’s appointment as the Administrative Agent or the Collateral Agent, as the case may be, hereunder, and upon the transfer by the retiring (or retired) Agent to the successor Agent of all sums, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Agent under the Loan Documents, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 12 (including Section 12.7 hereof) and Section 13.5 hereof shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.

12.10. Withholding Tax. To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Loan Party and without limiting the obligation of any applicable Loan Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 12.10. The agreements in Section 12.10 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Senior Interim Loan Commitments and the repayment, satisfaction or discharge of all other Obligations.

12.11. Agents Under Collateral Documents and Guarantee. Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Collateral Documents. Subject to Section 13.1, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (a) release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent (or any sub-agent thereof) under any Loan Document (i) upon the termination of this Agreement and the payment in full of all Obligations (except for contingent indemnification obligations in respect of which a claim has not yet been made), (ii) that is sold or to be sold or transferred as part of or in connection with any sale or other transfer permitted hereunder or under any other Loan Document to a Person that is not a Loan Party or in connection with the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, (iii) if the property subject to such Lien is owned by a Loan Party, upon the release of such Loan Party from its Guarantee otherwise in accordance with the Loan Documents, (iv) as otherwise permitted by this Agreement (including Section 10.2 hereof), (v) as and to the extent provided in the Collateral Documents or (vi) if approved, authorized or ratified in writing in accordance with Section 13.1; (b) release any Guarantor from its obligations under the Guarantee if such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder or as otherwise permitted by this Agreement or the Guarantee; (c) subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien permitted under clauses (7) (solely with respect to Section 9.7(b)(4)), (8), and (18) of the definition of Permitted Lien; or (d) enter into subordination or intercreditor agreements with respect to Indebtedness to the extent the Administrative Agent or the Collateral Agent is otherwise contemplated herein as being a party to such intercreditor or subordination agreement, including the Intercreditor Agreement.

The Collateral Agent shall have its own independent right to demand payment of the amounts payable by the Borrower under this Section 12.11, irrespective of any discharge of the Borrower’s obligations to pay those amounts to the other Lenders resulting from failure by them to take appropriate steps in insolvency proceedings affecting the Borrower to preserve their entitlement to be paid those amounts.

Any amount due and payable by the Borrower to the Collateral Agent under this Section 12.11 shall be decreased to the extent that the other Lenders have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Loan Documents and any amount due and payable by the Borrower to the Collateral Agent under those provisions shall be decreased to the extent that the Collateral Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 12.11.

12.12. Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Agents, and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights, and remedies hereunder may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights, and remedies under the Collateral Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

12.13. Intercreditor Agreement Governs. The Administrative Agent, the Collateral Agent, and each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor agreement entered into pursuant to the terms hereof (including the Intercreditor Agreement) and (b) hereby authorizes and instructs the Collateral Agent to enter into each intercreditor agreement to be entered into pursuant to the terms hereof (including the Intercreditor Agreement) and to subject the Liens securing the Obligations to the provisions thereof.

SECTION 13.	Miscellaneous

13.1. Amendments, Waivers and Releases.

(a) Except as expressly set forth in this Agreement, neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and/or the Collateral Agent may, from time to time, (a) enter into with the relevant Loan Party or Loan Parties written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder, (b) waive in writing, on such terms and conditions as the Required Lenders or the Administrative Agent and/or the Collateral Agent as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences or (c) consent to amendments, supplements or modifications to the form of the Senior Refinancing Indenture prior to the Interim Loan Conversion Date; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce any portion of any Loan, extend the final scheduled maturity date of any Loan or reduce the stated rate (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate or amend Section 2.8(e) hereto), or forgive any portion, or extend the date for the payment, of any interest or fee or other amount payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Senior Interim Loan Commitment, or increase the amount of the Senior Interim Loan Commitment of any Lender, or make any Loan, interest, fee or other amount payable in any currency other than Dollars, in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 13.1, or amend or modify any of the provisions of Section 13.8(a) hereto to the extent it would alter the ratable allocation of payments thereunder, or reduce the percentages specified in the definition of the term “Required Lenders” or specified with reference to “Required Holders”, consent to the assignment or transfer by the Borrower of its rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 11.3) or alter the order of application set forth in Section 11.3 or modify any definition used in Section 11.3 if the effect thereof would be to alter the order of payment specified therein, in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent and Collateral Agent, or any other former or current Agent to whom Section 12 then applies in a manner that directly and adversely affects such Person, or (iv) affect the rights or duties of, or any fees or other amounts payable to, any Agent under this Agreement or any other Loan Document without the prior written consent of such Agent, or (v) amend, modify or waive any provision of Section 2.14 hereto without the written consent of each Lender directly and adversely affected thereby, or (vi) release all or substantially all of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee, the Intercreditor Agreement or this Agreement) or release all or substantially all of the Collateral under the Collateral Documents (except as expressly permitted by the Collateral Documents, the Intercreditor Agreement or this Agreement) without the prior written consent of each Lender or (vii) amend or modify any provision of the Senior Refinancing Indenture that requires (or would, if any Senior Notes were outstanding, require) the approval of all holders of Senior Notes, without the written consent of each Lender directly and adversely affected thereby. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

(b) Notwithstanding the foregoing, without notice to or the consent of any Lenders and without any further action necessary by the parties hereto, effective as of the Interim Loan Conversion Date, in the event of any inconsistency between the terms contained in Sections 7, 8, 9, 10 and 11 hereof (and related definitions) and the corresponding terms contained in the Senior Refinancing Indenture, such provisions of this Agreement shall be replaced with corresponding provisions of the Senior Refinancing Indenture, and, to the extent necessary to give effect to the foregoing, each defined term used in the sections of the Senior Refinancing Indenture shall have the meaning set forth in the Senior Refinancing Indenture, subject to the terms of Section 1.2(h) hereof, as applicable. The applicable provisions of the Senior Refinancing Indenture as described in the form of indenture attached as Exhibit B hereto shall be deemed incorporated and set forth in this Agreement to the extent necessary to give effect to the foregoing. In furtherance of the foregoing, the Administrative Agent will (and the Lenders hereby authorize and direct the Administrative Agent to), at the request of the Borrower, enter into such technical amendments and other modifications to this Agreement as are reasonably necessary to effect the foregoing.

(c) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Senior Interim Loan Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Senior Interim Loan Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

(d) Notwithstanding anything herein to the contrary, (i) if any amendment, waiver or other modification would by its terms disproportionately affect the holders of any one or more classes of Loans, such amendment, waiver or other modification shall also require the consent of the holders of at least a majority in aggregate principal amount of the then outstanding amount of such class or classes of Loans, voting as a single class and (ii) if any amendment, waiver or other modification would only affect the holders of any one class of Loans, consent of the respective holders, if applicable, holding at least a majority in aggregate principal amount of the then outstanding amount of such class of Loans, if any are outstanding, and not the consent of the Lenders holding a majority of Loans as the case may be, acting as a single class, shall be required.

(e) The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor pursuant to Section 7.6 or the release of any Collateral pursuant to Section 10.2, respectively, all without the further consent or joinder of any Lender.

(f) Notwithstanding anything in this Agreement (including, without limitation, this Section 13.1) or any other Loan Document to the contrary, (i) no Lender consent is required to effect any amendment or supplement to the Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of the Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Collateral Agent, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders taken as a whole); provided, further, that no such agreement shall amend, modify or otherwise directly and adversely affect the rights or duties of the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Collateral Agent; (ii) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to (x) cure any ambiguity, omission, mistake, defect or inconsistency (as reasonably determined by the Administrative Agent and the Borrower) and (y) to effect administrative changes of a technical or immaterial nature and such amendment shall be deemed approved by the Lenders if the Lenders shall have received at least five Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; and (iii) guarantees, collateral documents and related documents executed by Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Loan Document, entered into, amended, supplemented or waived, without the consent of any other Person, by the applicable Loan Party or Loan Parties and the Administrative Agent or the Collateral Agent in its or their respective sole discretion, to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law or advice of counsel to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law, or (C) to cure ambiguities, omissions, mistakes or defects (as reasonably determined by the Administrative Agent and the Borrower) or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

(g) Notwithstanding anything in this Agreement or any Collateral Document to the contrary, the Administrative Agent may, in its sole discretion, grant extensions of time for the satisfaction of any of the requirements under any Collateral Documents in respect of any particular Collateral or any particular Subsidiary if it determines that the satisfaction thereof with respect to such Collateral or such Subsidiary cannot be accomplished without undue expense or unreasonable effort or due to factors beyond the control of Holdings, the Borrower and the Restricted Subsidiaries by the time or times at which it would otherwise be required to be satisfied under this Agreement or any Collateral Document.

13.2. Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a) if to the Borrower, the Administrative Agent or the Collateral Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b) if to any Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent and the Collateral Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9 and 5.1 hereof shall not be effective until received.

13.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Requirements of Law.

13.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.5. Payment of Expenses; Indemnification. The Borrower agrees (a) to pay or reimburse the Agents for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation and execution and delivery of, and any amendment, waiver, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of Paul Hastings LLP, in their capacity as counsel to the Joint Lead Arrangers and the Joint Bookrunners, and one counsel in each appropriate local jurisdiction (other than any allocated costs of in-house counsel), (b) to pay or reimburse each Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent and the other Agents (unless there is an actual or perceived conflict of interest in which case each such Person may retain its own counsel), or such other counsel retained with the Borrower’s consent (such consent not to be unreasonably withheld), (c) to pay, indemnify, and hold harmless each Lender and Agent from, any and all recording and filing fees and (d) to pay, indemnify, and hold harmless each Lender and Agent and their respective Related Parties from and against any and all other liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, whether or not such proceedings are brought by the Borrower, any of its Related Parties or any other third Person, including reasonable and documented fees, disbursements and other charges of one primary counsel for all such Persons, taken as a whole, and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such Persons, taken as a whole (unless there is an actual or perceived conflict of interest in which case each such Person may, with the consent of the Borrower (not to be unreasonably withheld or delayed) retain its own counsel), with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law (other than by such indemnified person or any of its Related Parties (other than any trustee or advisor)) (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to any Agent or any Lender or any of their respective Related Parties with respect to Indemnified Liabilities to the extent it has been determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith or willful misconduct of the party to be indemnified or any of its Related Parties, (ii) any material breach (or, in the case of a proceeding brought by the Borrower, any breach) of any Loan Document by the party to be indemnified or (iii) disputes, claims, demands, actions, judgments or suits not arising from any act or omission by the Borrower or its Affiliates, brought by an indemnified Person against any other indemnified Person (other than disputes, claims, demands, actions, judgments or suits involving claims against any Agent in its capacity as such). No Person entitled to indemnification under clause (d) of this Section 13.5 shall be liable for any damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems (including IntraLinks or SyndTrak Online) in connection with this Agreement, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of the party to be indemnified or any of its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable decision), nor shall any such Person, the Borrower or any of its Subsidiaries have any liability for any special, punitive, indirect or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts payable under this Section 13.5 shall be paid within 10 Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expense in reasonable detail. The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder. This Section 13.5 shall not apply with respect to any claims for Taxes which shall be governed exclusively by Section 5.4 and, to the extent set forth therein, Section 2.10.

13.6. Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly permitted by Section 11.3 hereof, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 13.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders and each other Person entitled to indemnification under Section 13.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Senior Interim Loan Commitments and the Loans at the time owing to it) with the prior written consent (such consent not be unreasonably withheld or delayed; it being understood that, without limitation, the Borrower shall have the right to withhold or delay its consent to any assignment if, in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:

(I) the Borrower, provided that no consent of the Borrower shall be required for an assignment to (1) a Lender, an Affiliate of a Lender, an Approved Fund, (2) if an Event of Default under Section 11.1(I)(a), (b), (f) or (g) hereof has occurred and is continuing, any other assignee, (3) if a Demand Failure Event has occurred, any other assignee (4) such assignment occurs on or after the Interim Loan Conversion Date, any other assignee or (5) prior to the Interim Loan Conversion Date, if, after giving effect to such assignment, the Committed Lenders would hold, in the aggregate, 51% or more of the aggregate principal amount of outstanding Loans, any other assignee; and

(II) the Administrative Agent (which consent shall not be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for an assignment of any Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

Notwithstanding the foregoing, no such assignment shall be made to a natural person.

(ii) Assignments shall be subject to the following additional conditions:

(III) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Senior Interim Commitment or Loans of any Class, the amount of the Senior Interim Loan Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 in excess thereof or, unless each of the Borrower and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed), provided that no such consent of the Borrower shall be required if an Event of Default under Section 11.1(I)(a), (b), (f) or (g) hereof has occurred and is continuing; provided further that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(IV) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(V) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system or other method reasonably acceptable to the Administrative Agent, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive or reduce such processing and recordation fee in the case of any assignment;

(VI) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”); and

(VII) any assignment to Holdings, a Borrower or any Subsidiary shall also be subject to the requirements of Section 13.6(h).

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 13.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 5.4 and 13.5 hereof). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6. For the avoidance of doubt, in case of an assignment to a new Lender pursuant to this Section 13.6, (i) the Administrative Agent, the new Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the new Lender been an original Lender signatory to this Agreement with the rights and/or obligations acquired or assumed by it as a result of the assignment and to the extent of the assignment the assigning Lender shall each be released from further obligations under the Loan Documents and (ii) the benefit of each Collateral Document shall be maintained in favor of the new Lender.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, the Senior Interim Loan Commitments of, and principal amount of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). Further, each Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Administrative Agent and its Affiliates, the Collateral Agent and, with respect to itself, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 13.6 (unless waived) and any written consent to such assignment required by clause (b) of this Section 13.6, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register.

(c) (i) Any Lender may, without the consent of the Borrower, or the Administrative Agent, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Senior Interim Loan Commitments and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i) of the proviso to Section 13.1 that affects such Participant. Subject to clause (c)(ii) of this Section 13.6, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.10, 2.11 and 5.4 hereof to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, including the requirements of clauses (d), (e), (h) and (i) of Section 5.4). To the extent permitted by Requirements of Law, each Participant also shall be entitled to the benefits of Section 13.8(b) hereof as though it were a Lender, provided such Participant agrees to be subject to Section 13.8(a) hereof as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11 or 5.4 hereof than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld); provided that the Participant shall be subject to the provisions in Section 2.12 as if it were an assignee under clauses (a) and (b) of this Section 13.6. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Senior Interim Loan Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Senior Interim Loan Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 13.6 shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. The Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit H hereto, as the case may be, evidencing the Loans, owing to such Lender.

(e) Subject to Section 13.16 hereof, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(f) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g) SPV Lender. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Senior Interim Loan Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, Insolvency or Liquidation Proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 13.6, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This Section 13.6(g) may not be amended without the written consent of the SPV. Notwithstanding anything to the contrary in this Agreement, subject to the following sentence, each SPV shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of Sections 2.10, 2.11 and 5.4 as though it were a Lender and has acquired its interest by assignment pursuant to clause (b) of this Section 13.6, including the requirements of clauses (d), (e), (h) and (i) of Section 5.4). Notwithstanding the prior sentence, an SPV shall not be entitled to receive any greater payment under Section 2.10, 2.11 or 5.4 than its Granting Lender would have been entitled to receive absent the grant to such SPV, unless such grant to such SPV is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld).

(h) Notwithstanding anything to the contrary contained herein, (x) any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Loans to Holdings, the Borrower or any Subsidiary and (y) Holdings, the Borrower and any Subsidiary may, from time to time, purchase or prepay Loans, in each case, on a non-pro rata basis on a pro rata basis in accordance with Section 5.1(b); provided that any Loans acquired by Holdings, the Borrower or any Subsidiary shall be retired and cancelled promptly upon the acquisition thereof;

13.7. Replacements of Lenders Under Certain Circumstances.

(a) The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.10 or 5.4 hereof, (b) is affected in the manner described in Section 2.10(a)(iii) hereof and as a result thereof any of the actions described in such Section is required to be taken or (c) becomes a Defaulting Lender, with a replacement bank or other financial institution, provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default under Section 11.1(I)(a), (b), (f) or (g) hereof shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts), pursuant to Section 2.10, 2.11 or 5.4 hereof, as the case may be) owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 hereof (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 13.1 hereof requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Senior Interim Loan Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that (a) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6 hereof.

(c) Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section 13.7 may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee and that the Lender making such assignment need not be a party thereto.

13.8. Adjustments; Set-off.

(a) If any Lender (a “benefited Lender”) shall at any time receive any payment in respect of any principal of or interest on all or part of the Loans made by it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.1(I)(f) or (g) hereof, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall (i) notify the Administrative Agent of such fact, and (ii) purchase for cash at face value from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably in accordance with the aggregate principal of and accrued interest on their respective Loans and other amounts owing them; provided, however, that, (A) if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (B) the provisions of this paragraph shall not be construed to apply to (1) any payment made by the Borrower or any other Loan Party pursuant to and in accordance with the express terms of this Agreement and the other Loan Documents, (2) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Senior Interim Loan

Commitments to any assignee or participant or (3) any disproportionate payment obtained by a Lender as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Senior Interim Loan Commitments or any increase in the Applicable LIBOR Margin in respect of Loans or Senior Interim Loan Commitments of Lenders that have consented to any such extension. Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

(b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by Requirements of Law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable Requirements of Law, upon any amount becoming due and payable by the Borrower hereunder or under any Loan Document (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower (and the Loan Parties, if applicable) and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.9. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission, i.e. a “pdf” or a “tif”), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

13.10. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11. Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower, the Administrative Agent, the Collateral Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Administrative Agent, the Collateral Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents. For the avoidance of doubt, the Fee Letter remains in full force and effect in accordance with its terms.

13.12. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.13. Submission to Jurisdiction; Waivers. Each party hereto irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;

(b) consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 hereto at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.2 hereto and each Loan Party that is organized under the laws of a jurisdiction outside the United States hereby appoints the Borrower as its agent for service of process in any matter related to this Agreement or the other Loan Documents;

(d) agrees that nothing herein shall affect the right of the Administrative Agent, the Collateral Agent, any Lender or any other Secured Party to effect service of process in any other manner permitted by Requirements of Law or shall limit the right to sue or to commence legal proceedings or otherwise proceed against the Borrower or any other Loan Party in any other jurisdiction;

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages; provided, that nothing in this clause (e) shall limit the Loan Parties’ indemnification obligations set forth in Section 13.5; and

(f) agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

13.14. Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and the other Loan Parties, on the one hand, and the Administrative Agent, the Lenders and the other Agents on the other hand, and the Borrower and the other Loan Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent, other Agents and the Lenders, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for any of the Borrower, any other Loan Parties or any of their respective Affiliates, equity holders, creditors or employees or any other Person; (iii) neither the Administrative Agent, any other Agent nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or any other Agent or any Lender has advised or is currently advising any of the Borrower, the other Loan Parties or their respective Affiliates on other matters) and none of the Administrative Agent, any Agent or any Lender has any obligation to any of the Borrower, the other Loan Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and its Affiliates, each other Agent and each of its Affiliates and each Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its respective Affiliates, and none of the Administrative Agent, any other Agent or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) none of the Administrative Agent, any Agent or any Lender has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby agrees that it will not claim that any Agent owes a fiduciary or similar duty to the Loan Parties in connection with the Transactions contemplated hereby and waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and each Agent with respect to any breach or alleged breach of agency or fiduciary duty; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, on the one hand, and any Lender, on the other hand.

13.15. WAIVERS OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.16. Confidentiality. The Administrative Agent, each other Agent and each Lender shall hold all non-public information furnished by or on behalf of the Borrower or any of its Subsidiaries in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender, the Administrative Agent or such other Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and in any event may make disclosure (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding or as otherwise required or requested by any Governmental Authority, regulatory, self-regulatory agency or representative thereof or pursuant to legal process or applicable Requirements of Law or regulation, (b) to such Lender’s or the Administrative Agent’s or such other Agent’s attorneys, professional advisors, independent auditors, trustees or Affiliates, in each case who need to know such information in connection with the administration of the Loan Documents and are informed of the confidential nature of such information, (c) to an investor or prospective investor in a securitization that agrees its access to information regarding the Loan Parties, the Loans and the Loan Documents is solely for purposes of evaluating an investment in a securitization and who agrees to treat such information as confidential, (d) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for a securitization and who agrees to treat such information as confidential, (e) to a nationally recognized ratings agency that requires access to information regarding the Loan Parties, the Loans and Loan Documents in connection with ratings issued with respect to a securitization, (f) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this Section 13.16; (g) to the extent that such information is received from a third party that is not, to such Lender’s, Administrative Agent’s or other Agent’s knowledge, subject to confidentiality obligations owing to the Borrower or any of its Subsidiaries, (h) to the extent that such information was already in such Lender’s, Administrative Agent’s or other Agent’s possession prior to entering into this Agreement or is independently developed by such Lender, Administrative Agent or other Agent and (h) for purposes of establishing a “due diligence” defense; provided that unless specifically prohibited by applicable Requirements of Law, rule or regulation, each Lender, the Administrative Agent and each other Agent shall endeavor to notify the Borrower (without any liability for a failure to so notify the Borrower) of any request made to such Lender, the Administrative Agent or such other Agent, as applicable, by any governmental, regulatory or self-regulatory agency or representative thereof (other than any such request in connection with a routine or ordinary course audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority) for disclosure of any such non-public information prior to disclosure of such information; provided further that in no event shall any Lender, the Administrative Agent or any other Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary. In addition, each Lender, the Administrative Agent and each other Agent may provide Confidential Information to prospective Transferees or to any pledgee referred to in Section 13.6 or to prospective direct or indirect contractual counterparties in Hedging Agreements to be entered into in connection with Loans made hereunder as long as such Person is advised of and agrees to be bound by the provisions of this Section 13.16 or confidentiality provisions at least as restrictive as those set forth in the Section 13.16.

13.17. [Reserved].

13.18. Direct Website Communications.

(a) The Borrower may, at its option, provide to the Administrative Agent any information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under any Domestic Priority Debt prior to the scheduled date therefor, (C) provides notice of any default or event of default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of any Domestic Priority Debt (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to the Administrative Agent at an email address provided by the Administrative Agent from time to time; provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. Nothing in this Section 13.18 shall prejudice the right of the Borrower, the Administrative Agent, any other Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

(b) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(c) The Borrower further agrees that any Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform (i) is limited to the Agents, the Lenders and Transferees or prospective Transferees and (ii) remains subject to the confidentiality requirements set forth in Section 13.16.

(d) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY MATERIALS OR INFORMATION PROVIDED BY THE LOAN PARTIES (THE “BORROWER MATERIALS”) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties” and each an “Agent Party”) have any liability to the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the internet, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties’ (other than any trustee or advisor)) gross negligence, bad faith or willful misconduct or material breach of the Loan Documents.

(e) The Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to the Loan Documents or otherwise are being distributed through the Platform, any document or notice that the Borrower has indicated contains only publicly available information with respect to the Borrower may be posted on that portion of the Platform designated for such public-side Lenders. If the Borrower has not indicated whether a document or notice delivered contains only publicly available information, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Borrower, its Subsidiaries and their securities. Notwithstanding the foregoing, the Borrower shall use commercially reasonable efforts to indicate whether any document or notice contains only publicly available information.

13.19. USA PATRIOT Act and Anti-Money Laundering Legislation.

(a) The Agents and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Agent and such Lender to identify each Loan Party in accordance with the Patriot Act.

(b) The Agents and each Lender hereby notifies the Borrower that pursuant to the requirements of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws, whether within Canada or elsewhere (collectively, including any guidelines or orders thereunder, “AML Legislation”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Agent and such Lender to identify each Loan Party in accordance with the AML Legislation.

13.20. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

13.21. Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

13.22. No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their Affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its Affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders or creditors. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

13.23. Intercreditor Agreement. Each Lender hereunder (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement, (c) authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement as Administrative Agent and on behalf of such Lender and (d) hereby consents to the subordination of the Liens securing the Obligations on the terms set forth in the Intercreditor Agreement. The foregoing provisions are intended as an inducement to the lenders under the ABL Debt Documents to extend credit to the Loan Parties and such lenders are intended third party beneficiaries of such provisions. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall control.

13.24. Currency Indemnity. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Loan Document, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Agreement or under any other Loan Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose “rate of exchange” means the rate at which the Administrative Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice at its head office in Toronto, Ontario. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by the Administrative Agent of the amount due, the Borrower will, on the date of receipt by the Administrative Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Administrative Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by the Administrative Agent is the amount then due under this Agreement or such other Loan Document in the Currency Due. If the amount of the Currency Due which the Administrative Agent is so able to purchase is less than the amount of the Currency Due originally due to it, the Borrower shall indemnify and save the Administrative Agent and the Lenders harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Loan Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Administrative Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Loan Document or under any judgment or order.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

SUNOPTA INC., as Holdings

By:
	Name:	Robert McKeracher
	Title:	Vice President and Chief Financial Officer

SUNOPTA FOODS INC., as Borrower

By:
	Name:	Robert McKeracher
	Title:	Vice President

[Signature Page to Second Lien Loan Agreement]

CITRUSOURCE, LLC, as Guarantor

By:
Name:	Robert McKeracher
Title:	Vice President

SUNRISE HOLDINGS (DELAWARE), INC., as Guarantor

By:
Name:	Robert McKeracher
Title:	Vice President

SUNRISE GROWERS, INC., as
Guarantor

By:
Name:	Robert McKeracher
Title:	Vice President

FARM CAPITAL INCORPORATED, as
Guarantor

By:
Name:	Robert McKeracher
Title:	Vice President

[Signature Page to Second Lien Loan Agreement]

SUNOPTA GRAINS AND FOODS INC., as
Guarantor

By:
Name:	Robert McKeracher
Title:	Vice President

SUNOPTA COMPANIES INC., as
Guarantor

By:
Name:	Robert McKeracher
Title:	Vice President

SUNOPTA GLOBAL ORGANIC INGREDIENTS INC., as Guarantor

By:
Name:	Robert McKeracher
Title:	Vice President

PACIFIC RIDGE FARMS, LLC, as
Guarantor

By:
Name:	Robert McKeracher
Title:	Vice President

SUNOPTA INVESTMENTS LTD., as
Guarantor

By:
Name:	Robert McKeracher
Title:	Vice President

[Signature Page to Second Lien Loan Agreement]

BANK OF MONTREAL, as
Administrative Agent, Collateral Agent and a Lender

By:
Name:
Title:

[Signature Page to Second Lien Loan Agreement]

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH, as a Lender

By:
Name:
Title:

[Signature Page to Second Lien Loan Agreement]

Agreed Security Principles

The Borrower and the Guarantors will use their commercially reasonable efforts to grant, or take perfection actions that are required under applicable law with respect to, a second priority security interest (subject to Permitted Liens, the Intercreditor Agreement and the Agreed Security Principles) to the Collateral Agent, for the benefit of itself, the Lenders (and, to the extent any Permitted Additional Parity Debt is outstanding, the lenders or holders of such Permitted Additional Parity Debt) in all assets that secure the North American ABL Facility or any other future Domestic Priority Debt. However, if after the use of commercially reasonable efforts, the Borrower or the applicable Guarantor determines in good faith that it cannot grant such security interest to, or cannot accomplish the required or necessary perfection actions under the applicable laws of any jurisdiction outside the United States and Canada for the benefit of, the Collateral Agent, for the benefit of itself, the Administrative Agent and the Lenders, without undue burden or expense or because the laws of a particular jurisdiction do not recognize the concept of a “second priority lien” or “second priority security interest,” the Borrower and the Guarantors shall not be required to grant such security interest and/or accomplish such perfection actions, even if a security interest has been granted to, or such perfection actions have been accomplished for the benefit of, any holders of Domestic Priority Debt (such collateral shall be referred to as “Excluded Collateral” and such excepted perfection actions shall be referred to as “Excluded Actions”).

Notwithstanding anything to the contrary in the Loan Documents, any Guarantees and any Obligations under this Agreement will not be secured by any assets, and the Borrower and the applicable Guarantors will not be required to accomplish any perfection actions under the applicable laws of any jurisdiction for the benefit of, the Collateral Agent, for the benefit of itself, the Administrative Agent and the Lenders, to the extent that holders of Domestic Priority Debt (i) are not granted a Lien on such assets or do not receive a perfected security interest in such assets under the applicable laws of any jurisdiction for any reason, (ii) waive any requirement to grant a Lien on, or accomplish perfection actions under the applicable laws of any jurisdiction for, such assets or (iii) release their Lien on, or perfected security interest in, such assets (or if such Lien is automatically released) (other than in the case of this clause (iii) if such release occurs in connection with the discharge in full of all obligations owing under such Domestic Priority Debt which discharge (A) is not in connection with a foreclosure of, or other exercise of remedies with respect to, such assets or (B) is not in connection with a replacement or refinancing of such Domestic Priority Debt, it being understood that in the case of this clause (B) the Notes will be secured on a second priority basis by Collateral that secures the Domestic Priority Debt that is outstanding after giving effect to any such replacement or refinancing, subject to the Agreed Security Principles).

For the avoidance of doubt, the following categories shall be deemed to be Excluded Collateral:

•	if the cost of providing such guarantee or lien and/or perfecting such security interest on a second priority basis is not proportionate to the benefit accruing to the Lenders;

•	if there is material incremental cost or expense involved in creating, granting or perfecting a second priority lien or security interest over the assets of the Borrower or applicable Guarantor in a particular category of assets and/or a particular jurisdiction, only the material assets in that category and/or jurisdiction will be subject to such lien if doing so would result in a savings of such material incremental cost or expense (it being understood that if the whole category of such assets is not material, then no actions shall be required to be taken in respect of such category and/or in such jurisdiction);

•	if providing and/or perfecting such lien on a second priority basis (i) requires consent before such assets may be secured and/or perfected or (ii) where providing and/or

Annex 1-1

perfecting such lien would, without the consent of a third party, give such third party the right to terminate or otherwise amend any rights, benefits and/or obligations of the Borrower or the Guarantors in respect of those assets or require any of them to take any action materially adverse to their interests and (subject to certain conditions being met) in respect of either clause (i) or (ii) such consent cannot be obtained after the use of commercially reasonable efforts;

•	if providing and/or perfecting such lien on a second lien basis would be prohibited by applicable law, general statutory limitations, financial assistance, corporate benefit, fraudulent preference, “thin capitalization” rules or similar matters or providing and/or perfecting security would be outside the applicable pledgor’s capacity or conflict with fiduciary duties of directors or cause material risk of personal or criminal liability after the use of commercially reasonable efforts to overcome such prohibitions (if possible);

•	if in certain jurisdictions it may be either impossible or impractical to create and/or perfect a second lien priority lien over certain categories of assets or over all assets, such lien will not be granted and/or required to be perfected over such assets in such jurisdictions;

•	if providing and/or perfecting such lien would have a material adverse effect (as reasonably determined in good faith by Holdings) on the ability of Holdings or any of its Subsidiaries to conduct its operations and business in the ordinary course as otherwise permitted by this Agreement and any requirement under the Agreed Security Principles to seek consent of any person or take or not take any other action shall be subject to this principle;

•	no perfection action will be required in jurisdictions where the Borrower or a Guarantor is not located or organized but perfection action or actions to make enforceable any lien may be required in the jurisdiction of another Subsidiary or where the assets of the Borrower or such Guarantor may also be located and no perfection action will be required in any supra-national registries;

•	in the case of bank or securities accounts not located in the United States or Canada, if providing such lien and/or perfecting liens thereon would require giving notice to the banks with whom such accounts are maintained, such notice will only be provided after the Notes are accelerated (it being understood that whether located in the United States, Canada or elsewhere, control agreements (or similar perfection arrangements) with respect to any Collateral shall only be required to be entered into after the discharge in full of all Domestic Priority Debt secured by such Collateral;

•	in the case of receivables, notification of receivables security to debtors and of liens over goods held by third parties will only be provided after the Notes are accelerated, subject to certain exceptions; and

•	if the Administrative Agent or Notes Collateral Agent, as applicable, is unable to or refuses to execute the guarantee or any joinder to provide for a guarantee or security documents or otherwise cooperate in the provision of such guarantee or the granting of such liens and/or the taking of such actions required to perfect a lien in any such assets.

The Agreed Security Principles with respect to the Notes will be interpreted and applied in good faith by Holdings.

If the Borrower or a Guarantor is not required to grant a security interest or accomplish perfection actions due to the exceptions set forth in this Annex I, the Borrower or such Guarantor shall not be permitted to grant such security interest or accomplish such perfection actions for the benefit of the holders of any Indebtedness of Holdings, the Borrower or a Restricted Subsidiary that is not a Foreign Subsidiary or a Canadian CFC unless such Indebtedness is Domestic Priority Debt.

To the extent the North American ABL Facility is secured in Canada by security taken under Section 427 (or any successor provision) of the Bank Act (Canada), the Collateral Agent and the Lenders will not meet the requirements under that Act for taking the same security on a second lien basis in Canada. Instead, the Collateral Agent will be granted a second priority security interest in the same Collateral covered by the Bank Act security through more typical security granting instruments and related filings under the PPSA.